As filed with the Securities and Exchange Commission on October 27, 2000	Reg. No. 333-____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHEMICAL FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	38-2022454 (IRS Employer Identification No.)

333 East Main Street
Midland, Michigan 48460
(517) 839-5350
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Aloysius J. Oliver
President and Chief Executive Officer
Chemical Financial Corporation
333 East Main Street
Midland, Michigan 48460
(517) 839-5350
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of communications to:

William C. Collins Currie Kendall Polasky Meisel PLC P.O. Box 2765 6024 Eastman Avenue Midland, Michigan 48641-2765 (517) 839-0300	Gordon R. Lewis Jeffrey A. Ott Warner Norcross & Judd LLP 111 Lyon Street, N.W., Suite 900 Grand Rapids, Michigan 49503-2487 (616) 752-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [  ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $1.00 par value	7,437,754 Shares	$19.43	$144,542,289.65	$38,159.16

(1)

Plus such additional shares as may be issued pursuant to the terms of the Agreement and Plan of Merger to prevent dilution resulting from stock splits, stock dividends, or similar transactions covered by Rule 416(a).

(2)

The registration fee has been computed pursuant to Rule 457(f)(1). Pursuant to that rule, the Maximum Aggregate Offering Price is based on the average of the high and low sales prices of Shoreline Financial Corporation Common Stock, no par value, as reported on The Nasdaq Stock Market on October 26, 2000.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus and joint proxy statement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus and joint proxy statement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 27, 2000

[Chemical Financial Corporation Logo]	[Shoreline Financial Corporation Logo]

Prospectus and Joint Proxy Statement

Special Meeting of Shareholders of

Shoreline Financial Corporation

and

Chemical Financial Corporation

In Connection with an Offering of up to
7,437,754 Shares of Common Stock of

Chemical Financial Corporation

          The boards of directors of Chemical Financial Corporation and Shoreline Financial Corporation are furnishing this prospectus and joint proxy statement to you as a shareholder of either Chemical or Shoreline to solicit your proxy to vote at a special meeting of Chemical or Shoreline shareholders to be held on _________, 2000 and ________, 2000, respectively, and at any adjournment or postponement of these meetings. At the Chemical special meeting, Chemical shareholders will vote upon (1) a proposed amendment to Article 3 of Chemical's Restated Articles of Incorporation and (2) approval of the Agreement and Plan of Merger with Shoreline. At the Shoreline special meeting, Shoreline shareholders will vote upon the approval of the Agreement and Plan of Merger with Chemical.

          If the merger is completed as proposed, Shoreline will merge with Chemical. Chemical will issue 0.64 shares of Chemical common stock in exchange for each share of Shoreline's common stock and pay cash for any fractional shares of Shoreline common stock.

          Keefe, Bruyette & Woods, Inc., Shoreline's financial advisor, has furnished the board of directors of Shoreline with its written opinion that the financial terms of the merger are fair from a financial point of view.

          After careful consideration, Chemical's board of directors and Shoreline's board of directors have each determined the merger to be in the best interest of its shareholders. The board of directors of Chemical unanimously recommends that its shareholders vote FOR the proposed amendment to Article 3 of Chemical 's Restated Articles of Incorporation and FOR approval of the Merger Agreement. The board of directors of Shoreline recommends that its shareholders vote FOR approval of the Merger Agreement.

          The merger cannot be completed unless, among other conditions, Chemical's shareholders approve the amendment to Article 3 of Chemical's Restated Articles of Incorporation, both Chemical's and Shoreline's shareholders approve the Merger Agreement, and Chemical obtains regulatory approval of the merger.

          This prospectus and joint proxy statement and the accompanying form of proxy are being mailed on or about _______, 2000. Your vote is important. Even if you expect to attend the special meeting in person, please sign and date the enclosed proxy card and mail it promptly in the enclosed envelope. Returning a proxy will not prevent you from later voting in person at the special meeting.

          Chemical common stock is traded on The Nasdaq Stock Market under the symbol "CHFC." Chemical common stock is not a savings account, deposit, or other obligation of any bank or nonbank subsidiary of Chemical and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Chemical common stock is subject to investment risks, including possible loss of value.
Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus and joint proxy statement. Any representation to the contrary is a criminal offense.

October ___, 2000

Table of Contents

Summary	Regulatory Approvals
The Companies	Distribution of Chemical Common Stock
The Merger	Exclusive Commitment to Chemical
Conduct of Shoreline Pending the Completion of the
Selected Financial Data	Merger
Historical Selected Financial Data (Unaudited)	Insurance and Indemnification
Unaudited Pro Forma Combined Condensed	Management of Chemical After the Merger
Financial Information	Conditions to Closing the Merger
Comparative Per Share Information	Termination
Description of Chemical Common Stock
Special Meeting of Chemical Shareholders	Stock Option Agreement
Date, Time, and Place of the Special Meeting	Comparison of Rights of Chemical and
Purpose of the Special Meeting	Shoreline Shareholders
Shareholder Special Meeting Record Date	Restrictions on Shoreline Affiliates
Vote Required for the Approval of the Proposed	Restrictions on Chemical Affiliates
Amendment and Merger Agreement	Material Federal Income Tax Consequences
Proxies and Effect on Vote	Accounting Treatment
Revocation of Proxies	No Dissenters' Rights
Solicitation of Proxies	Unaudited Pro Forma Condensed Combined
Financial Statements
Special Meeting of Shoreline Shareholders	Notes to Unaudited Pro Forma Condensed
Date, Time, and Place of the Special Meeting	Combined Financial Statements
Purpose of the Special Meeting
Shareholder Special Meeting Record Date	Voting and Management Information
Vote Required for the Approval of the Merger	Voting Securities and Principal Shareholders
Agreement	of Shoreline
Proxies and Effect on Vote	Interests of Certain Persons in the Merger
Revocation of Proxies
Solicitation of Proxies	Proposed Amendment to Chemical's Restated
Articles of Incorporation
The Merger and Merger Agreement	Amendment to Article 3 Necessary
What Shoreline Shareholders Will Receive	To Effect the Merger
in the Merger	Proposed Amendment to Article 3
Structure of the Merger	Recommendation of the Proposed Amendment
Background of the Merger
Merger Recommendation and Reasons for the	General Information
Merger	Experts
Opinion of Shoreline's Financial Advisor	Shareholder Proposals
Opinion of Chemical's Financial Advisor	Legal Opinions
Closing and Effective Time of the Merger	Sources of Information
Effect of Certain Declines in the Chemical
Common Stock Price	Where You Can Find More Information
Effect of Decrease in Shoreline's Shareholders'
Equity	Forward-Looking Statements

	Agreement and Plan of Merger	Appendix A
	Stock Option Agreement	Appendix B
	Opinion of Shoreline's	Appendix C
Financial Advisor
	Opinion of Chemical's	Appendix D
Financial Advisor

i

Summary

          This summary highlights selected information from this prospectus and joint proxy statement and may not contain all of the information that is important to you. To best understand the proposed amendment to Chemical's Restated Articles of Incorporation and for a more complete description of the legal terms of the merger of Chemical and Shoreline, you should read carefully this entire document and the documents that are incorporated by reference in this document. In this document, "you" and "your" refer to each holder of Chemical common stock and Shoreline common stock. Only holders of Chemical common stock are being asked to vote on the amendment to Chemical's Restated Articles of Incorporation.

The Companies

Chemical Financial Corporation
333 East Main Street
Midland, Michigan 48640
(517) 839-5350

Chemical Financial Corporation is a financial services organization that operates as a financial holding company headquartered in Midland, Michigan. Chemical has ten banking subsidiaries (which are currently being consolidated into three banking subsidiaries) and one non-banking subsidiary. The banking subsidiaries all operate under the "Chemical Bank" name. Chemical's principal markets for financial services presently are the Michigan communities in which Chemical's subsidiaries are located and the areas immediately surrounding those communities. Most of Chemical's subsidiaries are located in the mid-section of Michigan's lower peninsula. As of September 30, 2000, Chemical had, on a consolidated basis, assets of $1.98 billion, deposits of $1.62 billion, a total loan portfolio of $1.07 billion, and shareholders' equity of $260.5 million.

The services offered by Chemical's subsidiaries cover a wide range of banking, fiduciary and other financial services. These include commercial, mortgage, and retail loans, business and personal checking accounts, savings and retirement accounts, time deposit instruments, ATMs, debit cards, money transfer services, safe deposit facilities, cash management, real estate financing, corporate pension and personal trust services and access to insurance products.

Shoreline Financial Corporation
823 Riverview Drive
Benton Harbor, Michigan 49022
(616) 927-2251

Shoreline Financial Corporation is a bank holding company headquartered in Benton Harbor, Michigan. Shoreline has one subsidiary bank, Shoreline Bank, which operates general commercial banking businesses from 31 offices in southwestern Michigan and one loan production office in Indiana. Shoreline's principal markets for financial services presently are the communities in which Shoreline Bank has offices and the areas immediately surrounding those communities. As of September 30, 2000, Shoreline had, on a consolidated basis, assets of $1.08 billion, deposits of $845.0 million, a total loan portfolio of $759.9 million, and shareholders' equity of $85.5 million.

Through Shoreline Bank, Shoreline offers a broad range of lending, depository and related services to individual, commercial, industrial, financial, and governmental customers. The range of services offered includes time, savings and demand deposits, commercial, consumer, and real estate financing, letters of credit, money transfers, trust services, cash management services, investment services, safe deposit services, automated transaction machine services, and electronic and telephone banking services.

The Merger

What Shoreline Shareholders Will Receive in the Merger
(See Page __)

If the merger is completed as planned, you will receive 0.64 (the "Exchange Ratio") shares of Chemical common stock for each share of Shoreline common stock that you own. This number will be adjusted if either Shoreline or Chemical declares a stock split or stock dividend before the completion of the merger. This number may also be adjusted if any upset condition exists under the merger agreement. No certificates representing fractional shares will be issued. Instead, you will receive a check in payment for any fractional shares, based on the market value of Chemical common stock.

Example: If you own 10 shares of Shoreline common stock, you will receive 6 shares of Chemical common stock. In addition, you will receive a check equal to 0.4 (your fractional share) multiplied by the average of the closing prices per share of Chemical common stock reported on The Nasdaq Stock Market for the 20 consecutive full trading days ending on the sixth business day before the date of the closing of the merger.

You should not send in your stock certificates until Chemical instructs you to do so after the merger is completed.

Proposed Amendment to Chemical's Restated
Articles of Incorporation (See Page __)

Currently, Article 3 of Chemical's Restated Articles of Incorporation authorizes Chemical to issue up to 18 million shares of common stock. To complete the merger of Chemical and Shoreline and maintain a reserve of authorized shares consistent with past practice, Chemical will need to increase the amount of shares it is authorized to issue. Therefore, Chemical's board of directors recommends to Chemical's shareholders a proposed amendment to Article 3 of Chemical's Restated Articles of Incorporation that would permit Chemical to issue up to 30 million shares of common stock.

Recommendation to Shareholders to Approve the Merger (See Page _____)

Chemical Shareholders. After careful consideration, Chemical's board of directors has determined the merger to be in the best interests of Chemical's shareholders. Chemical's board of directors unanimously recommends that you vote FOR the proposal to approve the amendment to Chemical's Restated Articles of Incorporation and FOR the proposal to approve the merger agreement.

Shoreline Shareholders. After careful consideration, Shoreline's board of directors has determined the merger to be in the best interests of Shoreline's shareholders. Shoreline's board of directors recommends that you vote FOR the proposal to approve the merger agreement.

Shoreline's Financial Advisor's Opinion that the Exchange Ratio is Fair (See Page __)

In deciding to approve the merger, Shoreline's board of directors considered the written opinion of its financial advisor, Keefe, Bruyette and Woods, Inc., that the financial terms of the proposed merger are fair to Shoreline shareholders from a financial point of view. That written opinion is attached as Appendix C to this document.

Chemical's Financial Advisor's Opinion that the Exchange Ratio is Fair (See Page ____)

In deciding to approve the merger, Chemical's board of directors considered the written opinion of its financial advisor, W.Y. Campbell & Company, that the financial terms of the proposed merger are fair to Chemical shareholders from a financial point of view. That written opinion is attached as Exhibit D to this document.

Time and Location of the Chemical Shareholder Meeting (See Page ____)

Chemical will hold a special meeting of its shareholders to vote on (1) the proposed amendment to its Restated Articles of Incorporation, and (2) the approval of the merger agreement. The special meeting will be held:

          [date and time]
          [address]

Time and Location of the Shoreline Shareholder Meeting (See Page ____)

Shoreline will hold a special meeting of its shareholders to vote on the approval of the merger agreement. This special meeting will be held:

          [date and time]
          [address]

Vote Required to Approve the Amendment and Merger

Chemical Shareholders. (See Page ___) Only holders of record of Chemical common stock on _________, 2000 have the right to vote on the proposed amendment to Chemical's Restated Articles of Incorporation and the merger agreement.

To approve of the proposed amendment, the holders of at least a majority of the shares of Chemical common stock issued and outstanding as of the record date must vote FOR approval of the proposed amendment.

To approve the merger agreement, the holders of at least a majority of the shares of Chemical common stock that are present and voted at the special meeting must vote FOR approval of the merger agreement.

As of the record date, Chemical's directors, executive officers, and their affiliates beneficially owned 973,519 shares (excluding shares subject to options), or approximately 6.95% of the shares of Chemical common stock entitled to vote on the proposed amendment to Chemical's Restated Articles of Incorporation and the merger agreement. Chemical's directors, executive officers and their affiliates are expected to vote these shares in favor of approval of the proposed amendment and approval of the merger agreement.

As of the record date, Chemical's directors, executive officers, and their affiliates did not own any Shoreline common stock.

Shoreline Shareholders. (See Page ___) Only holders of record of Shoreline common stock on ________, 2000 have the right to vote on approval of the merger agreement.

To approve the merger agreement, the holders of at least a majority of the shares of Shoreline common stock issued and outstanding as of the record date must vote FOR approval of the merger agreement.

As of the record date, Shoreline's directors, executive officers, and their affiliates beneficially owned _____________ shares (excluding shares subject to options), or approximately ___________% of the shares of Shoreline common stock entitled to vote on the merger agreement. Shoreline's directors, executive officers and their affiliates are expected to vote these shares in favor of approval of the merger agreement.

As of the record date, Shoreline's directors, executive officers, and their affiliates did not own any Chemical common stock.

How to Cast Your Vote By Proxy

Chemical Shareholders. (See Page ___) Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of Chemical common stock may be represented at Chemical's special meeting. If you properly sign and return a proxy card but do not include instructions on how to vote your shares, they will be voted FOR approval of the proposed amendment to Chemical's Restated Articles of Incorporation and FOR approval of the merger agreement.

Shoreline Shareholders. (See Page ___) Please mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares of Shoreline common stock may be represented at Shoreline's special meeting. If you properly sign and return a proxy card but do not include instructions on how to vote your shares, they will be voted FOR approval of the merger agreement.

How to Cast Your Vote If Your Shares Are Held By a Broker or Other Nominee in Street Name

If your shares are held by your broker or other nominee in street name, your broker may not have authority to vote your shares unless you provide your broker instructions on how you want to vote. Your broker should send such instructions to you or you may request them from your broker.

Chemical Shareholders. With respect to the proposed amendment to Chemical's Restated Articles of Incorporation, your broker will vote your shares as instructed unless the broker does not receive your instructions within a specified period of time before Chemical's special meeting. If your broker does not receive your instructions by that time, your broker will still have authority to vote your shares for you and may vote your shares in any manner the broker considers appropriate. If your broker does not vote your shares using its discretionary authority in the absence of instructions from you, the failure to vote will have the same effect as voting against the proposed amendment.

With respect to the proposal to approve the merger agreement, your shares will not be voted if you do not provide your broker with voting instructions. Failure to vote your shares on the proposal to approve the merger agreement will not necessarily have the same effect as voting against the merger agreement.

Shoreline Shareholders. If you do not provide your broker with voting instructions, your shares will not be voted at the special meeting. Failure to vote Shoreline shares will have the same effect as voting against approval of the merger agreement.

How to Change Your Vote

If you want to change your vote, just send the Secretary of Chemical or Shoreline, as appropriate, a later-dated, signed proxy card before the special meeting or attend and vote at your company's special meeting. You may also revoke your proxy by sending written notice of revocation to the Secretary of Chemical or Shoreline, as appropriate, before your company's special meeting.

Chemical Shareholders. (See Page ___) Chemical's shareholders should send any later-dated proxy or notice of revocation to:

Chemical Financial Corporation 333 East Main Street Midland, Michigan 48640 Attention: Secretary

Shoreline Shareholders. (See Page ___) Shoreline's shareholders should send any later-dated proxy or notice of revocation to:
Shoreline Financial Corporation 823 Riverview Drive Benton Harbor, Michigan 49022 Attention: Secretary

Bank Regulators Must Approve the Merger (See Page __)

The Board of Governors of the Federal Reserve System, referred to as the Federal Reserve Board, must approve the merger. Chemical filed its application for approval with the Federal Reserve Board on ___________, 2000.

Certain Conditions Must Be Met Before the Completion of the Merger (See Page __)

There are a number of conditions that must be met before Chemical and Shoreline will be required to complete the merger. These conditions include the following, among others:
•	Chemical shareholders must approve the proposed amendment to Chemical's Restated Articles of Incorporation;

•	Chemical shareholders owning at least a majority of the issued and outstanding shares of Chemical common stock must vote to approve the merger agreement;

•	Shoreline shareholders owning at least a majority of the issued and outstanding shares of Shoreline common stock must vote to approve their merger agreement;

•	The Federal Reserve Board must approve the merger;

•	Chemical's and Shoreline's tax counsel must provide an opinion that the merger will be a tax-free reorganization; and

•	Chemical's and Shoreline's independent auditors must advise Chemical and Shoreline that the merger should qualify as a pooling-of-interests for accounting and financial reporting purposes.

Certain conditions to the merger may be waived by the party for whose benefit they are provided. In addition, Chemical and Shoreline have certain termination rights discussed below.

Shoreline's Right To Terminate or to Request Repricing of the Merger Upon a Decline in Chemical's Stock Price (See page ____)

Shoreline has the right, but not a duty, to terminate the merger agreement and abandon the merger if, after Chemical and Shoreline have scheduled a closing, the price of Chemical common stock:
•	is less than $19.55, and;

•	the decline in the price of Chemical common stock is more than 15% greater than the change in the stock prices of an index of bank holding company stocks identified in the merger agreement.

If the circumstances above exist, Shoreline will also, in the alternative, have the right to request Chemical to adjust the Exchange Ratio. This adjustment will be accomplished by multiplying the Exchange Ratio by $19.55 and then dividing the resulting number by the price of Chemical common stock. Chemical may either accept or reject Shoreline's request for adjustment. The effect of an adjustment would be to increase the number of shares of Chemical common stock to be received by Shoreline shareholders. If Chemical accepts Shoreline's request, the merger agreement will remain in effect in accordance with its terms except that the Exchange Ratio will be adjusted as described above. If Chemical rejects Shoreline's request, the merger agreement will terminate unless Shoreline elects to proceed with the proposed merger without any adjustment to the Exchange Ratio.

The price of Chemical common stock is determined by taking the average of per share closing prices on the 20 consecutive trading days ending on the sixth business day before the date of the scheduled closing.

If Chemical's and Shoreline's shareholders have approved the merger agreement and all regulatory approvals have been received, the closing will take place at a time and date agreed to by Chemical and Shoreline. In the absence of agreement, the closing will take place on the earliest date specified by either Chemical or Shoreline upon five business days' written notice to the other. The party scheduling the closing will therefore know the price of Chemical common stock at the time that it gives such notice.

Chemical's Right to Terminate the Merger Upon a Decrease in Shoreline's Adjusted Shareholders' Equity (See Page ____)

Chemical has the right to terminate the merger agreement and abandon the merger if Shoreline's adjusted shareholders' equity is less than $86,500,000 as of a mutually agreed upon month-end or as of the month-end immediately before the month in which the merger has received shareholder and regulatory approval. Shoreline's adjusted shareholders' equity for this purpose will be Shoreline's total shareholders' equity as of the month-end, adjusted so that there is no deduction for certain t ransaction-related expenses, special provisions for loan losses, special transaction-related severance or bonus payments, or comprehensive income/loss.

Chemical and Shoreline Have Entered into a Stock Option Agreement (See Page __)

Chemical entered into a stock option agreement with Shoreline that grants Chemical the option to buy up to 2,301,146 shares of Shoreline common stock. The exercise price of the option is $12.75 per share.

To increase the likelihood that the merger will be completed, Chemical required Shoreline to grant the option as a prerequisite to entering into the merger agreement. The option may discourage third parties who are interested in acquiring a significant stake in Shoreline from doing so.

The option is not currently exercisable. Chemical may exercise the option only if an initial triggering event and a subsequent triggering event occur. Initial triggering events include, among others:
•	Shoreline's or Shoreline Bank's entering into or agreeing to enter into a merger, acquisition or other similar transaction with a third party;

•	The acquisition by a third party of 10% or more of the outstanding shares of Shoreline common stock;

•

The failure of Shoreline's shareholders to approve the merger after a public announcement has been made, or Shoreline's shareholders have been advised, that any third party has made an offer to engage in a merger, acquisition or other similar transaction with Shoreline;

•

The withdrawal or modification by the Shoreline board of directors of its recommendation of the merger in anticipation of engaging in a merger, acquisition or other similar transaction with another party;

•

The filing by any third party of a registration statement or tender offer materials with the Securities and Exchange Commission that involves a potential exchange or tender offer that would constitute a merger, acquisition, or other similar transaction; or

•	The filing by any third party of an application or notice with a banking regulatory agency requesting approval to engage in a merger, acquisition, or other similar transaction.

A subsequent triggering event occurs if Shoreline enters into an extraordinary transaction with a third party, such as a merger, a sale of substantially all of Shoreline's assets, a sale of at least 25% of Shoreline's then outstanding common stock, or if any third party acquires more than 25% of Shoreline's then outstanding common stock.

The stock option agreement is attached as Appendix B to this document. You are encouraged to read it carefully.

Federal Income Tax Consequences of the Merger (See Page __)

The merger is structured so that Shoreline's shareholders are not expected to recognize any gain or loss for federal income tax purposes from the merger, except to the extent that they receive cash in lieu of fractional shares. However, due to the complexities of federal, state, and local income tax laws, Shoreline shareholders are strongly recommended to consult their own tax advisors concerning the tax consequences to them of the merger.

No Dissenters' Rights (See Page __)

Chemical Shareholders. Under Michigan law, you are not entitled to dissenters' rights with respect to approval of the proposed amendment to Chemical's Restated Articles of Incorporation or the proposed merger.

Shoreline Shareholders. Under Michigan law, you are not entitled to dissenters' rights with respect to approval of the proposed merger.

Interests of Shoreline Officers and Directors
in the Merger (See Page __)

Certain directors and officers of Shoreline and Shoreline Bank may be considered to have interests in the merger in addition to their interests generally as shareholders of Shoreline. Such interests include the right of certain directors and officers to receive severance payments and extended insurance benefits pursuant to the terms of existing employment agreements. Under the terms of Shoreline's stock incentive plans, certain previously awarded but unvested stock options and restricted stock will vest upon the completion of the merger. Upon the completion of the merger, Chemical will assume all the rights, duties, and obligations under Shoreline's stock option plans. Each unexercised option outstanding will become an option to purchase a number of shares of Chemical common stock equal to the number of shares of Shoreline common stock subject to each option multiplied by the Exchange Ratio under the merger agreement. The exercise price per share for Chemical common stock under these options will be equal to the exercise price per share under Shoreline common stock divided by the Exchange Ratio. As of October 20, 2000, executive officers and directors of Shoreline as a group held options to purchase a total of 62,313 shares of Shoreline common stock.

In addition, three members of Shoreline's board of directors will be added to Chemical's board of directors. These three members of Shoreline's board of directors will include Dan L. Smith and two others to be selected by Shoreline and approved by Chemical's board of directors.

Accounting Treatment of the Merger
(See Page __)

Chemical and Shoreline expect the merger to qualify as a "pooling-of-interests" for accounting and financial reporting purposes.

Comparative Market Prices of Chemical and Shoreline Stock

Chemical common stock is traded on The Nasdaq Stock Market under the symbol "CHFC." Shoreline common stock is traded on The Nasdaq Stock Market under the symbol "SLFC."

The following table sets forth the closing prices per share of Chemical common stock and Shoreline common stock (1) on August 21, 2000, the business day preceding the public announcement that Chemical and Shoreline had entered into the merger agreement, and (2) on ______, 2000, the last full trading day for which closing prices were available at the time of the printing of this document.

The following table also sets forth the equivalent price per share of Shoreline common stock on the dates indicated. The equivalent price per share is equal to the closing price of a share of Chemical common stock on that date multiplied by 0.64, the number of shares of Chemical common stock to be issued in exchange for each share of Shoreline common stock.
Date	Chemical Common Stock	Shoreline Common Stock	Equivalent per Share

Aug 21, 2000	$23.50	$12.625	$15.04

______, 2000	$_____	$_____	$_____

This equivalent per share price reflects the dollar value of the Chemical common stock that Shoreline shareholders would receive for each share of their Shoreline common stock, based on the prices stated.

Historical Selected Financial Data (Unaudited)

          The following financial information is provided to aid you in your analysis of the financial aspects of the merger. This information is derived from Chemical's and Shoreline's audited financial statements for 1995 through 1999 and their unaudited financial statements for the nine months ended September 30, 2000. This information is only a summary. You should read it in conjunction with the historical financial statements (and related notes) contained or incorporated by reference in Chemical's and Shoreline's annual reports on Form 10-K, quarterly reports on Form 10-Q, and other information filed with the Securities and Exchange Commission. See "Where You Can Find More Information" below.
	Nine Months Ended	Year Ended December 31
	Sept. 30, 2000	1999	1998	1997	1996	1995
Chemical Financial Corporation			(dollars in thousands)
Income Statement Data:
Net interest income	$57,337	$74,846	$72,487	$69,040	$67,090	$63,687
Provision for loan losses	280	483	964	1,002	1,128	1,065
Net income	21,175	27,709	26,046	23,889	22,003	20,489
Balance Sheet Data (period end):
Assets	$1,977,411	$1,890,376	$1,872,626	$1,765,100	$1,698,774	$1,706,085
Deposits	1,618,091	1,561,702	1,554,271	1,475,841	1,429,915	1,449,801
Loans	1,067,312	1,009,017	898,293	845,600	807,653	760,578
FHLB advances	185	200
Long-term and subordinated debt			8,000	9,000	10,000	12,080
Shareholders' equity	260,445	249,581	241,839	223,925	207,269	194,902

	Nine Months Ended	Year Ended December 31
	Sept. 30, 2000	1999	1998	1997	1996	1995
Shoreline Financial Corporation			(dollars in thousands)
Income Statement Data:
Net interest income	$28,282	$36,872	$34,025	$32,193	$29,083	$27,126
Provision for loan losses	450	480	600	600	600	750
Net income	9,445	12,750	12,114	11,011	9,605	8,607
Balance Sheet Data (period end):
Assets	$1,079,085	$1,013,236	$955,264	$857,843	$716,095	$671,173
Deposits	845,030	792,954	795,842	722,664	616,478	592,300
Loans	759,940	702,553	635,159	619,636	500,591	465,995
FHLB advances	113,228	110,825	49,478	45,176	18,000	5,000
Shareholders' equity	85,465	79,817	87,211	76,882	69,418	64,360

Unaudited Pro Forma Combined Condensed Financial Information

          Chemical and Shoreline expect that the merger will be accounted for as a pooling-of-interests. The pro forma combined condensed financial information attempts to estimate the effect of the merger on Chemical's and Shoreline's historical financial positions as of the dates listed below. The pro forma combined condensed financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements, and the notes to those financial statements, both of which are included in or as exhibits to Chemical's and Shoreline's Form 10-K and 10-Q filings and are incorporated by reference. The pro forma combined condensed financial information may not be indicative of the results that actually would have occurred if the merger had been in effect on the dates indicated or that may be attained in the future. In addition, Chemical will incur restructuring and merger related expenses as a result of the transaction. These restructuring and merger related expenses are not reflected in the historical financial information. In preparing the pro forma combined condensed financial information, the fact that the merger will be accounted for under the pooling-of-interests method of accounting has been given effect.
	Nine Months Ended		Year Ended December 31
	Sept. 30, 2000	1999	1998	1997
Income Statement Data:		(dollars in thousands)
Net interest income	$85,619	$111,718	$106,512	$101,233
Provision for loan losses	730	963	1,564	1,602
Net income	30,620	40,459	38,160	34,900
Balance Sheet Data (period end)(1):
Assets	$3,056,496	$2,903,612	$2,827,890	$2,622,943
Deposits	2,463,121	2,354,656	2,350,113	2,198,505
Loans	1,827,252	1,711,570	1,533,452	1,465,236
FHLB advances	113,413	111,025	49,478	45,176
Long-term and subordinated debt			8,000	9,000
Shareholders' equity	345,910	329,398	329,050	300,807
________________________________

(1)

The pro forma combined condensed balance sheet data assumes the issuance of 7,382,514 shares of Chemical common stock in exchange for all of the outstanding shares of Shoreline common stock, assuming an Exchange Ratio of 0.64 shares of Chemical common stock for each share of Shoreline common stock and that none of the outstanding Shoreline stock options will be exercised before completion of the merger.

          Under the "risk-based" capital guidelines presently in effect for banks and bank holding companies, minimum capital levels are based on the perceived risk in the various asset categories. Certain off-balance-sheet instruments, such as loan commitments and letters of credit, require capital allocations. Bank holding companies such as Chemical and Shoreline are required to maintain minimum risk-based capital ratios. Chemical's and Shoreline's ratios are above the regulatory minimum guidelines and each of Chemical's and Shoreline's subsidiary banks met the regulatory criteria to be categorized as "well-capitalized" institutions at September 30, 2000. The "well-capitalized" classification may permit institutions to minimize the cost of Federal Deposit Insurance Corporation insurance assessments by being charged a lesser rate than those that do not meet this definition. Designation as a "well-capitalized" institution does not constitute a recommendation by federal bank regulators. The following table shows capital ratios and requirements as of September 30, 2000:
		Risk-based Capital
	Leverage	Tier 1	Total
	%	%	%
Chemicals capital ratios	13.12	25.43	26.72
Shoreline's capital ratios	6.99	11.15	12.37
Pro forma combined capital ratios	10.94	19.69	20.96
Regulatory capital ratios - "well-capitalized" definition	5.00	6.00	10.00
Regulatory capital ratios - minimum requirement	3.00	4.00	8.00

Comparative Per Share Information

          The following summarizes the per share information for Chemical and Shoreline on a historical, unaudited pro forma combined, and equivalent basis. The Shoreline "equivalent pro forma" amounts are calculated by multiplying the

Chemical "pro forma combined" per share amounts by 0.64 - the number of shares of Chemical common stock that Shoreline shareholders will receive in exchange for each of their shares of Shoreline common stock.

          The pro forma data does not show the results of future operations or the actual results that would have occurred had the merger occurred at the beginning of the period presented. In addition, Chemical will incur restructuring and merger related expenses as a result of the transaction. These restructuring and merger related expenses are not reflected in the historical financial information. The pro forma per share data have been included in accordance with the rules of the Securities and Exchange Commission and are provided for comparative purposes only.
	Nine Months Ended	Year Ended December 31
	Sept. 30, 2000	1999	1998	1997

Chemical Common Stock
Earnings per share - basic (1):
Historical	1.51	1.96	1.84	1.69
Pro forma combined (2)	1.43	1.87	1.76	1.62

Earnings per share - diluted (1):
Historical	1.50	1.94	1.82	1.67
Pro forma combined (2)	1.43	1.86	1.74	1.61

Book value per share - end of period:
Historical	18.61	17.71	17.07	15.87
Pro forma combined (3)	16.18	15.34	15.11	13.94

Cash dividends declared per share:
Historical	.66	.80	.73	.64
Pro forma combined (4)	.66	.80	.73	.64

Shoreline Common Stock

Earnings per share - basic(1):
Historical	.82	1.09	1.03	.95
Equivalent pro forma(5)	.92	1.20	1.13	1.04

Earnings per share - diluted(1):
Historical	.82	1.09	1.02	.95
Equivalent pro forma(5)	.92	1.19	1.11	1.03

Book value per share - end of period:
Historical	7.41	6.92	7.33	6.60
Equivalent pro forma(3)	10.36	9.82	9.67	8.92

Cash dividends declared per share:
Historical	.44	.56	.51	.44
Equivalent pro forma(3)	.42	.51	.47	.41

NOTE: The merger agreement requires Chemical to pay its first quarterly dividend after the effective date of the merger at the increased rate of $.24 per share, subject to safety and soundness and financial considerations. The "equivalent pro forma" amounts in this table do not reflect the increase in Chemical's dividend rate.

________________________________
(1)	In calculating pro forma earnings per share, no adjustments to the pro forma amounts have been made to reflect potential expense reductions or revenue enhancements that may result from the merger.

(2)	Gives effect to the merger as if it had occurred at the beginning of each period presented.

(3)

Gives effect to the merger as if it had occurred at the end of each period presented. The pro forma book value per share does not include the impact of merger-related charges that may result from the proposed merger. Dividend rates are historical and do not reflect the increase in Chemical's dividend rate required by the merger agreement.

(4)	The Chemical pro forma combined dividends per share amounts represent historical per share dividends on Chemical common stock only.

(5)	The equivalent pro forma computations assume that for each share of Shoreline common stock outstanding, Shoreline shareholders will receive 0.64 shares of Chemical common stock.

As of October 20, 2000, there were 13,998,491 shares of Chemical common stock issued and outstanding held by approximately 4,300 holders of record. As of October 20, 2000, there were 11,535,178 shares of Shoreline common stock issued and outstanding held by approximately 1,500 holders of record.

Special Meeting of Chemical Shareholders

Date, Time, and Place of the Special Meeting

          The special meeting of shareholders of Chemical is scheduled to be held as follows:

[Date, time, and address of
meeting to be completed]

Purpose of the Special Meeting

          The Chemical special meeting is being held so that shareholders of Chemical may consider and vote upon (1) a proposal to amend Article 3 of Chemical's Restated Articles of Incorporation to increase the number of authorized shares of Chemical common stock from 18 million to 30 million shares, (2) a proposal to approve the merger agreement, and (3) any other business that properly comes before the special meeting or any adjournment or postponement of that meeting. Approval of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

          If the holders of a majority of Chemical's issued and outstanding common shares approve the proposed amendment to Article 3 of Chemical's Restated Articles of Incorporation and approve the merger agreement, and other requirements are met, Shoreline will merge with and into Chemical.

Shareholder Special Meeting Record Date

          Chemical has fixed the close of business on ____, 2000 as the record date for determination of its common shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were ________ shares of Chemical common stock outstanding, held by approximately 4,300 holders of record.

Vote Required for the Approval of the Proposed Amendment and Merger Agreement

          A majority of the outstanding shares of Chemical common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Under the Michigan Business Corporation Act ("MBCA"), the affirmative vote of the holders of at least a majority of the shares of Chemical common stock outstanding and entitled to vote at the special meeting is required to approve the proposed amendment. The MBCA does not require that Chemical's shareholders approve the merger. However, the rules of the National Association of Securities Dealers, Inc., which govern companies traded on The Nasdaq Stock Market, require that Chemical's shareholders approve the merger. Under those rules, the affirmative vote of a majority of the shares of Chemical common stock present and voting at the special meeting is sufficient to approve the merger. You are entitled to one vote for each share of Chemical common stock held by you on the record date on each proposed shareholder action.

          As of the record date for the special meeting, directors and executive officers of Chemical and their affiliates beneficially owned 973,519 shares of Chemical common stock, which represents approximately 6.95% of all outstanding shares of Chemical common stock entitled to vote at the special meeting.

Proxies and Effect on Vote

          All shares of Chemical common stock represented by properly completed proxies received before or at the special meeting and not revoked will be voted according to the instructions indicated on the proxy card. If a properly completed proxy is returned and no instructions are indicated, the Chemical common stock represented by the proxy will be (1) considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, (2) will be voted FOR approval of the proposed amendment to Article 3 of Chemical's Restated Articles of Incorporation, and (3) voted FOR approval of the merger agreement. You are urged to mark the boxes on the proxy to indicate how to vote your shares.

          If a properly completed proxy is returned and the shareholder has specifically abstained from voting on either the proposal to approve the proposed amendment or the proposal to approve the merger agreement, the Chemical common stock represented by the proxy will be considered present and entitled to vote at the special meeting for purposes of determining the existence of a quorum but will not be considered to have been voted in favor of the proposal. If a broker or other nominee holding shares of Chemical common stock in street name signs and returns a proxy but indicates on the proxy that it does not have discretionary authority to vote certain shares on either proposal, those shares will be considered present and entitled to vote at the special meeting. They will therefore be counted for purposes of determining the presence of a quorum but will not be considered to have been voted for approval of the applicable proposal.

          Because approval of the proposed amendment requires the affirmative vote of at least a majority of all shares of Chemical common stock outstanding and entitled to vote as of the record date, abstentions, failures to vote, and broker non-votes will have the same effect as a vote against the approval of the proposed amendment. Because approval of the merger agreement requires the affirmative vote of a majority of the shares of Chemical common stock present and voting at the special meeting, abstentions, failures to vote, and broker non-votes will not be counted as shares voted, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

          Chemical does not expect that any matter other than the approval of the proposed amendment to Article 3 of Chemical's Restated Articles of Incorporation and the approval of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will (subject to applicable law) vote in accordance with their judgment with respect to those matters.

Revocation of Proxies

          You may revoke your proxy at any time before it is voted at the special meeting by:
•	notifying the Secretary of Chemical in writing that the proxy is revoked;

•	sending a later-dated proxy to the Secretary of Chemical or giving a later-dated proxy to a person who attends the special meeting; or

•	appearing in person and voting at the special meeting.

          Attendance at the special meeting will not in and of itself constitute revocation of a proxy. You should send any later-dated proxy or notice of revocation of a proxy to:
Chemical Financial Corporation 333 East Main Street Midland, Michigan 48640 Attention: Secretary

Solicitation of Proxies

          For Chemical shareholders, the proxy that accompanies this document is being solicited by the board of directors of Chemical. In addition to solicitations by mail, directors, officers, and regular employees of Chemical and its subsidiaries may solicit proxies from shareholders personally or by telephone or other electronic means. Such individuals will not receive any additional compensation for doing so. Chemical will bear its own costs of soliciting proxies. Chemical also will make arrangements with brokers and other custodians, nominees and fiduciaries to send this document to beneficial owners of Chemical common stock and, upon request, will reimburse those brokers and other custodians for their reasonable expenses in forwarding these materials. Chemical has engaged Corporation Investor Communications, Inc. at an estimated cost of $800.00, plus expenses and disbursements, to assist in distribution of proxies.

Special Meeting of Shoreline Shareholders

Date, Time, and Place of the Special Meeting

The special meeting of shareholders of Shoreline is scheduled to be held as follows:

[Date, time and address of
meeting to be completed]

Purpose of the Special Meeting

          The Shoreline special meeting is being held so that shareholders of Shoreline may consider and vote upon (1) a proposal to approve the merger agreement and (2) any other business that properly becomes before the special meeting or any adjournment or postponement of that meeting. Approval of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

          If the holders of a majority of Shoreline's outstanding common shares approve the merger agreement, and other requirements are met, Shoreline will merge with and into Chemical. You will receive 0.64 of a share of Chemical common stock for each share of Shoreline common stock that you hold plus cash (without interest) in lieu of any fraction of a share of Chemical common stock that you would be entitled to receive.

Shareholder Special Meeting Record Date

          Shoreline has fixed the close of business on __________, 2000 as the record date for the determination of Shoreline's common shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were ______ shares of Shoreline common stock outstanding, held by approximately _____holders of record.

Vote Required for the Approval of the Merger Agreement

          A majority of the outstanding shares of Shoreline common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. Under the MBCA, the affirmative vote of the holders of at least a majority of the shares of Shoreline common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement. You are entitled to one vote for each share of Shoreline common stock held by you on the record date.

          As of the record date for the special meeting, directors and executive officers of Shoreline and their affiliates beneficially owned approximately _________ shares of Shoreline common stock, which represents approximately _______% of all outstanding shares of Shoreline common stock entitled to vote at the special meeting.

Proxies and Effect on Vote

          All shares of Shoreline common stock represented by properly completed proxies received before or at the special meeting and not revoked will be voted in accordance with the instructions indicated on the proxy card. If a properly completed proxy is returned and no instructions are indicated, the Shoreline common stock represented by the proxy will be (1) considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, and (2) will be voted FOR approval of the merger agreement. You are urged to mark the boxes on the proxy to indicate how to vote your shares.

          If a properly completed proxy is returned and the shareholder has specifically abstained from voting on the proposal to approve the merger agreement, the common stock represented by the proxy will be considered present and entitled to vote at the special meeting for purposes of determining the presence of a quorum and will not be considered to have been voted for approval of the merger agreement. If a broker or other nominee holding shares of Shoreline common stock in street name signs and returns a proxy but indicates on the proxy that it does not have discretionary authority to vote certain shares on the approval of the merger agreement, those shares will be considered present for purposes of determining the presence of a quorum but will not be considered to have voted for approval of the merger agreement.

          Because approval of the merger agreement requires the affirmative vote of at least a majority of all shares of Shoreline common stock outstanding and entitled to vote as of the record date, abstentions, failures to vote, and broker non-votes will have the same effect as a vote against the approval of the merger agreement.

          Shoreline does not expect that any matter other than the approval of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will (subject to applicable law) vote in accordance with their judgment with respect to those matters.

Revocation of Proxies

          You may revoke your proxy at any time before it is voted at the special meeting by:
•	notifying the Secretary of Shoreline in writing that the proxy is revoked;

•	sending a later-dated proxy to the Secretary of Shoreline or giving a later-dated proxy to a person who attends the special meeting; or

•	appearing in person and voting at the special meeting.

          Attendance at the special meeting will not in and of itself constitute revocation of a proxy. You should send any later-dated proxy or notice of revocation of a proxy to:
Shoreline Financial Corporation 823 Riverview Drive Benton Harbor, Michigan 49022 Attention: Secretary

Solicitation of Proxies

          For Shoreline shareholders, the proxy that accompanies this document is being solicited by the board of directors of Shoreline. In addition to solicitations by mail, directors, officers, and regular employees of Shoreline and its subsidiary may solicit proxies from shareholders personally or by telephone or other electronic means. Such individuals will not receive any additional compensation for doing so. Shoreline will bear its own costs of soliciting proxies. Shoreline also will make arrangements with brokers and other custodians, nominees and fiduciaries to send this document to beneficial owners of Shoreline common stock and, upon request, will reimburse those brokers and other custodians for their reasonable expenses in forwarding these materials. Shoreline has engaged Corporate Investor Communications, Inc. at an estimated cost of $6,000.00, plus expenses and disbursements, to assist in soliciation and distribution of proxies.

          You should not send in any stock certificates with your proxies. A transmittal form with instructions for the exchange of your Shoreline stock certificates will be mailed to you as soon as practicable after completion of the merger.

The Merger and Merger Agreement

          The Agreement and Plan of Merger, attached as Appendix A (the "merger agreement"), and the stock option agreement, attached as Appendix B, are incorporated in this prospectus and joint proxy statement by reference and should be carefully considered. Various provisions of the merger agreement and the stock option agreement have been summarized in this document for your information. However, the merger agreement and the stock option agreement, not this summary, are the definitive statements of the terms of the merger.

What Shoreline Shareholders Will Receive in the Merger

          If Chemical's and Shoreline's shareholders approve the merger agreement and the merger is completed, Shoreline will merge with and into Chemical and, as a result, Chemical will own all the assets of Shoreline and Shoreline Bank. In exchange, Shoreline shareholders will receive 0.64 shares of Chemical common stock for each of their shares of Shoreline common stock (referred to as the "Exchange Ratio"). Chemical will not issue fractional shares of Chemical common stock in the merger. Instead, if a Shoreline shareholder would otherwise be entitled to receive a fraction of a share of Chemical common stock, the shareholder instead will receive an amount of cash determined by multiplying the amount of the fractional share by the average closing price per share of Chemical common stock on The Nasdaq Stock Market for the 20 trading day period ending on the sixth business day before the date of the closing of the merger.

          The Exchange Ratio is subject to certain upward or downward adjustments based upon the occurrence of certain events between the date of this prospectus and joint proxy statement and the completion of the merger that would result in changes in the number of shares of Chemical or Shoreline common stock outstanding. The purpose of any such adjustment is to prevent dilution of the respective interests of the shareholders of Chemical and Shoreline. If Chemical declares a stock dividend or stock split and the record date occurs before the completion of the merger, the parties will adjust the Exchange Ratio by multiplying it by (1) the total number of shares of Chemical common stock that are outstanding as of the record date for the stock dividend or split plus the additional number of shares to be issued as part of the stock dividend or split,

(2) divided by the total number of shares of Chemical common stock outstanding as of the record date for the stock dividend or split.

          The Merger Agreement also provides that the Exchange Ratio may be adjusted for other transactions, such as a reclassification, consolidation, or merger that would substantially change the number and value of outstanding shares of Chemical common stock. If one of these types of transactions occurs, Shoreline shareholders will be entitled to an adjustment in the Exchange Ratio that is equitable under the circumstances. Chemical and Shoreline do not expect that any events necessitating such an adjustment to the Exchange Ratio will occur.

          At the effective time of the merger, Chemical will assume all outstanding options to purchase shares of Shoreline common stock. As a result, such options will then represent the right to purchase a number of shares of Chemical common stock equal to the number of shares of Shoreline common stock that were subject to such option multiplied by the Exchange Ratio and rounded to the nearest whole share. The exercise price per share of Chemical common stock under each such option shall be equal to the exercise price per share of the Shoreline common stock that could have been purchased under that option divided by the Exchange Ratio (rounded to the nearest whole cent). This right to purchase the amount stated above only applies to those options that are outstanding at the effective time of the merger and that remain unexercised at and after the completion of the merger.

Structure of the Merger

          Shoreline will be merged with and into Chemical with Chemical being the surviving corporation in accordance with the merger agreement and the Michigan Business Corporation Act.

Background of the Merger

          In December 1899, Shoreline Bank's original charter was granted to its predecessor, Benton Harbor State Bank, which opened for business with total assets of $100,000. Now - over 100 years later - Shoreline is a diversified financial institution providing banking, lending, and investment services through over thirty offices in southwest Michigan and northern Indiana, with assets totaling over $1 billion.

          Shoreline's board of directors and executive management have regularly reviewed Shoreline's strategic alternatives for enhancing profitability and maximizing shareholder value, particularly in view of the changes and ongoing consolidation of the financial services industry. In recent years, Shoreline has been successful in enhancing shareholder value through implementation of its strategic plan of selected acquisitions (such as its recent acquisitions of The State Bank of Coloma and SJS Corporation), internal growth, and increased efficiency.

          In June 1999, the board of directors selected James R. Milroy to become President and Chief Operating Officer, with Dan L. Smith retaining the titles of Chairman of the Board and Chief Executive Officer. A task force of executive management, chaired by Mr. Milroy, was directed to study Shoreline's ability to compete in the increasingly competitive environment of the financial services industry and to develop recommendations for the future strategic direction of Shoreline. This review would include the feasibility of remaining independent or pursuing a business combination with another equally sized or larger financial institution.

          At a March 21, 2000 meeting of the strategic issues committee of Shoreline's board of directors, Mr. Milroy presented executive management's findings. Management concluded that Shoreline faced many significant challenges to continue to compete successfully in the financial services industry. These challenges included the long-term challenges faced by the financial services industry, such as the difficulty of gathering low-cost funds, the commoditization of retail lending products and its impact on net interest margin, and increased competition without geographical constraints (e.g., internet banking), as well as long-term challenges specific to Shoreline, such as the characteristics of Shoreline's marketplace (i.e., its demographics, level of competition, and geographic constrictions), Shoreline's dependence on net interest income, the lack of opportunities to significantly increase non-interest income in the short-term, and its existing cost structure. As a result of this study, it was recommended that the Shoreline board of directors consider a business combination with another financial institution. Based on its own review, as well as management's findings, the strategic issues committee resolved to explore Shoreline's strategic alternatives, including a possible business combination with another financial institution.

          The strategic issues committee met again on May 3, 2000 to formalize its recommendation to the board of directors. At that time, the strategic issues committee also reviewed an informal proposal for a strategic merger received by Shoreline from another Midwestern financial institution that had historically expressed an interest in a strategic merger. Based on the information available at the time, the committee decided to recommend that Shoreline fully explore tha t possible strategic merger before further consideration would be given to other strategic alternatives, such as the sale to a larger financial institution or participating in a strategic merger with a different financial institution.

          The next day, May 4, 2000, Shoreline's full board of directors met to review the recommendations of the strategic issues committee. The board of directors engaged in discussions to determine whether it would be advisable for Shoreline to continue implementing its strategic plan, or whether it might be the appropriate time to pursue a combination with another financial institution. At that meeting, Shoreline's counsel gave a detailed review of the fiduciary and legal obligations of the board of directors when considering strategic alternatives, including the obligations imposed upon the board of directors under Article IX of Shoreline's Restated Articles of Incorporation. Following a lengthy discussion, and consistent with the recommendations of the strategic issues committee, Shoreline's board of directors authorized the executive officers of Shoreline, and Shoreline's legal and financial advisors, to (1) explore the feasibility and means for maximizing shareholder value through strategies other than remaining an independent bank holding company; (2) engage a financial advisor to the board of directors for this purpose; and (3) engage in discussions with the identified prospective strategic merger partner to explore the feasibility and desirability of that strategic merger. The board of directors asked that the strategic issues committee report to the full board of directors in June, 2000, and at that time to seek the board of director's direction and authorization for further proceedings.

          Acting on the direction of the board of directors, executive management of Shoreline met with Keefe, Bruyette, & Woods, Inc. ("KBW") in early May. KBW described its extensive experience and expertise in advising companies such as Shoreline in reviewing their strategic alternatives, as well as providing advice in response to business combination proposals such as the strategic merger proposal received by Shoreline. On May 12, 2000, Shoreline engaged KBW to assist in its evaluation of the strategic merger then under consideration and to advise the board of directors in connection with its consideration of a strategic merger with this particular prospective partner.

          During the remaining part of May 2000 and into June 2000, executive management of Shoreline, with the assistance of KBW and legal counsel, held a series of discussions with the potential merger partner, focusing mainly on the pricing and structure of the proposed transaction. On June 19, 2000, the strategic issues committee, along with KBW and legal counsel, met again to review the resulting proposal. At this meeting, KBW gave a detailed review of the proposal under consideration and business combinations in the financial institutions industry in general. The committee decided to recommend to the board of directors that it not pursue the proposed strategic merger without first seeking a broader indication of interest in a business combination with Shoreline from a variety of financial institutions.

          On June 28, 2000, the board of directors met to hear the recommendation of the strategic issues committee and further explore strategic alternatives. Both KBW and legal counsel addressed the board of directors on the issues of strategic alliances for Shoreline, stock-for-stock mergers and sales of control, and contrasted these options with the alternative of Shoreline remaining independent. Shoreline's stock price and financial performance were reviewed by KBW, as was its strategic plan, and these were compared to the performance of various peer groups. An analysis of other recent financial institution merger transactions was made, with a specific focus on bank transactions both nationally and in the Midwest. The financial multiples in these transactions were applied to a hypothetical transaction involving Shoreline and its likely partners in a combination. KBW also discussed a number of specific potential acquirors, including Chemical, that it believed would have strategic interest and financial capacity to offer favorable terms to acquire or merge with Shoreline. At that time, the board of directors determined that it would be advisable to fully engage KBW to contact institutions on a confidential basis to explore their interest in a combination with Shoreline. Following this meeting, Shoreline retained KBW to act as its financial advisor in this enhanced role.

          KBW, in collaboration with Shoreline's management and counsel, identified a comparatively large universe of financial holding companies with a presence in the Midwest and of a size that could permit them to acquire or merge with Shoreline. Because the companies most likely to be interested in a transaction with Shoreline are also competitors, and because of concerns for confidentiality, the board of directors directed that Shoreline's potential interest in an acquisition or strategic merger was to be communicated only to financial institutions that were believed to be reasonably likely to be interested and able to complete a transaction on terms that would be advantageous to Shoreline's shareholders. The financial institutions in the identified universe were then individually analyzed to estimate the perceived likelihood that each institution would be interested in and able to acquire or merge with Shoreline in an economically advantageous transaction. Factors considered in this analysis included consideration of perceived and publicly announced acquisition strategies, a pro forma dilution analysis that estimated acceptable exchange ratios in an economically rational transaction, proximity of Shoreline's market area to the company's market area, and antitrust considerations. KBW contacted a total of eleven financial institutions selected through this process to inquire about their interest in a possible transaction. Six bank holding companies expressed meaningful interest, signed a confidentiality agreement, and received detailed information concerning Shoreline. Of these, three bank holding companies submitted written expressions of interest. Two of these three institutions proposed a stock-for-stock exchange, while the third proposed a part-stock, part-debt transaction.

          The three expressions of interest were presented to the board of directors on August 2, 2000. KBW presented a detailed analysis of each of the proposals that included an economic evaluation, business and financial information concerning the proponent, the business and financial characteristics of the combined organizations, and an evaluation of the prospective future value of the separate and combined organizations. While there was relatively little difference in the current financial value of the proposals based on proposed exchange ratios and market values of the offered securities, the proposals had significant differences in structure and in the nature of the proposing entity. Legal counsel again reviewed for the board of directors its fiduciary duties when considering such proposals and the obligations imposed upon the board of directors under Article IX of Shoreline's Restated Articles of Incorporation. The board of directors discussed and compared each of the proposals extensively. These three financial institutions were invited to give presentations to the board of directors on the following day, August 3, 2000.

          Following these presentations and a lengthy discussion of the parties' proposals, the board of directors decided to proceed with negotiations with Chemical and one other potential partner. During the period of August 4 through August 21, 2000, with the assistance of legal counsel and KBW, Shoreline entered into simultaneous negotiations with the two selected financial institutions and their respective representatives with respect to a business combination transaction and allowed each of them to conduct a full prepurchase investigation. Each was then asked to submit a best and final proposal.

          Shoreline's board of directors met again with legal counsel and KBW on Thursday, August 17, 2000 to discuss the status of the ongoing negotiations, and to direct its advisors as to how they should proceed. The board of directors again received a detailed written and oral presentation by KBW updating the analysis presented on August 2. Legal counsel again reviewed the legal and fiduciary obligations of the board of directors and provided a detailed presentation on the then-current drafts of the acquisition agreements and related agreements. The board then extensively discussed and compared the business and financial merits of each of the proposals. Each of the two remaining financial institutions were given an opportunity to improve their proposal. The board of directors then authorized Shoreline's executive officers and legal and financial advisors to continue the negotiating process exclusively with Chemical.

          Further information was exchanged by the parties and the negotiating process continued over the weekend, resulting in a slight increase in Chemical's proposal and substantial completion of negotiation of definitive agreements. Shoreline's board of directors met again on Sunday, August 20, 2000 to evaluate the terms of the proposed merger and the proposed merger agreement with Chemical.

          At this meeting, KBW provided the board of directors with a comprehensive analysis of the proposed merger with Chemical. The proposed combination with Chemical was contrasted with Shoreline's likely future prospects on a stand-alone basis. KBW concluded its presentation by rendering its opinion that the financial terms of the proposed merger were fair to Shoreline's shareholders from a financial point of view. (See "--Opinion of Shoreline's Financial Advisor" for a more complete description of the basis for this opinion.) Shoreline's legal counsel then presented a detailed review and analysis of the proposed merger agreement with Chemical, including the stock option agreement that Chemical required to be included as part of the terms of the proposed transaction. Shoreline's board of directors then voted to authorize the merger, adopt the merger agreement, approve the stock option agreement and authorize all incidental actions.

          Throughout the day Monday, August 21, 2000, final details were negotiated and finalized. Chemical's board of directors met during the afternoon of August 21, 2000, reviewed the merger agreement, authorized the merger, and adopted the merger agreement with Shoreline. The merger agreement was executed that evening. A joint press release regarding the merger was issued prior to the opening of the stock market on Tuesday, August 22, 2000.

          The decision of the board of directors of Shoreline to select the Chemical proposal over other proposals under consideration, to approve the merger, and to adopt the merger agreement and related agreements was the result of extensive discussion and lengthy deliberation continued over four meetings of the board of directors, held August 2, 3, 17 and 20. As required by Article IX of Shoreline's Restated Articles of Incorporation, the board of directors evaluated the proposed offer and determined, in its judgment that the proposed offer would be in compliance with all applicable laws. In reaching that judgment, the board of directors sought and relied upon the advice of legal counsel. The board of directors also considered each factor required to be considered by Article IX of its Restated Articles of Incorporation. In brief summary, these factors include:
•	fairness of the consideration to be received;

•	possible social and economic effect of the transaction on the corporation and its employees, customers and suppliers;

•	possible social and economic impact on communities served by the corporation;

•	business and financial condition and earnings prospects of the offering party;

•	competence, experience, and integrity of the offering party and its management; and

•	the intentions of the offering party regarding the use of the assets of the corporation to finance the transaction.

Based on this consideration, the board of directors determined that Chemical's proposal would be in the best interests of Shoreline and its shareholders.

          In reaching its decision, the board of directors gave particular consideration to the following factors:
•	the financial value of the Chemical's proposal and the premium that value represents over the current market value of Shoreline common stock;

•	the strategic nature of the proposed merger and the opportunity to create future financial value for the shareholders as a combined organization;

•

the exhaustive nature of the process by which proposals were solicited and considered and the board of directors' belief that no opportunities for acquisition that are financially superior to the proposals presented are available;

•

the superior social and economic impact of Chemical's proposal and its consummation on the corporation and its employees, customers, and suppliers, and the communities in which the corporation and subsidiaries operate; and

•

the board of directors' perception of the strategic and synergistic business opportunities for the combined Chemical-Shoreline organization to grow into an organization that provides greater value to its shareholders than the sum of the two previously separate corporations.

          In the proposed merger, Shoreline's shareholders would receive approximately 7,383,000 shares of Chemical stock, using an Exchange Ratio of 0.64 for each share of Chemical. This Exchange Ratio resulted in a $15.04 per share market value, based on Chemical's closing price on August 21, 2000. This market value was higher than the concurrent market value of the per share consideration offered by the other financial institution with which Shoreline had been negotiating.

Merger Recommendation and Reasons for the Merger

Shoreline

          The Shoreline board of directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal, and market considerations impacting the decision to proceed with the merger. The terms of the merger, including the Exchange Ratio, are the result of arm's-length negotiations between the representatives of Shoreline and Chemical. In deciding to proceed with the transaction, the board of directors considered a number of material factors with a view to maximizing shareholder value in the intermediate and long-term, including the following:
•

the future prospects of Shoreline if it were to continue to operate as an independent, stand-alone entity, particularly in view of the rapid and ongoing consolidation in the financial services industry and increasing competition in Shoreline's markets;

•	the fact that the market value of the consideration to be received by Shoreline's shareholders in the merger represented a premium over Shoreline's then current trading price;

•	the fact that Shoreline shareholders should not recognize any gain or loss for federal income tax purposes upon the receipt of Chemical common stock in the merger;

•	the historical performance of Chemical - including its twenty-five year history of consecutive increases in both annual per share earnings and dividends - and its perceived future prospects;

•	the apparent competence, experience, and integrity of Chemical's management;

•	the opinion of KBW that the financial terms of the merger are fair to Shoreline shareholders from a financial point of view; and

•	the extensive process that the board of directors and KBW followed in obtaining proposals for the merger or acquisition of Shoreline.

          The board of directors of Shoreline also believes that, by becoming part of a larger organization with greater resources, Shoreline will be able to serve its customers and communities better and provide a broader array of products and services that will be more competitive with other financial service providers in southwestern Michigan.

Shoreline's board of directors recommends that you
vote FOR the approval of the merger agreement

Chemical

          Chemical believes the proposed merger with Shoreline will enable Chemical to establish a presence in southwestern Michigan. Chemical believes that its expansion into southwestern Michigan should supplement Chemical's strong presence in the mid-section of Michigan's lower peninsula and contribute to Chemical's overall ability to compete in the regional banking industry.

Chemical's board of directors recommends that you
vote FOR the approval of the merger agreement

Opinion of Shoreline's Financial Advisor

          In June 2000, Keefe, Bruyette, & Woods, Inc. were retained by Shoreline to advise Shoreline in connection with a possible merger or sale of Shoreline. Shoreline selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the proposed merger and is familiar with Shoreline and its business. As part of its investment banking business, KBW is continually engaged in the valuation of banking companies and their securities in connection with mergers and acquisitions.

          As part of its engagement, representatives of KBW participated in a meeting of the Shoreline board of directors held on August 20, 2000 and presented its financial analyses of the proposed merger. During the August 20, 2000 meeting, KBW rendered an oral opinion (subsequently confirmed in writing) that, as of such date, the financial terms of the merger were fair to the shareholders of Shoreline common stock from a financial point of view. Such opinion was reconfirmed in writing as of the date of this prospectus and joint proxy statement.

          The full text of KBW's updated written opinion dated as of the date of this prospectus and joint proxy statement is attached as Appendix C to this document and is here incorporated by reference. The description of the opinion set forth in this discussion is qualified in its entirety by reference to Appendix C. Shoreline shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in connection with the proposed merger.

          KBW'S OPINION IS DIRECTED TO THE SHORELINE BOARD OF DIRECTORS AND ADDRESSES ONLY THE FINANCIAL TERMS OF THE PROPOSED MERGER. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION TO PROCEED WITH THE PROPOSED MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHORELINE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE PROPOSED MERGER OR ANY OTHER MATTER.

          KBW has informed Shoreline that in arriving at its written opinion, KBW, among other things, (1) reviewed Shoreline's annual reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1999 and Shoreline's quarterly reports on Form 10-Q and related unaudited financial information for the quarterly periods ended June 30, 2000 and March 31, 2000; (2) reviewed Chemical's annual reports on Form 10-K and related audited financial information for the three fiscal years ended December 31, 1999 and Chemical's quarterly reports on Form 10-Q and related unaudited financial information for the quarterly periods ended June 30, 2000 and March 31, 2000; (3) reviewed certain limited financial information, including financial forecasts related to the respective businesses, earnings, assets and prospects, of Shoreline and Chemical furnished to KBW by senior management of Shoreline and Chemical as well as projected cost savings estimates and transaction related expenses expected to result from the proposed merger furnished to it by senior management of Shoreline; (4) conducted certain limited discussions with members of senior management of Shoreline and Chemical concerning their respective businesses, financial conditions, earnings, assets, liabilities, operations, regulatory condition, financial forecasts, contingencies and prospects of Shoreline and Chemical, and their respective views as to the future financial performance of Shoreline, Chemical, and the combined entity, as the case may be, following the proposed merger; (5) reviewed the historical market prices and trading activity for Shoreline common stock and Chemical common stock and compared them with that of certain publicly traded companies that KBW deemed to be relevant; (6) compared the respective results of operations of Shoreline and Chemical with those of certain companies that KBW deemed to be relevant; (7) considered, based upon information provided by Shoreline's and Chemical's senior management, the pro forma impact of the proposed merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of Shoreline and Chemical; (8) compared the proposed financial terms of the proposed merger contemplated by the merger agreement with the financial terms of certain other mergers and acquisitions that KBW deemed to be relevant; (9) reviewed the merger agreement and related stock option agreement; and (10) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as KBW deemed necessary.

          In preparing its opinion, KBW, with Shoreline's consent, assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by Shoreline and Chemical, including that which is contemplated in the numbered items above, and KBW has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Shoreline or Chemical or any of their subsidiaries, nor has it been furnished any such evaluation or appraisal. KBW is not an expert in the evaluation of allowances for loan losses, and, with Shoreline's consent, it has not made an independent evaluation of the adequacy of the allowance for loan losses of Shoreline or Chemical, nor has it reviewed any individual credit files relating to Shoreline or Chemical, and, with Shoreline's consent, it assumed that the respective aggregate allowances for loan losses for both Shoreline and Chemical are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, it has not conducted any physical inspection of the properties or facilities of Shoreline or Chemical. With Shoreline's consent, KBW also assumed and relied upon the senior management of Shoreline and Chemical as to the reasonableness and achievability of the financial forecasts (and the assumptions and bases therefore) provided to, and discussed with, KBW. KBW has assumed with Shoreline's consent that such forecasts, including without limitation, financial forecasts, evaluations of contingencies, expected savings and operating synergies resulting from the proposed merger and projections regarding underperforming and non-performing assets, net charge-offs, adequacy of reserves, future economic conditions and results of operations reflect the best currently available estimates and judgments of the senior management of Shoreline and Chemical and/or the combined entity, as the case may be. KBW's opinion is predicated on the proposed merger receiving the tax and accounting treatment contemplated in the merger agreement. KBW's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

          KBW's opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures that may be imposed or required in the course of obtaining regulatory approval for the proposed merger.

          In connection with rendering its opinion dated August 20, 2000, KBW performed a variety of financial analyses, consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by KBW in this regard, although it describes all material analyses performed by KBW. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, KBW believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying KBW's opinion.

          In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Shoreline, Chemical, and KBW. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness to the shareholders of Shoreline common stock of the financial terms of the proposed merger and were provided to Shoreline's board of directors in connection with the delivery of KBW's opinion. KBW gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected merger transactions summarized below, no company utilized as a comparison is identical to Shoreline or Chemical. Accordingly, an analysis of comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of the companies concerned. The analyses do not purport to be appraisals or to reflect the prices at which Shoreline and Chemical might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion is just one of many factors taken into consideration by Shoreline's board of directors.

          The projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of Shoreline and Chemical. Shoreline and Chemical do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the proposed merger, and as a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

          The following is a summary of the material analyses presented by KBW to Shoreline's board of directors in connection with its August 20, 2000 opinion.

          Fixed Exchange Ratio Summary. KBW reviewed with the Shoreline board of directors the 0.64 fixed Exchange Ratio offered for each share of Shoreline and the range of values of the Exchange Ratio at different stock prices of Chemical. KBW also reviewed the average $19.55 price of Chemical common stock (walkaway price) below which Shoreline could decline to move forward with the merger unless Chemical agreed to adjust the Exchange Ratio in order to assure that Shoreline shareholders would receive no less than $12.51 of Chemical stock.

          Valuation Analysis of the Fixed Exchange Offer. Based upon the closing price of Chemical common stock at $23.00 per share on August 18, 2000, and 11,529,000 fully diluted shares outstanding, KBW valued the 0.64 Exchange Ratio at

$14.72 per share and the total consideration of approximately $170 million. KBW calculated the following multiples represented by the consideration of $14.72 per Shoreline share:

Shoreline Basis	Multiple

Last 12 months earnings per share	13.55x
Book value per share	2.08x
Tangible book value per share	2.50x

Premium

Market	15.00%
Assets	16.11%
Core deposits (tangible premium)	10.28%

          Relative Contribution Analysis. KBW analyzed the contribution of each of Chemical and Shoreline to the combined entity based on certain balance sheet and income statement data for quarter ended June 30, 2000 and based on the projections of future financial performance provided by senior management of Chemical and Shoreline. The analysis showed that, among other things, Chemical and Shoreline would contribute 64.7% and 35.3%, respectively, to the total assets of the combined company, 65.7% and 34.3% to total deposits, 75.8% and 24.2% to total stockholders' equity and 68.4% and 31.6% to latest quarter annualized net income available to common equity. The analysis further showed that, based on 2000 projected earnings, Chemical and Shoreline would contribute 68.6% and 31.4%, respectively.

          Pro Forma Merger Analysis. KBW performed pro forma merger analysis of combined projected income statement and balance sheet information to estimate the financial impact of the merger on Chemical and Shoreline shareholders. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of the pro forma company.

          This analysis indicated that the merger is expected to be accretive to Chemical's estimated GAAP earnings per share and slightly dilutive to Chemical's estimated cash earnings per share beginning in 2001. The analysis also indicated that the merger is expected to be dilutive to Chemical's book value per share and dilutive to tangible book value per share.

          From the perspective of a Shoreline shareholder, KBW's analysis indicated that the merger is expected to be accretive to Shoreline's estiamted GAAP earnings per share and accretive to Shoreline's estimated cash earnings per share beginning in 2001. The analysis also indicated that the merger is expected to be accretive to Shoreline's book value per share and accretive to tangible book value per share. The analysis also indicated that the merger is expected to be dilutive to Shoreline's dividends per share; however, pursuant to the merger agreement, Chemical is expected to increase its pro forma dividend rate to a level that would cause the merger to be accretive to Shoreline's dividends per share.

          These analysis were based in part on KBW's published earnings estimates, management's earnings estimates, KBW's and management's long-term estimated growth rates, and on Shoreline management's estimates of the expected savings. KBW assumed 100% of the expected savings would be achieved in 2001. For all of the above analyses, the actual results achieved by the pro forma company following the merger will vary from the projected results, and the variations may be material.

          Discounted Cash Flow Analysis. KBW estimated the present value of future cash flows that would accrue to a holder of a share of Shoreline common stock assuming that Shoreline were to remain independent and the shareholder held the stock for five years and then sold it at the end of that period. The analysis was based on an earnings forecast prepared by Shoreline's management on a stand-alone, independent basis for 2000 and annual net income growth rates of 8% for the years 2001 through 2005. Shoreline's annual dividend rate was assumed to grow at 8% per annum for years 2001 to 2005. Shoreline's terminal value was determined by using market and acquisition price/earnings multiples of 11.2x and 14.0x, respectively. The terminal value and the dividends received were discounted at a rate of 12.0%. This rate was selected because, in KBW's experience, it represents the risk-adjusted rate of return that investors in securities such as the Shoreline common stock would require. On the basis of these assumptions, KBW calculated present values per share of $12.01 and $14.29. KBW also performed present value sensitivity analysis using a range of discount rates and terminal values.

          KBW also estimated the present value of future cash flows that would accrue to a holder of 0.64 shares of Chemical assuming the merger were to occur and assuming the shareholder held the stock through 2005 and sold it at the end of 2005. This analysis was based on several assumptions including Chemical's estimated pro forma earnings per share and net income growth of 8% for years 2002 to 2005. Chemical's annual dividend rate was assumed to grow at 8% per annum for years 2001 to 2005. A 12% discount rate was applied to the dividends received and the 2005 year end market price/earnings multiple of 11.7x and acquisition price/earnings multiple of 14.0x, respectively. On the basis of these assumptions, KBW calculated a present value of 0.64 shares of Chemical of $14.19 and $16.35, respectively.

          KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Shoreline common stock.

          Selected Merger Transactions. KBW also analyzed the proposed merger against two groups of selected bank merger transactions. The analysis was based upon the announced acquisition price of these transactions relative to the last twelve months earnings, stated book value, stated tangible book value, assets and tangible book premium to core deposits. The information analyzed was compiled by KBW from a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry.

          The first group of merger transactions consisted of nine selected midwestern bank transactions announced between January 1999 and August 2000 with target asset size between $500 million and $2 billion.
Acquiring Institution	Selling Institution

Wells Fargo & Company	Brenton Banks, Inc.
Huntington Bancshares	Empire Banc Corporation
Wells Fargo & Company	Michigan Financial
Old Kent Financial Corporation	Grand Premier Financial
Old Kent Financial Corporation	Merchants Bancorp, Inc.
Old National Bancorp	ANB Corporation
Fifth Third Corporation	Peoples Bank Corporation
Sky Financial Group, Incorporated	Mahoning National Bancorp, Inc.
Old Kent Financial Corporation	Pinnacle Banc Group Inc.

          The second group consisted of eight selected nationwide bank merger and acquisition transactions from January 2000 through August 2000 that had a target asset size between $500 million and $2.0 billion.
Acquiring Institution	Selling Institution

BB&T Corporation	FCNB Corp.
M&T Bank Corporation	Premier National Bancorp, Incorporated
Wells Fargo & Company	Brenton Banks, Inc.
U.S. Bancorp	Scripps Financial Corporation
Niagara Bancorp, Inc.	Iroquois Bancorp, Inc.
Huntington Bancshares	Empire Banc Corporation
Sterling Financial Corp.	Hanover Bancorp, Inc.
Carolina First Corporation	Anchor Financial Corporation

          The table below summarizes the average multiples for the proposed merger between Chemical and Shoreline versus the two selected comparable transaction groups as of August 18, 2000.
Transaction Multiples	Chemical / Shoreline	1st Group of Transactions (Midwest)	2nd Group of Transactions (Nationwide)

Number of transactions		9	8
Deal price per share as a multiple to:
- Book value per share	208%	267%	265%
- Tangible book value per share	250%	285%	272%
- Last 4 quarters earnings per share	13.55x	19.64x	20.48x
- Assets	16.11x	26.03x	19.75x
- Tangible book premium/core deposits	10.28x	25.34x	17.76x

          KBW noted that, during the period covered, there had been a distinct trend of decline in bank stock valuation and transaction multiples. Accordingly, KBW noted that multiples of transactions during this period, especially earlier transactions, were not necessarily representative of multiples that could reasonably be expected in current transactions. Due to the recent decline in bank stock valuations since the fourth quarter 1999, KBW also analyzed selected midwestern acquisitions where the transaction multiples were adjusted to reflect the decline in acquirors' stock prices from the announcement date to August 18, 2000.
Acquiring Institution	Selling Institution

Wells Fargo & Company	Brenton Banks, Inc.
Huntington Bancshares	Empire Banc Corporation
Wells Fargo & Company	Michigan Financial
Old Kent Financial Corporation	Merchants Bancorp, Inc.
Fifth Third Corporation	Peoples Bank Corporation
Citizens Banking Corporation	F&M Bancorporation, Inc.
Old Kent Financial Corporation	Pinnacle Banc Group Inc.

          The table below summarizes the multiples for the proposed merger between Chemical and Shoreline versus the median multiples at announcement and as adjusted to reflect the acquirors current market prices of the selected comparable transaction group.
Transaction Multiples	Chemical/ Shoreline	At Announcement	Adjusted to Reflect Buyer's Current Price

Number of transactions		7	7
Deal price per share as a multiple to:
- Last 4 quarters earnings per share	13.55x	19.75x	16.35x

          Selected Peer Group Analysis. KBW reviewed the financial and market performances of Chemical, Shoreline and each of their respective peer groups based on various financial measures, including earnings performance, operating efficiency, capital adequacy and asset quality, and various measures of market performance, including market to book values, price to earnings, price to estimated earnings and dividend yield. For purposes of such analysis, the financial information used by KBW for Chemical and Shoreline and their comparable companies was as of and for the quarter ended June 30, 2000, unless otherwise noted, and market price information was as of August 18, 2000. Additionally, estimated earnings per share data were derived from Institutional Broker's Estimate System ("IBES") unless otherwise noted.

          KBW analyzed a set of comparable companies used as peers of Chemical which were comprised of ten financial institutions headquartered in the midwest and having assets between $1.5 billion and $5 billion. This group included the following companies:
Republic Bancorp Inc. (MI)	Wintrust Financial (IL)
AMCORE Financial, Inc. (IL)	Mississippi Valley Bancshares, Inc. (MO)
First Financial Bancorp (OH)	Independent Bank Corporation (MI)
1st Source Corporation (IN)	Second Bancorp, Incorporated (OH)
Area Bancshares Corporation (KY)	Mid-America Bancorp (KY)

The following table is a review of the financial performance ratios of Chemical compared to its peers:
Financial Performance Ratio	Chemical	Peer Average

Return on average assets	1.49%	1.21%
Return on average equity	11.24%	15.52%
Net interest margin	4.35%	3.99%
Efficiency ratio	53.83%	58.10%
Non-interest income/Total Revenue	18.59%	25.8%
Equity/Assets	13.19%	7.73%
Tangible equity/Assets	12.86%	7.19%
Non-performing assets/Total Loans+ REO	0.19%	0.54%
Net Charge-offs/Average Loans	0.02%	0.19%
Loan loss reserves/Nonperforming Loans	1,269%	395%

KBW also analyzed the market performance ratios of Chemical and its peer group:
Market Performance Ratios	Chemical	Peer Average

Price to:
Book value per share	1.26x	1.56x
Tangible Book value per share	1.30x	1.70x
-Dividend yield	3.83%	2.77%

          The set of comparable companies used as peers of Shoreline was comprised of thirteen midwestern banking institutions having assets between $975 million and $2.0 billion. These companies are listed as follows, along with the state in which each is headquartered.
First Financial Corporation (IN)	BancFirst Ohio Corp. (OH)
Chemical Financial Corporation (MI)	Monroe Bank & Trust (MI)
Independent Bank Corporation (MI)	First Oak Brook Bancshares, Inc. (IL)
Second Bancorp, Incorporated (OH)	Peoples Bancorp Inc. (OH)
First Merchants Corporation (IN)	Lakeland Financial Corporation (IN)
MB Financial, Inc. (IL)	First National Bancorp, Incorporated (IL)
Midwest Banc Holdings, Inc. (IL)

The following table compares the financial performance ratios of Shoreline to its peer group:
Financial Ratio	Shoreline	Peer Average

Return on average assets	1.27%	1.12%
Return on average equity	16.57%	14.88%
Net interest margin	3.99%	3.83%
Efficiency ratio	55.67%	56.01%
Non-interest income/Total Revenue	18.33%	20.00%
Equity/Assets	7.74%	7.66%
Tangible equity/Assets	6.44%	7.12%
Non-performing assets/Total Loans+ REO	0.27%	0.49%
Net Charge-offs/Average Loans	0.02%	0.30%
Loan loss reserves/Nonperforming Loans	124.45%	408.00%

          KBW also compared the market performance ratios as of August 18, 2000 of Shoreline to the midwestern peer group in the following table:
Market Performance Ratios	Shoreline August 18, 2000	Peer Average

Price to:
-Book value per share	1.80x	1.50x
-Tangible Book value per share	2.16x	1.66x
-Dividend yield	4.48%	3.25%

          In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Chemical and Shoreline. The analyses performed by KBW are not necessarily indicative of actual values or actual future results that may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness, from a financial point of view, and were provided to the Shoreline board of directors in connection with the delivery of KBW's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion, along with its presentation to the Shoreline board of directors, was just one of many factors taken into consideration by Shoreline's board of directors in unanimously approving the merger agreement.

          The summary contained herein provides a description of material analyses prepared by KBW in connection with the rendering of its opinion. The summary set forth above does not purport to be a complete description of the analyses performed by KBW in connection with the rendering of its opinion. The preparation of the fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in KBW's presentation and opinion. The ranges of valuation resulting from any particular analysis described above should not be taken to be KBW's view of the actual value of Shoreline or Chemical. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

          Pursuant to their engagement letter, Shoreline agreed to pay KBW a cash fee of equal to 0.80% of the aggregate consideration offered in the proposed merger ("Cash Fee") with the first $100,000 payable concurrently with the execution of an agreement in principle or a definitive agreement contemplating the consummation of the proposed merger, with the next $200,000 payable promptly after the mailing of any proxy statement or registration statement relating to the proposed merger, and with the balance payable at the time of closing. Shoreline has also agreed to reimburse KBW for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other advisor retained by KBW. Shoreline has also agreed to indemnify KBW, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the Federal securities laws. In addition, KBW has provided, and may provide in the future, certain investment banking services to Shoreline from time to time, for which it has received, and will receive, customary compensation, including acting as financial advisor for Shoreline in connection with the merger agreement.

          In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Chemical and Shoreline, and, as a market maker in securities, KBW may, from time to time, have a long or short position in, and buy or sell, equity securities of Chemical and Shoreline for its own account and for the accounts of its customers. To the extent that KBW has any such position as of the date of the fairness opinion attached as Appendix C hereto, it has been disclosed to Shoreline.

Opinion of Chemical's Financial Advisor

          In July 2000, W.Y. Campbell & Company ("WYC&C") was retained by Chemical to advise Chemical in connection with a possible merger or acquisition of Shoreline. WYC&C is an investment banking and merger and acquisition advisory firm and has been a financial advisor to Chemical on numerous banking transactions over the past number of years. In addition to the general financial analysis, transaction structure analysis, and pricing analysis, advice and negotiation which WYC&C performed on behalf of Chemical relative to the potential acquisition of Shoreline, WYC&C was asked to provide the board of directors of Chemical with a fairness opinion.

          Chemical's board of directors retained WYC&C based upon the recognized experience and expertise of WYC&C. WYC&C is a nationally recognized investment banking and advisory firm. WYC&C, as part of its investment banking and advisory business, is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions and private placements of securities and valuations for estate, corporate and other purposes. Chemical selected WYC&C as its financial advisor because of its reputation and because of its experience in transactions such as the merger.

          WYC&C delivered its oral opinion to Chemical's management on August 17, 2000, confirmed by its written opinion dated August 21, 2000, stating that, as of the date of such opinion and based on the matters set forth in such opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of Chemical common stock. WYC&C was retained by Chemical to express an opinion as to the fairness, from a financial point of view, to the holders of Chemical common stock of the Exchange Ratio. WYC&C did not address Chemical's underlying business decision to proceed with the merger and did not make any recommendation to the Chemical board of directors or to the shareholders of Chemical with respect to approval of the merger. Chemical determined the Exchange Ratio and WYC&C made no recommendation as to the Exchange Ratio.

          The full text of the opinion of WYC&C, which sets forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by WYC&C, is attached as Appendix D to this prospectus and joint proxy statement. Holders of Chemical common stock are urged to read the opinion in its entirety. WYC&C'S OPINION IS DIRECTED ONLY TO THE EXCHANGE RATIO IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO CHEMICAL SHAREHOLDERS AS TO HOW SUCH SHAREHOLDERS SHOULD VOTE RELATIVE TO THE MERGER. The summary set forth in this document of the opinion of WYC&C is qualified in its entirety by reference to the full text of the opinion attached hereto as Appendix D.

          In arriving at its opinion, WYC&C reviewed: (i) the merger agreement; (ii) certain publicly available information for Chemical and Shoreline, including each of the annual reports on Form 10-K for each of the years ended December 31, 1997, December 31, 1998 and December 31, 1999 of Chemical and Shoreline and each of the quarterly reports of Chemical and Shoreline on Form 10-Q for each of the quarters ended March 31, 2000 and June  30, 2000; (iii) certain internal financial analyses, financial forecasts of cost savings and other synergies, reports and other information concerning Chemical and Shoreline prepared by the respective managements of Chemical and Shoreline; (iv)  discussions that WYC&C had with certain members of the managements of each of Chemical and Shoreline concerning the historical and current business operations, financial conditions and prospects of Chemical and Shoreline and such other matters as WYC&C deemed relevant; (v) the reported price and trading histories of the shares of common stock of Chemical and Shoreline as compared to the reported price and trading histories of certain publicly traded companies that WYC&C deemed relevant; (vi) the respective financial conditions of Chemical and Shoreline as compared to the financial conditions of certain publicly traded companies that WYC&C deemed relevant; (vii) certain financial terms of the merger as compared to the financial terms of selected other business combinations that WYC&C deemed relevant; and (viii) such other information, financial studies, analyses and investigations and such other factors that WYC&C deemed relevant for the purpose of its opinion.

          In conducting its review and arriving at its opinion, as contemplated under the terms of its engagement by Chemical, WYC&C, with the consent of Chemical, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Chemical or Shoreline, respectively, or publicly available. WYC&C did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. WYC&C further relied upon the assurance of management of Chemical that they were unaware of any facts that would make the information provided or available to WYC&C incomplete or misleading in any respect. WYC&C, with the consent of Chemical, assumed that the forecasted cost savings and other synergies that WYC&C examined were reasonably prepared by management of Chemical on bases reflecting the best currently available estimates and good faith judgments of such management. Chemical informed WYC&C, and WYC&C assumed, that the merger would be recorded as a pooling-of-interests under generally accepted accounting principles. Further, WYC&C assumed, with the consent of Chemical, that the management projections supplied to WYC&C as to the future financial performance of Chemical and Shoreline provide a reasonable basis for its opinion. WYC&C did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Chemical or Shoreline, nor was WYC&C furnished with such materials. WYC&C assumed, without independent verification, that the aggregate allowances for credit losses for Chemical and Shoreline were adequate to cover such losses. WYC&C's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by WYC&C on the date thereof. WYC&C does not have any obligation to update its opinion, unless requested by Chemical in writing to do so, and WYC&C expressly disclaimed any responsibility to do so in the absence of any such request.

          In connection with rendering its opinion to the board of directors of Chemical, WYC&C performed a variety of financial analyses that are summarized below. WYC&C believes that its analyses and the factors must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the process underlying WYC&C's opinion. WYC&C arrived at its opinion based on the results of all the analyses it undertook assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a fairness opinion is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description. With respect to the comparable company analysis and bank merger transaction analysis summarized below, no public company utilized as a comparison is identical to Chemical or Shoreline, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. The financial forecasts of cost savings and other synergies furnished by management of Chemical and Shoreline, and their estimates of future earnings, contained in or underlying WYC&C's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. Estimates of values of companies or assets do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. None of the analyses performed by WYC&C was assigned a greater significance by WYC&C than any other.

          The following is a brief summary of the analyses performed by WYC&C in connection with providing its oral opinion as of August 17, 2000 and its written confirmation dated August 21, 2000:

          Analysis of Comparable Merger Transactions. WYC&C analyzed commercial bank acquisition transactions announced in 1999 and 2000 involving institutions with a total asset size of between $500 million and $2 billion. Additionally, WYC&C further analyzed this pool of transactions by location of the target institution, specifically looking at Midwest banking transactions as compared to national banking transactions.

          The national comparable transactions which were analyzed by WYC&C were:
Acquiring Institution	Selling Institution

BB&T Corporation	Mason-Dixon Bancshares, Inc.
Independence Community Banking Corp.	Broad National Bancorporation
Summit Bancorp	Prime Bancorp, Inc.
Union Planters Corporation	Republic Banking Corporation of Florida
BancWest Corporation	SierraWest Bancorp
BB&T Corporation	Matewan BancShares, Inc.
Zions Bancorporation	Pioneer Bancorporation
SouthTrust Corporation	First of Groves Corp.
Hudson United Bancorp	JeffBanks, Inc.
Webster Financial Corporation	New England Community Bancorp, Inc.
BB&T Corporation	Premier Bancshares, Inc.
Wells Fargo & Company	First Place Financial Corporation
First Charter Corporation	Carolina First BancShares Inc.
BB&T Corporation	Hardwick Holding Company
Carolina First Corporation	Anchor Financial Corporation
Sterling Financial Corporation	Hanover Bancorp, Inc.
U.S. Bancorp	Scripps Financial Corporation
Wells Fargo & Company	Breton Banks, Inc.
M&T Bank Corporation	Premier National Bancorp, Inc.
BB&T Corporation	FCNB Corp.

          The Midwest merger transactions analyzed by WYC&C were:
Acquiring Institution	Selling Institution

Old Kent Financial Corporation	Pinnacle Banc Group, Inc.
Sky Financial Group Inc.	Mahoning National Bancorp Inc.
Fifth Third Bancorp	Peoples Bank Corporation of Indianapolis
Old Kent Financial Corporation	Merchants Bancorp, Inc.
Old National Bancorp	ANB Corporation
Old Kent Financial Corporation	Grand Premier Financial, Inc.
Wells Fargo & Company	Michigan Financial Corporation
Huntington Bancshares Inc.	Empire Banc Corporation

          The first analysis performed on these comparable transactions was based on publicly announced book values and earnings per shares for the 12 months preceding the announcement of the relevant transaction and the consensus of publicly available earnings per share estimates for the next fiscal year and subsequent to the announcement date of the relevant transaction.

          The table below represents the average multiples for the proposed merger between Chemical and Shoreline utilizing the closing price of Chemical as of August 21, 2000 and an Exchange Ratio of 0.64 versus the two selected comparable transaction groups:
	Chemical/	Midwest	National
	Shoreline	Transactions	Transactions

Deal price per share as a multiple to:
Book Value	212%	276%	286%
Tangible Book Value	255%	296%	303%
Trailing 12 Months	13.8x	20.2x	23.2x
Deposit Premium	12.7%	23.4%	20.8%

          WYC&C noted that, during the period covered, there had been a distinct trend of decline in bank stock valuation and transaction multiples. Accordingly, WYC&C noted that multiples of transactions during this period, especially earlier transactions, were not necessarily representative of multiples that could reasonably be expected in current transactions.

          The second analysis performed on these two groups of comparable transactions was a comparison of the per share acquisition price at the time of initial announcement relative to the target's trading price at one day prior to the announcement date, five days prior to the announcement date and one month prior to the announcement date.

          The table below represents the premium to the trading price for the proposed merger between Chemical and Shoreline versus the two selected comparable transaction groups:
Transaction Multiples	Chemical/ Shoreline	Midwest Transactions	National Transactions

Premium to prior trading price:
1 Day	19.1%	31.1%	29.3%
5 Day	19.1%	42.6%	36.3%
1 Month	22.8%	47.7%	44.1%

          Pro Forma Merger Analysis. WYC&C analyzed the financial impact of the merger on the holders of Chemical common stock and Shoreline common stock. This analysis showed that the Exchange Ratio would result in a pro forma ownership of the combined entity of approximately 66% by the shareholders of Chemical and approximately 34% by the shareholders of Shoreline, prior to exercise of any outstanding options, and that Chemical would issue approximately 7.4 million shares of Chemical common stock in the merger.

          Summary Contribution Analysis. WYC&C computed the contribution of each of Chemical and Shoreline to the combined entity's income statement and balance sheet data for the period ended June 30, 2000 and for the projections of future financial performance provided by the managements of Chemical and Shoreline. This analysis showed that, among other things, Chemical and Shoreline contribute 64.7% and 35.3%, respectively, to the total assets of the combined company, 65.7% and 34.3%, respectively, to the total deposits of the combined company, 75.7% and 24.3%, respectively, to the total shareholders' equity of the combined company, and 69.1% and 30.9%, respectively, to the total trailing 12  months net income available to common equity. On further analysis, it was determined that based on projected 2000 earnings, Chemical and Shoreline would contribute 69.0% and 31.0%, respectively.

          Accretion/Dilution Analysis. WYC&C analyzed the pro forma financial impact of the merger, on both a generally accepted accounting principles basis and on a cash basis, on Chemical's earnings per share. For purposes of these analyses, WYC&C utilized management's estimates for net income and the anticipated cost savings and synergies. Further, WYC&C assumed that 76%, 93% and 100% of the anticipated cost savings would be achieved in 2001, 2002 and 2003, respectively. WYC&C's analyses of the merger from Chemical's perspective showed that the transaction would be accretive to Chemical's earnings per share on a GAAP basis and on a cash basis in the fiscal year ended 2002.

          Discounted Cash Flow Analysis. WYC&C performed discounted cash flow analysis to determine the present value of Shoreline through 2005 using the estimates for net income provided by Chemical's and Shoreline's management in the event Shoreline remained independent during this period. This analysis was based on the assumption that net income would grow at the rate of 7% per year during the period of 2001 to 2006. Additionally, it was assumed that Shoreline's annual dividend would increase at the rate of 7% per year during this time period. Shoreline's terminal value was determined by using an average multiple to trailing earnings of 20.2, which represents the acquisition multiple for selected Midwestern banks for 1999 and 2000. The terminal value and the dividends received were discounted at the rates of 12% and 14%. This range was selected because, in WYC&C's opinion, it represents the range of risk-adjusted rates of return required by investors in securities of a similar nature to Shoreline. On the basis of these assumptions, WYC&C calculated a range of present values per share of $15.64 to $17.39. Additionally, WYC&C performed additional sensitivity analysis on the above analysis utilizing alternative terminal values and discount rates.

          Chemical and WYC&C have entered into a letter agreement, dated July 20, 2000 (the "WYC&C Engagement Letter"), relating to the services to be provided by WYC&C in connection with the Merger. Chemical has agreed to pay WYC&C a fee equal to $800,000 for these services including the rendering of the opinion. Chemical has also agreed to reimburse WYC&C for out-of-pocket expenses. Chemical also has agreed to indemnify WYC&C, its officers, directors and affiliates against certain liabilities, including liabilities under the federal securities laws.

          WYC&C in the past from time to time has provided financial advisory services to Chemical, for which services WYC&C has received customary fees.

Closing and Effective Time of the Merger

          Chemical and Shoreline have agreed to schedule the closing of the merger on a mutually agreed upon date and anticipate that the closing will occur in January or February 2001. If they cannot agree upon a date, either party may schedule the closing by giving the other party five business days' prior written notice of the desired closing date. However, neither party may give such notice unless and until (1) all applicable government consents to or approvals of the merger have been obtained (including the expiration of any applicable waiting periods), and (2) Chemical's and Shoreline's shareholders have approved the merger agreement.

          The "Effective Time" of the merger is the date and time following the closing that the merger is legally completed. The Effective Time will be specified in the Certificate of Merger filed with the state of Michigan and will be a time and date selected by Chemical. The Effective Time may not be later than five business days after the closing occurs.

Effect of Certain Declines in the Chemical Common Stock Price

          Shoreline has the right to terminate the merger agreement and not complete the merger if:
•	The Final Chemical Price is less than $19.55, and

•

The number determined by dividing the Final Chemical Price by $23.00 is less than the number obtained by subtracting 0.15 from the quotient obtained by dividing the average of the average closing prices per share on the 20 consecutive full trading days ending on the sixth business day before the scheduled closing of each of the common stocks for 13 regional bank holding companies of similar size (as set forth in Section 2.2 of the merger agreement attached as Appendix A to this prospectus and joint proxy statement) (referred to as "Index Companies") by (b) the average of the closing prices per share of each of the common stocks of the Index Companies as of August 18, 2000.

The "Final Chemical Price" is the average closing price of Chemical common stock during the 20 consecutive trading days ending on the sixth trading day before the closing.

          In other words, if the Final Chemical Price is less than $19.55 and there is a decline in the trading price of Chemical common stock which is more than 15% greater than the change in the prices of the stocks of the Index Companies over the same period (as calculated above), Shoreline has the right (but not the obligation) to terminate the merger agreement or to request an adjustment to the Exchange Ratio. You should note that this right to terminate the merger agreement or request an adjustment to the Exchange Ratio is only available to Shoreline after the Final Chemical Price has been determined. The Final Chemical Price may be determined only after the closing of the merger has been scheduled. The closing will either be scheduled by the mutual agreement of the parties or by either Chemical or Shoreline upon five business days' notice to the other party. The party that schedules the closing will therefore know what the Final Chemical Price is at the time that it elects to give notice of the closing.

          If Shoreline requests an adjustment to the Exchange Ratio, the Exchange Ratio would be adjusted by multiplying the Exchange Ratio by $19.55 and then dividing the resulting amount by the Final Chemical Price. The effect of any such adjustment would be to increase the Exchange Ratio and therefore increase the number of shares of Chemical common stock receivable for each share of Shoreline common stock. If Shoreline requests that the Exchange Ratio be adjusted, Chemical has a limited period of time in which to agree to the adjustment or refuse to adjust the Exchange Ratio. If within that time period Chemical refuses to adjust the Exchange Ratio, then Shoreline has the option to either proceed with the merger using the original Exchange Ratio or terminate the merger agreement and abandon the merger.

Effect of Decrease in Shoreline's Shareholders' Equity

          If as of the "Final Statement Date," the adjusted shareholders' equity of Shoreline is less than $86,500,000, Chemical has the right to terminate the merger agreement. The "Final Statement Date" is the month-end agreed upon by the parties after the shareholders of Shoreline and Chemical have approved the merger agreement and after all regulatory approvals have been obtained (which may be prior to the expiration of all related statutory waiting periods). If Shoreline and Chemical do not agree upon a month-end, either party may specify the preceding month-end as the Final Statement Date. Once the Final Statement Date has been determined, Shoreline will prepare a consolidated balance sheet of Shoreline as of the Final Statement Date and the computation of Shoreline's adjusted shareholders' equity as of the Final Statement Date. The balance sheet will be prepared in accordance with generally accepted accounting principles and will be reviewed by Crowe, Chizek and Company LLP, Shoreline's independent auditors. Chemical must deliver notice of its decision to terminate the merger agreement to Shoreline in writing within three business days of Chemical's receipt of the balance sheet. Although Chemical would have the right to terminate the merger agreement, Chemical is not obligated to terminate the merger agreement under these circumstances.

          Shoreline's adjusted shareholders' equity is its total shareholders' equity as of the Final Statement Date, computed in accordance with generally accepted accounting principles and in a manner consistent with Shoreline's annual and quarterly reports filed with the Securities and Exchange Commission. However, total shareholders' equity will be adjusted so that no expense will be accrued or deductions made for any of the following:
•	transaction-related expenses that Shoreline has or will incur as a result of the merger;

•	elements of the provision for loan losses;

•	any and all accruals for severance pay, "stay bonuses" or other compensation expense accrued as a result of the merger; and

•	the amount of the "accumulated other comprehensive income/(loss)" balance sheet line item.

Regulatory Approvals

          Before Chemical and Shoreline may complete the merger, Chemical must receive the approval of the Federal Reserve Board. In addition, if and when the Federal Reserve Board approves the merger, Chemical and Shoreline must wait an additional 30 days before completing the merger to allow the U.S. Department of Justice to take further action to delay or block the merger. However, if the Department of Justice does not issue adverse comments during the first 15 days of this period, Chemical and Shoreline may complete the merger at that time. Chemical filed its application for approval of the merger with the Federal Reserve Board on or about October 24, 2000. While Chemical expects to receive Federal Reserve Board approval, no assurance can be made as to whether or when the approval will be given.

Distribution of Chemical Common Stock

          At the Effective Time of the merger, Shoreline will cease to have shareholders. Certificates that represented shares of Shoreline common stock outstanding immediately before the merger (referred to as the "Old Certificates") will then represent the right to receive (1) shares of Chemical common stock and (2) cash in lieu of fractional shares.

          If Chemical declares a dividend on the Chemical common stock payable to shareholders of record of Chemical as of a record date after the merger, holders of the Old Certificates will be entitled to receive that dividend. However, holders of Old Certificates will not actually receive dividends payable to holders of record of Chemical common stock after the merger until they physically deliver the Old Certificates with properly submitted transmittal materials. Upon physical exchange of the Old Certificates, former Shoreline shareholders will be entitled to receive from Chemical an amount equal to all such dividends declared and paid with respect to those shares (without interest and less the amount of taxes, if any, that may have been imposed or paid).

          As soon as practicable after the merger, Chemical will cause Computershare, Inc. or another bank or trust company that Chemical may designate (referred to as the "Exchange Agent") to send former Shoreline shareholders transmittal materials to be used to exchange the Old Certificates. Holders of the Old Certificates may then elect (1) to receive Chemical common stock certificates; or (2) to enroll in Chemical's dividend reinvestment program. If you elect to enroll in Chemical's dividend reinvestment program, any cash payable to you for fractional shares will be invested in Chemical common stock at the next regular investment date under the dividend reinvestment program. The transmittal materials will contain instructions with respect to the surrender of Old Certificates and the selection of these exchange options. In the absence of a selection by you of any of these options, you will receive Chemical common stock certificates for your Old Certificates without enrolling in Chemical's dividend reinvestment program. Chemical will deliver to the Exchange Agent that number of shares of Chemical common stock issuable in the merger and the amount of cash payable for fractional shares in the merger.

          Promptly after former Shoreline shareholders deliver their Old Certificates to the Exchange Agent, the Exchange Agent will register the shares of Chemical common stock issuable to them in the name and at the address appearing on Shoreline's stock records as of the time of the merger or such other name or address requested by them in the transmittal materials. The Exchange Agent will not be required to register the shares in that manner until it has received all of your Old Certificates (or an affidavit of loss and indemnity bond for such certificate or certificates), together with properly executed transmittal materials. Such Old Certificates, transmittal materials, and affidavits must be in a form and condition reasonably acceptable to Chemical and the Exchange Agent. The Exchange Agent will have discretion to determine reasonable rules and procedures relating to the exchange (or lack thereof) of Old Certificates and the payment for fractional shares.

          After the merger, ownership of shares represented by Old Certificates may be transferred only on the stock transfer records of Chemical. After the merger, Chemical will not transfer any shares of Shoreline common stock that were issued and outstanding immediately before the merger on the stock transfer books of Shoreline. If, after the merger, a former Shoreline shareholder properly presents Old Certificates to the Exchange Agent for transfer, the Exchange Agent will cancel and exchange the Old Certificates for shares of Chemical common stock as provided in the merger agreement.

Exclusive Commitment to Chemical

Board Recommendation

          In the merger agreement, the board of directors of Chemical and Shoreline have agreed to recommend approval of the merger agreement to their respective shareholders. However, Shoreline's board of directors may abstain from recommending the approval of the merger agreement to its shareholders if a "Superior Proposal" has been received in writing and is still pending. A "Superior Proposal" means any bona fide unsolicited offer, proposal, solicitation, or expression of interest made by a third party on terms that the Shoreline board of directors determines in good faith, based on the written advice of KBW or another financial advisor of nationally recognized reputation, to be more materially favorable to Shoreline shareholders than the merger agreement from a financial point of view.

          Withdrawal or modification of the Shoreline board of directors' recommendation of the merger will not be a breach of the merger agreement if a "Fiduciary Event" has occurred and Shoreline provides Chemical at least ten business days' advance notice. A "Fiduciary Event" will be considered to have occurred if and when the Shoreline board of directors has:
•	received in writing a "Superior Proposal" that is then still pending;

•

determined in good faith (having considered the advice of legal counsel) that its fiduciary duties to Shoreline's shareholders under applicable law would require the board of directors to so withdraw, modify, or change its recommendation; and

•	determined to accept and recommend the Superior Proposal to Shoreline shareholders.

However, after a Fiduciary Event has occurred, Chemical may terminate the merger agreement and will retain its rights under the Stock Option Agreement. The existence of such rights under the Stock Option Agreement may reduce the likelihood that a Superior Proposal will be received (see "- Stock Option Agreement" below).

No Negotiations with Third Parties

          In addition to the commitment of the board of directors of Shoreline to recommend the merger to its shareholders, Shoreline has agreed that it (and its directors, officers, employees, attorneys, investment bankers, and other agents) will not directly or indirectly invite, initiate, solicit or encourage any other party to make any proposal involving the sale of Shoreline or Shoreline Bank. Further, Shoreline has agreed that it (and its directors, officers, employees, attorneys, investment bankers, and other agents) will not negotiate with any other party regarding a possible sale of Shoreline or, except as required by applicable law, provide any nonpublic information about itself or any of Shoreline's subsidiaries to any party other than Chemical, unless (1) a Fiduciary Event has occurred and is continuing or (2) there is a reasonable likelihood that a Superior Proposal would result. Before disclosing any information to a party other than Chemical under such circumstances, Shoreline must obtain from such party a confidentiality agreement with terms no less favorable to Shoreline than the terms of the confidentiality agreement between Chemical and Shoreline, and Shoreline can provide to such person only information that has been previously disclosed to Chemical.

Conduct of Shoreline Pending the Completion of the Merger

          In the merger agreement, Shoreline made certain covenants to Chemical. These covenants, which remain in effect until the merger is completed or until the merger agreement has been terminated, are summarized below.

Ordinary Course of Business

          Shoreline has agreed to conduct its business, manage its property and invest its assets only in the usual, regular, and ordinary course in substantially the same manner as before the merger agreement was signed. In particular, Shoreline has agreed, among other things, to:
•	refrain from taking any action that would be inconsistent with or contrary to the merger agreement;

•	comply in all material respects with all laws, regulations and court and administrative orders;

•	make no change in its articles of incorporation, bylaws, or capital stock except as permitted by the merger agreement;

•	use all reasonable efforts to maintain its property and assets in their present condition and to preserve its business organization intact;

•	use all reasonable efforts to maintain and keep in full force and effect insurance coverage on the assets, properties and other business operations;

•	charge off loans and maintain its allowance for loan losses in accordance with its prior practices and regulatory and accounting standards;

•

make no material change in any policies and procedures applicable to conduct of its business, including any loan and underwriting policies, loan loss and charge-offices, investment policies, and employment policies;

•

except to reelect incumbent officers and directors at annual meetings, not increase the number of directors, elect or appoint any person to an executive office, or hire any person to perform the services of an executive officer;

•

take no action to increase the salary, severance or other compensation payable to, or fringe benefits of, or pay any bonus to, any officer or director, or any other class or group of employees as a class or group, except as previously disclosed to Chemical before entering into the merger agreement or with Chemical's consent;

•	take no action to enter into any employment agreement that is not terminable by Shoreline or Shoreline Bank without cost or penalty upon 60 days' or less notice;

•

take no action to borrow money except in the ordinary course of business; take no action to sell, mortgage, or otherwise dispose of any of its property assets unless these properties or assets have a fair market value of less than $175,000;

•	take such reasonable actions as may be necessary to consummate the merger;

•	take no action to enter into any joint venture or strategic alliance;

•	maintain its books, accounts, and records in the usual and ordinary course;

•

notify Chemical of the threat or commencement of any material lawsuit or other proceeding against or relating to Shoreline or Shoreline Bank, their directors, officers, or employees in their capacities as such, their assets, liabilities, businesses or operations, or the merger or the merger agreement;

•

take no action to introduce or change any employee benefit plan, fringe benefit program or other plan for the benefit of its employees except as previously disclosed to Chemical, and make no contributions to existing plans except those consistent in timing and amounts with Shoreline's practices in 1999 and 1998;

•	make no charitable or similar contributions or gifts of cash or other assets except for contributions that, in the aggregate, will have a fair market value not greater than $175,000;

•	take no action to pay, agree to pay, or incur any liability, except for liabilities already accrued on

Shoreline's books as of the date of the merger agreement, for the purchase or lease of any item of real property, fixtures, equipment or other capital asset in excess of $175,000 individually or in excess of $350,000 in the aggregate with respect to Shoreline, except for prior commitments that were disclosed to Chemical before entering into the merger agreement;

•

refrain from entering into any new service agreements that are not terminable by Shoreline or Shoreline Bank without penalty upon 60 days' or less notice, except for contracts for services which do not exceed $175,000 in the aggregate, excepting contracts for services relating to the merger; or

•

take no action to open, enlarge or materially remodel any bank or other facility or to lease, purchase or otherwise acquire any real property for use as a branch bank, or apply for regulatory approval of any new branch bank, except for prior commitments made by Shoreline Bank that were disclosed to Chemical before entering into the merger agreement.

Dividends

          Shoreline may not pay any dividends or other distributions, or purchase or redeem any shares of Shoreline common stock, other than the payment of regular quarterly cash dividends in an amount per share not to exceed $0.15 per share per quarter in 2000 and $0.17 per quarter in 2001, payable in a manner and on dates consistent with Shoreline's prior practice. Chemical and Shoreline have agreed that they will cooperate to assure that the then-former shareholders of Shoreline will not receive two dividends for any calendar quarter with respect to their Shoreline common stock and Chemical common stock that any such holder receives in exchange for shares of Shoreline common stock. Notwithstanding this commitment, if the payment of a dividend would, in Chemical's reasonable judgment, present a significant risk that the merger would not qualify for pooling-of-interests accounting treatment, a dividend shall not be paid, but an equitable adjustment shall be made to the Exchange Ratio for the amount of the dividend not paid.

          Subject to applicable legal and regulatory restrictions and to Chemical's board of directors' discretion as to bank safety and soundness, Chemical's first regular quarterly cash dividend on Chemical common stock with a record date after the Effective Time will be at least $0.24 per share, payable in a manner and on dates consistent with Chemical's prior practice.

Environmental Investigation

          Shoreline has agreed to permit Chemical to conduct an environmental assessment of each parcel of Shoreline's currently owned real property, any other real estate formerly owned by Shoreline or any of its subsidiaries to the extent permitted by the current owners of the property, and any real estate acquired by Shoreline Bank in satisfaction of a debt previously contracted.

          If Chemical discovers any facts or conditions that it reasonably believes could pose a current or future risk of a liability, interference with use, or diminution of value of the property that could be material, then Chemical will identify that risk to Shoreline, identify the facts or conditions underlying that risk, and provide Shoreline with a copy of the environmental assessment for that property. In addition, Chemical may obtain estimates of the proposed scope of work and the cost of any further environmental investigation, remediation, or other follow-up work it reasonably considers necessary or appropriate to assess and, if necessary, clean-up the environmental risk. Chemical will provide copies of such estimates to Shoreline. Chemical and Shoreline will cooperate in the review, approval and implementation of work plans for such further assessment or clean-up. All work plans for any investigation and clean-up will be mutually satisfactory to Chemical and Shoreline. The costs of such investigation and clean-up will be allocated among the parties as they may agree.

          If Chemical and Shoreline are unable to agree upon a course of action to promptly complete any investigation and clean-up and/or a mutually acceptable modification to the merger agreement, and Chemical cannot be reasonably assured that the after-tax cost of the sum of (1) the actual cost of all investigative and remedial or other corrective actions or measures that it desires to take, (2) the estimated cost of all investigative and remedial or other corrective actions or measures not undertaken by Shoreline but required by law or necessary to avoid future exposure to material liability, and (3) all decreases in the value of such properties resulting from such environmental problems will not exceed, in the aggregate, $1,750,000, then Chemical may terminate the merger agreement.

Technology-Related Contracts

          Shoreline and its subsidiaries may not enter into any new technology-related agreement without the consent of Chemical, which consent may not be unreasonably withheld if the agreement is necessary for Shoreline to conduct business in the ordinary course through completion of the merger. Shoreline has agreed to advise Chemical of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements and other material technology-related licensing or servicing agreements with independent vendors and to cooperate with Chemical in negotiating with those vendors the length of any extension or renewal term of those agreements where such extension or term would extend beyond the completion of the merger. Shoreline has agreed to send to each vendor, as and when due, such notices of nonrenewal as may be necessary or appropriate under the terms of the applicable agreements to prevent those agreements from automatically renewing for a term extending beyond the completion of the merger. Such notices may be conditioned upon the completion of the merger. Shoreline is not obligated, however, to take any irrevocable action, or irrevocably forego taking any action with respect to a technology-related contract, that would cause any such agreement to terminate, expire, or be materially modified before the merger.

Insurance and Indemnification

          Chemical has agreed to honor any and all rights to indemnification and advancement of expenses existing, at the time of the merger, in favor of the directors and officers of Shoreline and its subsidiaries under their articles of incorporation, charter, or existing bylaws. These enforceable contractual rights will remain in effect following the merger with respect to acts or omissions occurring before the merger with the same force and effect as before the merger.

          In addition, Chemical has agreed to use all reasonable efforts to cause the officers and directors of Shoreline immediately prior to the merger to be covered for a period of at least six years immediately following the merger by the directors' and officers' liability insurance policy maintained by Shoreline with respect to acts or omissions occurring before the merger that were committed by such officers and directors in their capacities as such. Chemical may substitute for Shoreline's current coverage new coverage under policies offering at least comparable or better coverage and amounts, and containing terms and conditions that are not materially less advantageous than Shoreline's current policy. However, in no event will Chemical be required to pay, directly or indirectly through Shoreline or its subsidiaries, more than $250,000 in the aggregate either to maintain or to procure insurance coverage pursuant to the merger agreement. If Chemical does not advise Shoreline in writing before the scheduled date of the closing that it undertakes to procure and maintain comparable or better coverage for the six-year period, Shoreline will be permitted, after giving Chemical three business days' prior written notice and an additional two business days' to purchase such coverage, in lieu of receiving the foregoing insurance coverage, to purchase tail coverage for past acts and omissions for a single premium amount not in excess of the limit of $250,000.

Management of Chemical After the Merger

          Upon completion of the merger, Chemical's executive officers will remain the same, but the board of directors of Chemical shall be changed to consist of eleven persons, including Mr. Dan L. Smith and two other members of Shoreline' current board of directors who are selected by Shoreline and subject to approval by the board of directors of Chemical.

Conditions to Closing the Merger

Mutual Conditions to Close

          The obligations of each of Chemical and Shoreline to complete the merger are subject to the fulfillment of certain conditions, including the following:
•	the shareholders of Chemical and Shoreline must have approved the merger agreement;

•

each company's representations and warranties to the other in the merger agreement must have been true as of August 21, 2000 (the date the merger agreement was signed) and must be true as of the closing, except where the failure of such representations and warranties to be true, individually or in the aggregate, does not or would not result in a "Material Adverse Effect" (as defined below) with respect to the breaching party;

•	each company must have performed in all material respects all of the agreements, conditions, and covenants to be completed at or before the closing made by that company in the merger agreement;

•	Chemical and Shoreline must not be subject to any order, decree, or injunction by any court or governmental authority that enjoins or prohibits the completion of the merger;

•

the registration statement of which this prospectus and joint proxy statement is a part must have been declared effective by the Securities and Exchange Commission and must not be subject to a stop order or threatened stop order; and

•	each company's legal counsel must have provided an opinion to the other company with respect to certain legal matters.

          The term "Material Adverse Effect" is defined to mean any change or effect that, individually or when taken together with all other such changes or effects that have occurred before the date of determination of the occurrence of the Material Adverse Effect, has had or could have a material negative impact on the business, assets, condition, results of operations, or value of Chemical and its subsidiaries, taken as a whole, or, as the case may be, Shoreline and its subsidiaries, taken as a whole; or the ability of Chemical or Shoreline, as the case may be, to satisfy the applicable closing conditions, complete the merger or perform its obligations under the stock option agreement. The following will not be included in any determination of a Material Adverse Effect: (1) changes in generally accepted accounting principles that are generally applicable to financial institutions and their holding companies; (2) actions and omissions of a party taken with the prior written consent of the other party; (3) changes in economic conditions (including a change in the level of interest rates) generally affecting institutions; and (4) fees and expenses reasonably related to the merger (such as any additional insurance coverages, employment and consulting services, legal, accounting, and investment banking fees and expenses, and severance and retention provisions) incurred or paid without violating the merger agreement.

Chemical's Conditions to Close

          In addition, Chemical's obligation to complete the merger is subject to the fulfillment of additional conditions, including the following:
•

there must not be any investigation, lawsuit, or other proceeding pending or threatened against or relating to Shoreline or its subsidiaries (or their officers or directors, in their capacities as such) or any of their properties or businesses that there is a reasonable possibility may result in any liability that is reasonably likely to have a Material Adverse Effect on Shoreline;

•

each governmental agency having jurisdiction over the merger must have approved or consented to the merger without imposing any non-standard conditions to approval that are not reasonably acceptable to Chemical;

•

Shoreline must have obtained the consent or waiver of any material rights of the other party or the loss of any material rights under contracts designated by Chemical as material and under any other agreements containing a provision triggered by a change of control of Shoreline if the failure to obtain such a consent or waiver is reasonably likely to have a Material Adverse Effect on Shoreline;

•

Chemical must have received a tax opinion from Warner Norcross & Judd LLP to the effect that, among other matters, Chemical will not recognize gain or loss on its receipt of the assets of Shoreline in exchange for the shares of Chemical common stock to be issued in the merger (see "- Material Federal Income Tax Consequences" below);

•

Chemical must have received one or more certificates dated as of the closing and signed by the Secretary of Shoreline and the transfer agent for Shoreline common stock certifying the total number of shares of capital stock of Shoreline issued and outstanding on the business day immediately preceding the closing and the number of shares of Shoreline common stock, if any, that are issuable on or after that date;

•

Chemical shall have received a letter addressed to Shoreline from Shoreline's independent accountants noting that, as of a date approximate to the closing, Shoreline is eligible to participate in a pooling-of-interests combination, and a letter addressed to Chemical from Chemical's independent accountants to the effect that the merger should be treated as a pooling-of-interests for accounting and financial reporting purposes; and

•	the adjusted shareholders' equity of Shoreline, as set forth on the balance sheet delivered to Chemical, must be equal to or exceed $86,500,000 (see "- Effect of Decrease in Shoreline's Adjusted

Shareholders' Equity" above).

Shoreline's Conditions to Close

          In addition, Shoreline's obligation to complete the merger is subject to the fulfillment of additional conditions, including the following:
•

Shoreline must have received a tax opinion from its counsel to the effect that, among other matters, no gain or loss will be recognized by the shareholders of Shoreline upon the receipt of Chemical common stock in exchange for their shares of Shoreline common stock (except to the extent of any cash received in lieu of fractional shares) and the shareholders of Shoreline will have the same tax basis in the Chemical common stock they receive in the merger as they had in the shares of Shoreline common stock surrendered in exchange for such stock (see "- Material Federal Income Tax Consequences" below);

•	each governmental agency having jurisdiction over the merger must have approved or consented to the merger;

•

Shoreline's financial advisor, KBW, must have delivered an opinion reasonably acceptable to Chemical, dated as of the date of the merger agreement and renewed as of a date approximately the date of this prospectus and joint proxy statement, to the effect that the terms of the merger are fair to Shoreline's shareholders from a financial point of view and that opinion must not have been subsequently withdrawn;

•	the Chemical common stock to be issued in the merger must have been authorized for listing on The Nasdaq Stock Market; and

•

Shoreline must have received a letter addressed to it from its independent accountants, as of the date approximate to the closing, that Shoreline is eligible to participate in a pooling-of-interests combination, and a letter addressed to Chemical from Chemical's independent accountants to the effect that the merger should be treated as a pooling-of-interests for accounting and financial reporting purposes.

Termination

          Prior to the merger, the merger agreement may be terminated by Chemical or Shoreline by mutual consent or may be terminated by either of them if the merger has not been completed on or before March 31, 2001.

Chemical's Right to Terminate

          In addition, Chemical may terminate the merger agreement and abandon the merger on its own action upon the occurrence of additional events specified in the merger agreement including, among others, the following:
•

any of the conditions to Chemical's obligation to complete the merger have not been met or waived by Chemical at such time as such condition can no longer be satisfied, notwithstanding Chemical's reasonable efforts to comply with its covenants in the merger agreement;

•

certain environmental risks exist that, in the aggregate, could amount to liability or loss of value exceeding $1,750,000 and Chemical has given the requisite notice to Shoreline (see "- Conduct of Shoreline Pending the Completion of the Merger - Environmental Investigation" above);

•	an event that caused or is reasonably likely to cause a Material Adverse Effect on Shoreline has occurred;

•	a Fiduciary Event has occurred; or

•

if Shoreline Bank, prior to the closing, receives from the Federal Reserve Board a rating lower than "Low Satisfactory" under an examination for compliance with the Community Reinvestment Act, or if the report of examination is still pending on the scheduled closing date and Chemical is not satisfied that Shoreline Bank will receive at least a "Low Satisfactory" rating.

Shoreline's Right to Terminate

          In addition, Shoreline may terminate the merger agreement and abandon the merger on its own action upon the occurrence of additional events specified in the merger agreement including, among others, the following:
•

any of the conditions to Shoreline's obligation to complete the merger have not been met or waived by Shoreline at such time as such condition can no longer be satisfied, notwithstanding Shoreline's reasonable efforts to comply with its covenants in the merger agreement;

•	either Chemical or Shoreline shareholders fail to approve the merger agreement by the requisite vote of approval at the applicable special meeting;

•	an event that caused or is reasonably likely to cause a Material Adverse Effect on Chemical has occurred;

•

if any of Chemical's banking subsidiaries, prior to the scheduled closing date, received from the Federal Reserve Board a rating lower than "Low Satisfactory" under an examination for compliance with the Community Reinvestment Act, or if the report of the examination is still pending on the scheduled closing date and Shoreline is not satisfied that such bank or banks will receive at least a "Low Satisfactory" rating;

•	if a Fiduciary Event has occurred; or

•

the Final Chemical Price is less than $19.55 and there is a decline in the trading price of Chemical common stock which is more than 15% greater than the change in the prices of the stocks of the Index Companies (See "- Effective of Certain Declines in the Chemical Stock Price" above).

Effect of Termination

          If either Chemical or Shoreline terminates the merger agreement in accordance with its terms, neither Chemical, Shoreline, nor any of their respective subsidiaries, officers, directors, or employees will be liable to the other party. The stock option agreement (unless it is terminated in accordance with its terms) and certain provisions regarding confidentiality and expenses will survive the termination of the merger agreement. In addition, neither company will be released from liability to the other for any liabilities or damages arising out of its breach of any provision of the merger agreement.

Description of Chemical Common Stock

          Chemical's authorized capital stock consists of 18 million shares of common stock, $1.00 par value per share. Chemical's board of directors has proposed that the authorized capital stock of Chemical be increased from 18 million shares of common stock to 30 million shares of common stock and will submit this proposal at the Chemical special meeting (See "- Proposed Amendment to Article 3 of Chemical's Restated Articles of Incorporation" below). As of October 20, 2000, Chemical had 13,998,491 shares of Chemical common stock outstanding. Chemical expects to issue not more than 7,437,754 shares of Chemical common stock in the merger.

          Holders of Chemical common stock are entitled to dividends out of funds legally available for that purpose when, as, and if declared by Chemical's board of directors. Each holder of Chemical common stock is entitled to one vote for each share held on each matter submitted for shareholder action. Chemical common stock has no preemptive rights, cumulative voting rights, conversion rights or redemption provisions.

          In the case of any liquidation, dissolution or winding up of the affairs of Chemical, holders of Chemical common stock would be entitled to receive, pro rata, any assets distributable to common shareholders in proportion to the number of shares held by them.

          All outstanding shares of Chemical common stock are, and shares to be issued pursuant to the merger will be, when issued, fully paid and non-assessable.

Stock Option Agreement

          As an inducement and condition to Chemical's willingness to enter into the merger agreement, Shoreline entered into the stock option agreement with Chemical. The stock option agreement is attached as Appendix B to this prospectus and joint proxy statement.

          Under the stock option agreement, Shoreline has granted Chemical an option to purchase up to 2,301,146 shares of Shoreline common stock (referred to as the "Option"). The exercise price of the Option is $12.75 per share, subject to adjustment under specified circumstances described below. The exercise price, as so adjusted, is referred to as the "Option Price." The number of shares for which the Option is exercisable shall not exceed 19.999% of Shoreline's issued and outstanding shares of common stock without giving effect to any shares subject or issued pursuant to the Option.

          The Option will become exercisable in whole or in part if both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur with respect to Shoreline before the Option expires. The purchase of any shares of Shoreline common stock pursuant to the Option is subject to compliance with applicable law, including, without limitation, the receipt of necessary approvals under the Bank Holding Company Act of 1956.

Initial Triggering Event

          Under the stock option agreement, an "Initial Triggering Event" occurs upon the earliest of any of the following events or transactions:
•

Shoreline or any of its subsidiaries, without Chemical's prior written consent, enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party, or the board of directors of Shoreline recommends that the shareholders of Shoreline approve or accept any Acquisition Transaction other than the merger;

•	a third party acquires beneficial ownership (or the right to acquire beneficial ownership) of 10% or more of the outstanding shares of Shoreline common stock;

•

the shareholders of Shoreline vote and fail to approve the merger agreement at the special meeting (or the special meeting is not held in violation of the merger agreement or is canceled prior to termination of the merger agreement) and, before the special meeting (or if the special meeting is not held or canceled, before such termination), it was publicly announced or the shareholders of Shoreline were advised that a third party made a proposal to engage in an Acquisition Transaction with respect to Shoreline;

•

the Shoreline board of directors, in anticipation of engaging in an Acquisition Transaction with a third party, does not recommend or withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse to Chemical its recommendation that the shareholders of Shoreline approve the merger agreement or, following a proposal to Shoreline to engage in an Acquisition Transaction, Shoreline authorizes, recommends, or proposes (or publicly announces or advises its shareholders of its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with a third party;

•

a third party files with the Securities and Exchange Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or files a preliminary proxy statement with the Securities and Exchange Commission with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange or tender offer);

•

Shoreline willfully and materially breaches any of its obligations contained in the merger agreement in anticipation of engaging in an Acquisition Transaction with a third party and, following such breach, Chemical would be entitled to terminate the merger agreement;

•	a third party files an application or notice with any federal or state banking regulatory or administrative authority for approval to engage in an Acquisition Transaction; or

•	A Fiduciary Event occurs.

          The term "Acquisition Transaction" is defined to include any of the following transactions: (1) a merger, consolidation, share exchange or any similar transaction involving Shoreline or its subsidiaries; (2) a purchase, lease, or other acquisition of all or a substantial part of the assets or deposits of Shoreline or any of its subsidiaries; (3) a purchase or other acquisition of securities representing 10% or more of the voting power of Shoreline or any of its subsidiaries; or (4) any substantially similar transaction. The phrase "in anticipation of engaging in an Acquisition Transition" includes any action taken by Shoreline's officers or board of directors after any written or oral, authorized or unauthorized, proposal or expression of interest has been communicated to any member of Shoreline's management or board of directors concerning an Acquisition

Transaction that in any way would involve Shoreline and such proposal or expression of interest has not been withdrawn at the time of the action.

Subsequent Triggering Event

          Under the stock option agreement, a "Subsequent Triggering Event" generally would occur upon the earlier of the following events:
•	the acquisition by a third party of beneficial ownership of 25% or more of the then-outstanding Shoreline common stock; or

•

Shoreline or any of its subsidiaries, without having received the prior written consent of Chemical, enters into an agreement to engage in an Acquisition Transaction with a third party; except that, in determining whether or not a "Subsequent Triggering Event" has occurred, a purchase or other acquisition of Shoreline voting securities will not constitute an Acquisition Transaction unless the third party has agreed to acquire 25% (instead of 10%) or more of the voting power of Shoreline or any of its subsidiaries.

Expiration of the Option

          The Option will expire upon the earliest of: (1) completion of the merger; (2) termination of the merger agreement in accordance with its terms, assuming that the termination occurs before the occurrence of an Initial Triggering Event; or (3) 12 months after the termination of the merger agreement if such termination follows an Initial Triggering Event. Chemical may not exercise the Option at any time when it is in material breach of the merger agreement such that Shoreline would be entitled to terminate the merger agreement pursuant to its terms. The stock option agreement automatically terminates if Shoreline terminates the merger agreement as a result of a material breach by Chemical of the merger agreement or if Chemical or Shoreline terminates the merger agreement due to a failure to obtain the consent or approval of any federal or state governmental authority necessary to complete the merger.

Exercise of the Option

          If the Option becomes exercisable, Chemical may exercise it in whole or in part by giving notice within six months following the applicable Subsequent Triggering Event. Chemical's right to exercise the Option and certain other rights under the stock option agreement are subject to an extension to obtain required regulatory approvals and comply with applicable regulatory waiting periods, to avoid liability under Section 16(b) of the Exchange Act, and to permit the passage of any cure periods associated with breaches of the merger agreement. The Option Price and the number of shares issuable under the Option would be adjusted in the event of specified changes in the capital stock of Shoreline. In addition, Shoreline has granted Chemical certain registration rights with respect to the shares of Shoreline common stock issued or issuable pursuant to the Option.

          The number of shares of Shoreline common stock that Chemical may purchase pursuant to the Option is also limited by the "Spread Value" of shares purchased under the Option. Chemical may only purchase a number of shares of Shoreline common stock that have a "Spread Value" not exceeding $5,083,472. The "Spread Value" is equal to the difference between (1) the number of shares to be purchased upon a proposed exercise of the Option plus the number of all shares previously purchased pursuant to prior exercises of the Option, multiplied by the closing price of Shoreline common stock on the Nasdaq National Market on the last trading day before the date of the proposed exercise, and (2) the number of shares to be purchased upon a proposed exercise of the Option plus the number of all shares previously purchased pursuant to prior exercises of the Option, multiplied by the applicable Option Price of such shares.

Repurchase and Surrender of the Option

          The Stock Option Agreement also provides that at any time after the occurrence of a "Repurchase Event," and upon a request delivered by Chemical before the Option expires, Shoreline must repurchase the Option and all or any part of the shares received upon the full or partial exercise of the Option ("Option Shares"). The term "Repurchase Event" means the acquisition by any third party of beneficial ownership of 50% or more of the then outstanding shares of Shoreline common stock or the completion of an Acquisition Transaction where the purchasing entity acquires 50% or more of the voting power of Shoreline or any of its subsidiaries.

          The repurchase of the Option by Shoreline from Chemical will be at a price equal to the amount by which the "Market/Offer Price" exceeds the Option Price multiplied by the number of shares for which the Option may be exercised. A repurchase of Option Shares will be at a price per share equal to the Market/Offer Price. The term "Market/Offer Price" means the highest of: (1) the price per share at which a tender or exchange offer has been made for Shoreline common stock; (2) the price per share of Shoreline common stock that any third party is to pay pursuant to an agreement with Shoreline; (3) the highest average closing sale price for Shoreline common stock reported on the Nasdaq National Market for a ten consecutive trading day period within the three-month period immediately preceding the date that notice of the required repurchase is given; or (4) in the event of a sale of all or substantially all of the assets or deposits of Shoreline or Shoreline Bank, the sum of the net price paid for such assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of Shoreline common stock outstanding at the time of such sale.

          The stock option agreement also provides that Chemical may, at any time following a Repurchase Event and before the Option expires, surrender the Option (and any shares obtained upon the exercise of the Option that are still held by Chemical) for a surrender fee equal to $5,038,472 (1) plus Chemical's purchase price with respect to any shares purchased upon exercise of the Option and (2) minus the excess of the net cash amounts received by Chemical pursuant to a sale of shares purchased upon exercise of the Option to any party over the Option Price.

          If, before the Option expires: (1) Shoreline enters into a transaction in which Shoreline is not the surviving corporation, (2) as a result of a merger or plan of exchange, the capital stock of Shoreline is exchanged for securities of any other entity or into cash or any other property or represents less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (3) Shoreline sells all or a substantial part of its or its subsidiaries' assets; the Option shall be converted into a substitute option, with terms similar to those of the Option, to purchase capital stock of the entity that acquires or is the effective successor to Shoreline or any entity that controls such acquiring or successor entity.

          The stock option agreement provides that neither Chemical nor Shoreline may assign any of its rights or obligations under it without the written consent of the other party, except that if a Subsequent Triggering Event occurs before the Option expires, Chemical may, subject to certain limitations, assign its rights and obligations under the stock option agreement in whole or in part.

Objectives of the Stock Option Agreement

          Arrangements such as the stock option agreement are often entered into in connection with mergers and acquisitions between institutions such as Chemical and Shoreline in an effort to increase the likelihood that the transactions will be completed in accordance with their terms and to compensate the grantee of such an option (e.g., Chemical) for its efforts undertaken and the expenses, losses, and opportunity costs incurred if the transaction is not completed under certain circumstances involving an acquisition or potential acquisition of the issuer of the option (e.g., Shoreline) by a third party. Chemical and Shoreline entered into the stock option agreement to accomplish these objectives.

          The existence of the Option could significantly increase the cost to a potential third party purchaser of acquiring Shoreline compared to the cost had Chemical and Shoreline not entered into the stock option agreement. As a result, the stock option agreement may have the effect of discouraging offers by third parties to acquire Shoreline, even if such a third party was prepared to offer to pay consideration to Shoreline shareholders that has a higher current market value than the shares of Chemical common stock to be received by Shoreline shareholders pursuant to the merger agreement.

          To the best knowledge of Chemical and Shoreline, as of the date of this prospectus and joint proxy statement, no event creating a right to exercise the Option has occurred.

Comparison of Rights of Chemical and Shoreline Shareholders

          If the merger is completed, holders of Shoreline common stock will become holders of Chemical common stock. Holders of Chemical common stock will continue to be holders of Chemical common stock after the merger.

          Because both Shoreline and Chemical are incorporated under Michigan law, their respective shareholders' rights are governed by the MBCA. As a Shoreline shareholder, your rights are currently governed by Shoreline's Restated Articles of Incorporation and Bylaws and the MBCA. However, after the merger your rights will be governed by Chemical's Restated Articles of Incorporation and Bylaws and the MBCA. The following discussion compares Shoreline's Restated Articles of Incorporation and Bylaws to Chemical's Restated Articles of Incorporation and Bylaws.

          The following comparison of Chemical's Restated Articles of Incorporation and Bylaws and Shoreline's Restated Articles of Incorporation and Bylaws is not intended to be complete and is qualified in its entirety by reference to Chemical's Restated Articles of Incorporation and Bylaws and Shoreline's Restated Articles of Incorporation and Bylaws. Copies of these documents are available upon request. See "Where You Can Find More Information" below.

Anti-Takeover Provisions - In General

          Shoreline's Restated Articles of Incorporation contain provisions that could prevent or delay the acquisition of Shoreline by means of a tender offer, proxy contest, or otherwise. These provisions could also limit shareholders' participation in certain types of business combinations or other transactions that might be proposed in the future, regardless of whether those transactions were favored by a majority of shareholders, and could enhance the ability of officers and directors to retain their positions.

          Chemical's Restated Articles of Incorporation do not contain similar types of provisions. Material differences in the companies' organizational documents with respect to such anti-takeover provisions are discussed separately below under separate sections, such as "- Size and Classification of the Board of Directors," "- Removal of Directors," and "- Evaluation of Proposed Offers."

Authorized Capital

          After the merger, and assuming that Chemical's shareholders vote to approve the proposed amendment to Chemical's Restated Articles of Incorporation to increase the number of authorized shares of Chemical common stock, the total authorized capital stock of Chemical will consist of 30 million shares of common stock, $1.00 par value. No share of Chemical common stock will be entitled to any preferences and all shares will be equal. Chemical's Restated Articles of Incorporation do not authorize any other shares or classes of capital stock.

          The total authorized shares of capital stock of Shoreline consists of 15 million shares of common stock and one million shares of preferred stock. On the record date, there were ________ shares of Shoreline common stock and no shares of Shoreline preferred stock outstanding. Shoreline's Restated Articles of Incorporation authorize Shoreline's board to issue preferred stock from time to time and to fix the rights, preferences and limitations of each series of preferred stock. This includes the designation of the series and the number of shares in it, the dividend rate, whether and when shares will be redeemable, the prices at which shares will be redeemable, rights upon liquidation, any sinking fund provisions, any conversion or exchange privileges, voting rights, any restrictions on the payment of dividends or other distributions on other classes of stock and any other rights, preferences or limitations.

          The issuance of shares of Shoreline preferred stock could adversely affect the rights of the holders of Shoreline common stock and adversely affect the availability of earnings for distribution to the holders of Shoreline common stock.

Size and Classification of the Board of Directors

          Under Chemical's Bylaws, Chemical's entire board of directors is elected each year at the annual meeting of shareholders. Therefore, a majority of the board of directors of Chemical could be changed at any single annual meeting. The number of directors is fixed by a resolution of Chemical's board of directors, but there may never be less than five or more than 25 directors. Currently Chemical has eight directors.

          Under Shoreline's Restated Articles of Incorporation, Shoreline's board of directors is divided into three classes, as nearly equal in number as possible. The term of office of one class of directors expires each year. The number of directors may not be less than three with the exact number to be fixed by resolution adopted by the affirmative vote of at least two-thirds of the directors of Shoreline. Currently, Shoreline's board of directors is composed of ten members. Because of the classification of Shoreline's board of directors, it would normally take at least two annual meetings of shareholders to change a majority of the members of Shoreline's board of directors.

Limitation of Personal Liability of Directors

          Both Chemical's Restated Articles of Incorporation and Shoreline's Restated Articles of Incorporation as modified by the MBCA, provide that a director will not be personally liable to the corporation for money damages except for: (1) the amount of any financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the corporation or its shareholders; (3) an illegal dividend, distribution or loan to an officer, director or employee of the corporation that is contrary to the MBCA; or (4) an intentional criminal act.

Removal of Directors

          Under Chemical's Bylaws, a director or the entire board of directors may be removed from office at any time, with or without cause, by vote of a majority of the shares entitled to vote at an election of directors.

          Under Shoreline's Restated Articles of Incorporation, a director may be removed from office at any time, but only for cause. Except as may be provided otherwise by law, "cause" for removal of a director exists if: (1) the director has been convicted of a felony by a court and the conviction is no longer subject to direct appeal; (2) a court has found the director to be liable for negligence or misconduct in the performance of his or her duty to Shoreline in a matter of substantial importance to Shoreline and that determination is no longer subject to a direct appeal; (3) the director has become mentally incompetent, whether or not so determined by a court, and the mental incompetency directly affects his or her ability as a director of Shoreline; (4) the director's actions or failure to act are considered by Shoreline's board of directors to be in derogation of the director's duties; or (5) the director's removal is required or recommended by the Federal Reserve Board. Removal for cause must be approved by at least two-thirds of the total number of directors (excluding the director who is being removed). Any action to remove a director under (1) or (2) above must be taken within one year of the conviction or court judgment.

Shareholder Nominations of Directors

          Neither Chemical's Restated Articles of Incorporation nor its Bylaws contain provisions specifically dealing with shareholder nominations of directors.

          Under Shoreline's Restated Articles of Incorporation, director nominations at any annual meeting of shareholders or at any special meeting of shareholders called for election of directors (referred to as an "election meeting") may be made by Shoreline's board of directors, or by a shareholder who is entitled to vote at an election meeting under the limited circumstances described in the next paragraph. Nominations made by Shoreline's board of directors are made at a meeting of the board, or by written consent of directors in lieu of a meeting, at least 20 days before the date of an election meeting.

          A Shoreline shareholder may make a nomination at an election meeting if, and only if, the shareholder has delivered a notice to the Secretary of Shoreline setting forth with respect to each proposed nominee: (1) the nominee's name, age, business address, and residence address; (2) the nominee's principal occupation or employment; (3) the number of shares of Shoreline capital stock that are beneficially owned by the nominee; (4) a statement that the nominee is willing to be nominated; and (5) such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee. The notice must be delivered not less than 120 days before the date of the election meeting in the case of an annual meeting and not more than seven days following the date of notice of the election meeting in the case of a special meeting.

Shareholder Proposals

          Under Chemical's Bylaws, a shareholder who wishes to present a proposal for action at a shareholders' meeting must follow certain procedures. In order to present the proposal, the shareholder must give timely notice of the matter in writing to Chemical's Secretary. For annual meetings, to be timely the notice must be delivered to or mailed to and received at Chemical's principal executive offices not less than 120 days prior to the date corresponding to the date of Chemical's proxy statement or notice of meeting for the last year (with certain exceptions). For example, Chemical's proxy statement for its 2000 annual meeting of shareholders was dated March 6, 2000. If a Chemical shareholder wanted to present a proposal for action at Chemical's 2001 annual meeting of shareholders, then the shareholder's notice must be received no later than 120 days before March 6, 2001. However, if Chemical did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changes by more than 30 days from the date of the last meeting, then the notice must be received not more than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting. For special meetings of shareholders, the shareholder's notice must be received not more than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting.

          The notice by the shareholder must include the following information: (1) a brief description of the matter to be acted on; (2) the shareholder's name and record address; (3) the class and number of shares of Chemical stock that the shareholder beneficially owns; and (4) any material interest that the shareholder has in the proposal.

          Furthermore, if the shareholder wants Chemical to include the proposal in Chemical's proxy materials, the proposal must comply with applicable Securities and Exchange Commission rules, including Rule 14a-8 under the Securities Exchange Act of 1934.

          Neither Shoreline's Restated Articles of Incorporation nor its Bylaws contain provisions specifically dealing with shareholder proposals. However, if a Shoreline shareholder wanted Shoreline to include a proposal in Shoreline's proxy materials for a meeting, the proposal would have to comply with Securities and Exchange Commission Rule 14a-8.

State Anti-Takeover Laws

          Fair Price Act. Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the "Fair Price Act"). The Fair Price Act applies to both Chemical and Shoreline. The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to include nearly any merger, consolidation, share exchange, sale of assets, stock issuance, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates" of an interested shareholder. An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

          The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (1) the purchase price to be paid for the shares of common stock in the business combination must be at least equal to the highest of either (a) the market value of the shares on the date that the business combination was announced or on the date that the interested shareholder first became an interested shareholder, whichever is higher, or (b) the highest per share price paid by an interested shareholder within the two-year period preceding the announcment of the business combination or in the transaction in which the shareholder first became an interested shareholder, whichever is higher; (2) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends; and (3) at least five years have passed since the date the interested shareholder first became an interested shareholder and the date the business combination is completed. The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution before the time that the interested shareholder first became an interested shareholder.

          Control Share Act. Certain portions of the MBCA also regulate the acquisition of "control shares" of widely held Michigan corporations (the "Control Share Act"). The Control Share Act applies to both Chemical and Shoreline and their shareholders. The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquiror which, when combined with other shares held by that person or entity, would give the acquiror voting power in the election of directors of the corporation at or above any of the following thresholds: 20%, 33%, and 50%. Under the Control Share Act, an acquiror may not vote "control shares" that were acquired in a control share acquisition unless the corporation's disinterested shareholders (defined to exclude the acquiring person, officers of the target corporation and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person before the control share acquisition. The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

Evaluation of Proposed Offers

          Shoreline's Restated Articles of Incorporation provide that Shoreline's board of directors cannot initate, approve, adopt, or recommend any proposal of any party other than Shoreline to make a tender or exchange offer for any equity security of Shoreline, or engage in any merger or consolidation of Shoreline with or into another entity, any sale, exchange, lease, mortgage, pledge, transfer, or other disposition of all or substantially all of Shoreline's assets, any liquidation or dissolution of Shoreline, or any reorganization or recapitalization of Shoreline that would result in a change of control of Shoreline, unless it has first evaluated the proposal and determined, in its judgment, that the proposal would be in compliance with all applicable laws. If Shoreline's board of directors makes that determination, the board of directors must then evaluate the proposal and determine whether the proposal is in the best interests of Shoreline and its shareholders. In evaluating a proposed offer to determine whether it would be in the best interests of Shoreline and its shareholders, the board of directors may consider all factors that it considers relevant including, without limitation: (1) the fairness of the consideration to be received by Shoreline's shareholders under the proposed offer; (2) the possible economic and social impact of the proposed offer and its completion on Shoreline and its employees, customers, and suppliers; (3) the possible economic and social impact of the proposed offer and its completion on the communities in which Shoreline and its subsidiaries operate or are located; (4) the business and financial conditions and earning prospects of the offering party; (5) the competence, experience, and integrity of the offering party and its management; and (6) the intentions of the offering party regarding the use of the assets of Shoreline to finance the transaction.

          Chemical's Restated Articles of Incorporation do not include a similar provision.

Amendments to Articles of Incorporation and Bylaws

          Under the MBCA, a corporation's articles of incorporation may be amended by the affirmative vote of the majority of the outstanding shares entitled to vote. In addition, an amendment to a corporation's articles of incorporation may require the approval of the majority of the outstanding shares of a class or series of stock if the amendment would (1) increase or decrease the authorized number of shares of that class or series or (2) alter or change the powers, preferences or special rights of that class or series so as to affect them directly. However, a corporation's articles of incorporation may specify that an amendment to one or more provisions of the articles must be approved by higher percentages.

          Chemical's Restated Articles of Incorporation do not contain any such "supermajority" requirements. Shoreline's Restated Articles of Incorporation provide that no amendment may be made to Article VI (which deals with the board of directors), Article VII (which deals with limitations on directors' personal liability), Article VIII (which deals with indemnification), Article IX (which deals with board evaluation of proposed acquisition offers) or Article X (which deals with amendments to Shoreline's Restated Articles of Incorporation) unless the amendment is approved by at least 80% of the outstanding shares entitled to vote. However, this "supermajority" vote requirement does not apply to amendments that have first been approved by at least two-thirds of Shoreline's board of directors, including at least one member of each of the three classes of the board.

          Under the MBCA, a corporation's bylaws may be amended by either the board of directors or the shareholders, unless the corporation's articles of incorporation or bylaws provide that only the shareholders may amend the bylaws or any particular bylaw. Both Chemical's Bylaws and Shoreline's Bylaws provide that they may be amended either by the shareholders or the board of directors.

Indemnification Provisions

          Under the MBCA, a corporation is permitted to, and in some circumstances must, indemnify its officers, directors, employees and agents, as well as persons who were serving in similar positions with another entity at the corporation's request, in a variety of situations. Chemical's Restated Articles of Incorporation and its Bylaws provide that Chemical will indemnify such persons to the fullest extent permitted by the MBCA.

          The indemnification provisions in Shoreline's charter documents are somewhat more limited. Generally, Shoreline's Restated Articles of Incorporation provide that directors of Shoreline and its subsidiaries will be indemnified to the fullest extent permitted by the MBCA. Persons who are not directors of Shoreline or its subsidiaries may be similarly indemnified, but only if the indemnification is approved by the board of directors or required by the MBCA.

Shareholder Action by Written Consent

          Under the MBCA, the shareholders of a corporation may take an action either at a meeting or without a meeting if all of the shareholders sign a written consent authorizing the action. However, unanimous approval by written consent is not required if the corporation's articles of incorporation allow the shareholders holding a majority of the voting power (or such higher level as may be required) to take action by written consent. In that case, certain other conditions must be met, such as providing notice of the action to all shareholders who did not sign the consent.

          Shoreline's Restated Articles of Incorporation do not allow shareholders to take action by less than unanimous consent. Chemical's Restated Articles of Incorporation provide that the shareholders may take an action without a meeting if written consents to the action are signed by the holders of shares having at least the minimum number of votes necessary to approve the action.

Public Markets for Chemical's and Shoreline's Shares

          Both Chemical and Shoreline common stock are listed on The Nasdaq Stock Market.

Restrictions on Shoreline Affiliates

          All shares of Chemical common stock received by Shoreline shareholders in the merger will be freely transferable, except that shares of Chemical common stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933) of Shoreline before the merger may only be resold in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Shoreline generally include individuals or entities that control, are controlled by, or are under common control with, Shoreline and may include certain officers, directors, and principal shareholders of Shoreline.

          This prospectus and joint proxy statement covers Chemical common stock to be issued in connection with the merger. It does not cover any resales of Chemical common stock to be received by affiliates upon completion of the merger, and no person is authorized to make any use of this prospectus and joint proxy statement in connection with any such resale.

          Pursuant to the merger agreement, each person identified by Shoreline as an affiliate executed a written agreement to the effect that such persons will not offer or sell or otherwise dispose of any of the shares of Chemical common stock issued to such persons in the merger in violation of the Securities Act.

          Subject to the terms and conditions of the Merger Agreement, each affiliate of Shoreline has agreed that he or she will use his or her best efforts to cause the Merger Agreement to be adopted by the shareholders of Shoreline and completed according to its terms. Each affiliate has also agreed not to invite, initiate, solicit, or encourage or negotiate any offers, proposals or expressions of interest from any third party concerning a tender offer, merger, consolidation, share exchange, sale of shares, sale of assets or assumption of liabilities not in the ordinary course, or other business combination involving Shoreline or Shoreline's subsidiaries; or furnish any nonpublic information concerning Shoreline or Shoreline's subsidiaries to any person not affiliated or under contract with Chemical, except as required by law or regulation.

          In addition, each affiliate of Shoreline has agreed not to sell or dispose of any Shoreline common stock owned or controlled by the affiliate without Chemical's consent, subject to certain limited exceptions for certain gifts, fiduciary requirements and dispositions upon death. Shoreline's affiliates have also agreed not to sell or otherwise dispose of any shares of Shoreline common stock or any shares of Chemical common stock presently owned or to be issued in the merger until such time as financial results of the post-merger combined operations of Chemical have been published covering a period of at least 30 days. Chemical may place a legend reflecting the transfer restrictions on the certificates representing the shares of Chemical common stock.

Restrictions on Chemical Affiliates

          Persons who are considered to be "affiliates" (as that term is defined under the Securities Act of 1933) of Chemical have agreed to certain restrictions on transactions in shares of Chemical common stock during certain periods of time. Persons who may be considered to be affiliates of Chemical generally include individuals or entities that control, are controlled by, or are under common control with, Chemical and may include certain officers, directors, and principal shareholders of Chemical.

          Each affiliate of Chemical has agreed not to sell or dispose of any shares of Chemical common stock owned or controlled by the affiliate during a period extending from 30 days prior to the effective date of the merger until publication of financial results of the post-merger combined operations of Chemical covering a period of at least 30 days, subject to limited exceptions for certain gifts, fiduciary requirements and dispositions upon death. Chemical's affiliates are also prohibited by Securities and Exchange Commission rules from purchasing shares of Chemical common stock during a period beginning on the day this document was mailed to shareholders of Shoreline for its special meeting of shareholders to consider the merger and ending on the day after the special meeting of Shoreline shareholders. Securities and Exchange Commission rules also prohibit Chemical's affiliates from purchasing shares of Chemical common stock during the period during which the Final Chemical Price will be determined for purposes of determining whether Shoreline would have a right to request an adjustment to the Exchange Ratio or terminate the merger agreement.

Material Federal Income Tax Consequences

          The following general discussion summarizes the material federal income tax consequences of the merger and is based on the Internal Revenue Code, the regulations issued under the Internal Revenue Code, existing administrative interpretations, and court decisions. Future legislation, regulations, administrative interpretations, or court decisions could significantly change such authorities either prospectively or retroactively. This summary does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as rules regarding shareholders who are not citizens or residents of the United States, or who are institutions, or tax-exempt organizations. This discussion also assumes that Shoreline shareholders hold their shares of Shoreline stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

          It is a condition to the obligations of Shoreline and Chemical to complete the merger that they receive from Warner Norcross & Judd LLP an opinion regarding material federal income tax consequences of the merger. Chemical and Shoreline believe, based on these opinions, that the merger will have the following federal income tax consequences:
•	Shoreline shareholders will not recognize any gain or loss for federal income tax purposes if they exchange their Shoreline common stock for Chemical common stock pursuant to the merger, except to the extent that cash is received in lieu of fractional shares;

•	Shoreline shareholders' tax basis in the Chemical common stock received as a result of the merger will be the same as their tax basis in their Shoreline common stock surrendered in the exchange; and

•	The holding period of the Chemical common stock held by a Shoreline shareholder as a result of the exchange will include the period during which he or she held the Shoreline common stock.

          In addition: (1) the merger will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Internal Revenue Code and Chemical and Shoreline will each be a "party to a reorganization" within the meaning of Section 368(b); (2) the basis of the Shoreline's assets in the hands of Chemical will be the same as the basis of those assets in the hands of Shoreline immediately before the reorganization; (3) no gain or loss will be recognized by Chemical on the receipt by Chemical of the assets of Shoreline in exchange for Chemical common stock and the assumption by Chemical of the liabilities of Shoreline; and (4) the holding period of the assets of Shoreline in the hands of Chemical will include the holding period during which such assets were held by Shoreline.

          The tax opinions assume the absence of changes in existing facts and rely on assumptions, representations, and covenants, including those contained in certificates of officers of Chemical and Shoreline. The tax opinions neither bind nor preclude the Internal Revenue Service from adopting a contrary position. An opinion of counsel sets forth such counsel's legal judgment and has no binding effect or official status of any kind and no assurance can be given that contrary positions will not be successfully asserted by the Internal Revenue Service or adopted by a court if the issues are litigated. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local, or foreign income or other tax consequences of the merger to you.

Accounting Treatment

          Chemical and Shoreline intend to account for the merger as a pooling-of-interests business combination. It is a condition of the completion of the merger that both Chemical and Shoreline each receive a letter from their respective independent auditors to the effect that pooling-of-interests accounting for the merger is appropriate under generally accepted accounting principles and other applicable accounting rules, if the merger is completed in accordance with the merger agreement. Under the pooling-of-interests method of accounting, each company's historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include both companies' operating results for the entire fiscal year in which the merger is completed and both companies' historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

          The unaudited pro forma financial information contained in this prospectus and joint proxy statement has been prepared using the pooling-of-interests accounting method to account for the merger. See "Comparative Share Data," "Unaudited Pro Forma Combined Selected Financial Data" and "Unaudited Pro Forma Condensed Combined Financial Statements."

No Dissenters' Rights

          Chemical Shareholders. You are not entitled to exercise dissenters' rights as a result of approval of the amendment to Article 3 of Chemical's Restated Articles of Incorporation or the merger, and you are not entitled to demand payment for your shares under the MBCA.

          Shoreline Shareholders. You are not entitled to exercise dissenters' rights as a result of approval of the merger, and you are not entitled to demand payment for your shares under the MBCA.

Unaudited Pro Forma Condensed Combined Financial Statements

          The following unaudited pro forma condensed combined balance sheet as of September 30, 2000, and the pro forma condensed combined statements of income for the nine-month periods ended September 30, 2000 and 1999, and for each year in the three-year period ended December 31, 1999, give effect to the merger, using the pooling-of-interests method of accounting. This pro forma financial information is based on the historical consolidated financial statements of Chemical and Shoreline and their subsidiaries under the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheets assume the merger was consummated on September 30, 2000. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger occurred at the beginning of each period covered by such statements of income. Pro forma per share amounts are based on the Exchange Ratio of 0.64 shares of Chemical common stock for each share of Shoreline common stock.

          The unaudited pro forma condensed combined financial statements do not reflect restructuring and other merger related expenses expected to be incurred by Chemical and Shoreline, or the anticipated cost savings. As a result, the pro forma combined financial condition and results of operations of Chemical as of and after the Effective Time of the merger may not be indicative of the results that actually would have occurred if the merger had been in effect during the periods presented or of the results that may be attainted in the future.

          This pro forma financial information should be read in conjunction with the historical consolidated financial statements of Chemical and Shoreline, including the respective notes to those financial statements, that are incorporated by reference in this prospectus and joint proxy statement, and in conjunction with the pro forma financial data, appearing elsewhere in this prospectus and joint proxy statement. See "Where You Can Find More Information."

Unaudited Pro Forma Condensed Combined Balance Sheets
September 30, 2000
(Dollars in Thousands)
	Chemical Historical	Shoreline Historical	Pro Forma Adjustments	Pro Forma Combined

Assets
Cash and demand deposits due from banks	$78,671	$34,979		$113,650
Federal funds sold	121,200	14,900		136,100
Interest bearing deposits with unaffiliated banks	5,050	500		5,550
Investment securities
Available for sale	428,098	212,814		640,912
Held to maturity	238,293	21,542		259,835
Loans	1,067,312	759,940		1,827,252
Allowance for loan losses	(18,261)	(8,174)		(26,435)
Net loans	1,049,051	751,766		1,800,817
Premises and equipment	21,990	16,606		38,596
Accrued income	16,263	7,666		23,929
Other assets	18,795	18,312		37,107
Total Assets	$1,977,411	$1,079,085		$3,056,496
Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$276,456	$107,132		$383,588
Interest-bearing	1,341,635	737,898		2,079,533
Short-term borrowings	81,113	28,636		109,749
Interest payable and other liabilities	17,577	6,726		24,303
Long-term debt	185	113,228		113,413
Total Liabilities	$1,716,966	$993,620		$2,710,586
Shareholders' Equity
Common stock, $1.00 par value	13,998		7,383	21,381
Capital Surplus	196,644	68,204	(7,383)	257,465
Retained earnings	50,034	20,121		70,155
Accumulated other comprehensive income	(231)	(2,860)		(3,091)
Total Shareholders' Equity	$260,445	$85,465		$345,910
Total Liabilities and Shareholders' Equity	$1,977,411	$1,079,085		$3,056,496

          See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Income
Nine Months Ended September 30, 2000
(Dollars in Thousands, Except Per Share Amounts)
	Chemical Historical	Shoreline Historical	Pro Forma Combined

Interest Income
Interest and fees on loans	$62,005	$45,966	$107,971
Interest on investment securities	30,709	11,692	42,401
Interest on federal funds sold	4,178	916	5,094
Interest on deposits with unaffiliated banks	72	444	516
Total Interest Income	96,964	59,018	155,982
Interest Expense
Interest on deposits	37,477	25,114	62,591
Interest on short-term borrowings	2,142	894	3,036
Interest on long-term debt	8	4,728	4,736
Total Interest Expense	39,627	30,736	70,363
Net Interest Income	57,337	28,282	85,619
Provision for loan losses	280	450	730
Net interest income after provision for loan losses	57,057	27,832	84,889

Noninterest Income	12,844	6,137	18,981
Noninterest Expense	38,501	20,107	58,608
Income Before Income Taxes	31,400	13,862	45,262
Income taxes	10,225	4,417	14,642
Net Income	$21,175	$9,445	$30,620

Per Common Share Data
Net income
Basic	$1.51	$.82	$1.43
Diluted	1.50	.82	1.43
Cash dividends	.66	.44	.66
Average Common Shares:
Basic	14,038,677	11,469,921	21,379,426
Diluted	14,097,937	11,486,848	21,449,520

          See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Income
Nine Months Ended September 30, 1999
(Dollars in Thousands, Except Per Share Amounts)
	Chemical Historical	Shoreline Historical	Pro Forma Combined

Interest Income
Interest and fees on loans	$56,543	$40,405	$96,948
Interest on investment securities	31,879	10,447	42,326
Interest on federal funds sold	2,458	290	2,748
Interest on deposits with unaffiliated banks	84	750	834
Total Interest Income	90,964	51,892	142,856
Interest Expense
Interest on deposits	33,591	21,348	54,939
Interest on short-term borrowings	1,219	525	1,744
Interest on long-term debt	354	2,759	3,113
Total Interest Expense	35,164	24,632	59,796
Net Interest Income	55,800	27,260	83,060
Provision for loan losses	318	360	678
Net interest income after provision for loan losses	55,482	26,900	82,382

Noninterest Income	11,952	6,153	18,105
Noninterest Expense	37,434	18,974	56,408
Income Before Income Taxes	30,000	14,079	44,079
Income taxes	9,904	4,482	14,386
Net Income	$20,096	$9,597	$29,693

Per Common Share Data
Net income
Basic	$1.42	$.82	$1.37
Diluted	1.41	.82	1.36
Cash dividends	.60	.42	.60
Average Common Shares:
Basic	14,155,686	11,676,197	21,628,452
Diluted	14,276,879	11,731,114	21,784,792

          See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Income
Year Ended December 31, 1999
(Dollars in Thousands, Except Per Share Amounts)
	Chemical Historical	Shoreline Historical	Pro Forma Combined

Interest Income
Interest and fees on loans	$76,825	$54,985	$131,810
Interest on investment securities	41,626	14,177	55,803
Interest on federal funds sold	3,382	605	3,987
Interest on deposits with unaffiliated banks	84	895	979
Total Interest Income	121,917	70,662	192,579
Interest Expense
Interest on deposits	44,912	28,831	73,743
Interest on short-term borrowings	1,731	757	2,488
Interest on long-term debt	428	4,202	4,630
Total Interest Expense	47,071	33,790	80,861
Net Interest Income	74,846	36,872	111,718
Provision for loan losses	483	480	963
Net interest income after provision for loan losses	74,363	36,392	110,755

Noninterest Income	16,003	8,003	24,006
Noninterest Expense	48,986	25,560	74,546
Income Before Income Taxes	41,380	18,835	60,215
Income taxes	13,671	6,085	19,756
Net Income	$27,709	$12,750	$40,459

Per Common Share Data
Net income
Basic	$1.96	$1.09	$1.87
Diluted	1.94	1.09	1.86
Cash dividends	.80	.56	.80
Average Common Shares:
Basic	14,148,924	11,635,733	21,595,793
Diluted	14,261,124	11,684,240	21,739,038

          See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Income
Year Ended December 31, 1998
(Dollars in Thousands, Except Per Share Amounts)
	Chemical Historical	Shoreline Historical	Pro Forma Combined
Interest Income
Interest and fees on loans	$74,039	$53,968	$128,007
Interest on investment securities	42,674	12,132	54,806
Interest on federal funds sold	4,809	448	5,257
Interest on deposits with unaffiliated banks	111	1,610	1,721
Total Interest Income	121,633	68,158	189,791
Interest Expense
Interest on deposits	47,050	30,490	77,540
Interest on short-term borrowings	1,503	600	2,103
Interest on long-term debt	593	3,043	3,636
Total Interest Expense	49,146	34,133	83,279
Net Interest Income	72,487	34,025	106,512
Provision for loan losses	964	600	1,564
Net interest income after provision for loan losses	71,523	33,425	104,948

Noninterest Income	15,610	7,588	23,198
Noninterest Expense	48,307	23,423	71,730
Income Before Income Taxes	38,826	17,590	56,416
Income taxes	12,780	5,476	18,256
Net Income	$26,046	$12,114	$38,160

Per Common Share Data
Net income
Basic	$1.84	$1.03	$1.76
Diluted	1.82	1.02	1.74
Cash dividends	.73	.51	.73
Average Common Shares:
Basic	14,160,467	11,774,853	21,696,373
Diluted	14,318,154	11,838,678	21,894,908

          See notes to unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statements of Income
Year Ended December 31, 1997
(Dollars in Thousands, Except Per Share Amounts)
	Chemical Historical	Shoreline Historical	Pro Forma Combined

Interest Income
Interest and fees on loans	$69,873	$50,361	$120,234
Interest on investment securities	42,714	10,798	53,512
Interest on federal funds sold	4,699	457	5,156
Interest on deposits with unaffiliated banks	33	1,022	1,055
Total Interest Income	117,319	62,638	179,957
Interest Expense
Interest on deposits	46,320	28,189	74,509
Interest on short-term borrowings	1,363	327	1,690
Interest on long-term debt	596	1,929	2,525
Total Interest Expense	48,279	30,445	78,724
Net Interest Income	69,040	32,193	101,233
Provision for loan losses	1,002	600	1,602
Net interest income after provision for loan losses	68,038	31,593	99,631

Noninterest Income	13,122	5,713	18,835
Noninterest Expense	45,718	21,521	67,239
Income Before Income Taxes	35,442	15,785	51,227
Income taxes	11,553	4,774	16,327
Net Income	$23,889	$11,011	$34,900

Per Common Share Data
Net income
Basic	$1.69	$.95	$1.62
Diluted	1.67	.95	1.61
Cash dividends	.64	.44	.64
Average Common Shares:
Basic	14,097,912	11,552,391	21,491,442
Diluted	14,265,279	11,633,298	21,710,590

          See notes to unaudited pro forma condensed combined financial statements.

Notes To Unaudited Pro Forma Condensed Combined Financial Statements

          Note 1. Pro Forma Adjustments - Pro forma adjustments to common stock and capital surplus at September 30, 2000 reflect the combination of Chemical and Shoreline, accounted for as a pooling-of-interests, through the exchange of 7,382,514 shares of Chemical common stock for all 11,535,178 outstanding shares of Shoreline common stock as of September 30, 2000, at an exchange ratio of .64 shares of Chemical common stock for each outstanding share of Shoreline common stock. Under generally accepted accounting principles, the assets and liabilities of Shoreline will be combined with those of Chemical at book values. In addition, the statements of income of Shoreline will be combined with the statements of income of Chemical on a retroactive basis.

          Note 2. Special Charge - The unaudited pro forma condensed combined financial statements do not reflect charges of approximately $10 million to $12 million for merger transaction costs, restructuring expenses and other special charges. Merger transaction costs consist primarily of investment banking, legal and accounting fees and the settlement of existing employment contracts. Chemical anticipates restructuring costs to consist primarily of severance payments and related expenses associated with the consolidation or elimination of various functions at Chemical. Other special charges include operations costs associated primarily with the merger. The pro forma financial data do not give effect to the anticipated cost savings in connection with the merger or the internal restructuring of Chemical.

          Note 3. Pro forma Combined Dividends - The Chemical pro forma combined dividends per share amounts represent historical per share dividends on Chemical common stock only. The merger agreement requires Chemical to pay its first quarterly dividend after the effective date of the merger at the increased rate of $.24 per share, subject to safety and soundness and financial considerations.

Voting and Management Information

Voting Securities and Principal Shareholders of Shoreline

          Shareholders of record of Shoreline common stock as of the close of business on September 30, 2000, are entitled to one vote for each share then held. As of that date, Shoreline had 11,535,178 shares of its common stock outstanding.

Major Shareholders

                    The following table sets forth information for each person who was the beneficial owner of more than 5% of Shoreline's outstanding shares of common stock as of September 30, 2000.
	Amount and Nature of Beneficial Ownership of Shoreline Common Stock(1)(2)
Name and Address of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership	Percent Of Class	Chemical Common Stock to be Received in Merger (4)
Shoreline Bank Trust Department 720 Pleasant Street St. Joseph, Michigan 49085(5)	969,501	188,895	1,158,396	10.04%	741,373

Directors and Executive Officers

          The following table sets forth certain information concerning the number of shares of Shoreline common stock held as of September 30, 2000, by each of Shoreline's directors, each of the named executive officers of Shoreline, and all of Shoreline's directors and executive officers as a group. Information with respect to shares held in certain Shoreline benefit plans incorporated in the following table is based on the most recent information available for those plans, as indicated in the footnotes to the table.
	Amount and Nature of Beneficial Ownership of Shoreline Common Stock(1)(2)
Name of Beneficial Owner	Sole Voting and Dispositive Power		Shared Voting or Dispositive Power(3)	Total Beneficial Ownership		Percent Of Class	Chemical Common Stock to be Received in Merger (4)
Richard D. Bailey, II	29,814	(6)	433	30,247	(6)	.26	19,358
Louis A. Desenberg	10,794		36,510	47,304.41			30,274
Merlin J. Hanson	278,675		-	278,675		2.42	178,352
Thomas T. Huff	66,954		-	66,954.58			42,850
Wayne R. Koebel	7,704	(6)	-	7,704	(6)	.07	4,930
James E. LeBlanc	10,726		-	10,726.09			6,864
L. Richard Marzke	54,827		1,252	56,079.49			35,890
James R. Milroy	30,546	(6)	1,567	32,113	(6)	.28	20,552
James F. Murphy	54,687		79,636	134,323		1.16	85,966
Dan L. Smith	77,393	(6)	28,396	105,789	(6)	.92	67,704
Robert L. Starks	90,901		46,043	136,944		1.19	87,644
Jeffery H. Tobian	260,833		1,071	261,904		2.27	167,618
James E. Tomczyk	2,103	(6)	-	2,103	(6)	.02	1,345
Ronald L. Zile	56,821		33,320	90,141.78			57,690
All directors and executive officers as a group	976,329	(6)	228,228	1,259,244	(6)	10.92	805,916

(1)	The information shown in this table is based upon information furnished to Chemical by the individuals named in the table.

(2)

The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in fiduciary capacities by Shoreline Bank are not included unless otherwise indicated. Shoreline and the directors and officers of Shoreline and Shoreline Bank disclaim beneficial ownership of shares held by Shoreline Bank in fiduciary capacities.

(3)

These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses and minor children over whom the listed person may have influence by reason of relationship. Shares held in fiduciary capacities by Shoreline Bank are not included unless otherwise indicated. The directors and officers of Shoreline and Shoreline Bank, by reason of their positions, may be in a position to influence the voting or disposition of shares held in trust by Shoreline Bank to some degree, but disclaim beneficial ownership of these shares.

(4)

This column reflects the number of shares of Chemical common stock to be issued to the specified person in exchange for the number of shares of Shoreline common stock as of October 25, 2000 by such person as shown above.

(5)

These numbers consist of shares held in various fiduciary capacities through the trust department of Shoreline Bank. Shoreline and the directors and officers of Shoreline and Shoreline Bank disclaim beneficial ownership of these shares.

(6)

These numbers include shares of restricted Shoreline common stock and shares of Shoreline common stock that may be acquired through the exercise of stock options within 60 days. The right to exercise stock options vests over a five-year period. The number of shares subject to stock options that may be exercised within 60 days after September 30, 2000 is as follows: Mr. Bailey, 14,059; Mr. Milroy, 12,021; Mr. Tomczyk, 420.

Interests of Certain Persons in the Merger

          Certain members of Shoreline's and its subsidiaries' management and board of directors may be deemed to have certain interests in the merger in addition to their interests as shareholders of Shoreline generally. The Shoreline board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Change in Control Agreements

          Four of Shoreline's executive officers, Dan L. Smith, James R. Milroy, Wayne R. Koebel and Richard D. Bailey, II, have employment agreements with Shoreline that contain severance and change in control provisions entitling them to certain compensation and benefits upon their termination or resignation. Chemical has agreed to pay these executives the severance compensation they would have been entitled to under their respective employment agreements in exchange for terminating the agreements. The compensation to be paid to the executives is a lump-sum payment equal to 36 months (44 months for Mr. Smith) of their respective average monthly salaries over a period of the five calendar years immediately preceding the Effective Time, present-valued. If the Effective Time were to occur in 2000, Mr. Smith would receive $840,949, Mr. Milroy would receive $259,434, Mr. Koebel would receive $337,738, and Mr. Bailey would receive $268,406. If the Effective Time occurs in 2001, as is expected, this compensation will be recalculated based on average monthly compensation for the five year period ended December 31, 2000, which would likely result in somewhat higher compensation. No payments made to the executives qualify as "excess parachute payments" under Section 280G of the Internal Revenue Code.

Change in Chemical's Board of Directors

          After the merger is completed, the number of members of Chemical's board of directors will be increased from eight to eleven. The three new members will be Dan L. Smith, the current Chairman of the Board and Chief Executive Officer of Shoreline, and two other current members of Shoreline's board of directors to be selected by Shoreline and subject to approval by Chemical's board of directors.

Conversion of Stock Options and Restricted Stock

          Shoreline's stock option plan includes a term that would cause the stock options held by Shoreline's management and directors who participate in these plans to be converted if there is a change of control of Shoreline, such as the merger between

Chemical and Shoreline. Under Shoreline's stock option plan and the merger agreement, each of these stock options would be converted into an option to purchase a number of shares of Chemical common stock equal to the original number of shares of Shoreline common stock subject to the option multiplied by the Exchange Ratio. The option price for each such option will be adjusted under the merger agreement by dividing the original option price by the Exchange Ratio. Under the terms of Shoreline's stock incentive plans, certain previously awarded but unvested stock options and restricted stock will vest at the Effective Time. This vesting of stock options for 3,301 shares of Shoreline common stock issued to Mr. Bailey and 1,680 shares of Shoreline common stock issued to Mr. Tomczyk would accelerate, and the vesting of the following numbers of shares of restricted stock would vest for the following individuals: Mr. Smith, 10,828 shares; Mr. Milroy, 8,597 shares; Mr. Bailey, 8,597 shares; Mr. Koebel, 7,480 shares; and James Tomczyk, 1,181.

Indemnification; Directors' and Officers' Insurance

          Chemical has agreed to honor the rights to indemnification and advancement of expenses now existing in favor of the directors and officers of Shoreline and its subsidiaries under their Restated Articles of Incorporation or Bylaws. These enforceable contractual rights will remain in effect following the merger and will continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as before the Effective Time. For a description of the specific terms of the merger agreement concerning indemnification and insurance, see "The Merger and Merger Agreement - Insurance and Indemnification" above.

Proposed Amendment to Chemical's Restated Articles of Incorporation

Amendment to Article 3 Necessary to Effect the Merger

          Chemical's board of directors proposes to amend Article 3 of Chemical's Restated Articles of Incorporation to increase the number of authorized shares of Chemical common stock from 18,000,000 shares to 30,000,000 shares. The purpose of the amendment is to provide for sufficient authorized shares to permit completion of the merger and to provide additional shares for future issuance.

          As of the record date, there were ___________ authorized shares of Chemical common stock issued and outstanding. Chemical anticipates issuing not more than 7,437,754 shares of Chemical Common stock in connection with the merger. Therefore, to complete the merger with Shoreline, Chemical requires authority to issue more than 18,000,000 shares.

          In addition, Chemical's board of directors believes that it is advisable to have additional authorized shares available for possible future stock splits and dividends, employee benefit plans, equity-based acquisitions and other corporate purposes that might be proposed in the future. Chemical's board of directors has authorized the issuance of shares for such purposes in the past. Therefore, Chemical's board of directors has determined that authorization to issue 30,000,000 shares of Chemical common stock is advisable. However, Chemical has no present plans or proposals to issue shares that would be authorized by the proposed amendment.

          Chemical's management continues to seek favorable acquisition opportunities. It has in the past had, and anticipates that it will from time to time in the future have, discussions with other organizations that might be interested in being acquired. Authorized but unissued shares of common stock, or funds raised in a public offering of shares, may be used for these purposes.

          All of the additional shares resulting from the increase in the number of authorized shares of Chemical common stock would be of the same class, with the same dividend, voting and liquidation rights, as the shares of common stock presently outstanding. Chemical shareholders have no preemptive rights to acquire shares issued by Chemical under its existing Restated Articles of Incorporation, and shareholders would not acquire any such rights with respect to the additional shares under the proposed amendment. Under some circumstances, issuance of additional shares of common stock could dilute the voting rights, equity and earnings per share of existing shareholders.

          If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance. No further shareholder authorization would be required prior to the issuance of such shares by Chemical.

          This increase in authorized but unissued common stock could be considered an anti-takeover measure because the additional authorized but unissued shares of common stock could be used by Chemical's board of directors to make a change in control of Chemical more difficult. The purpose for the board of directors' recommendation of this proposal is for the reasons discussed above and not as an anti-takeover measure.

Proposed Amendment to Article 3

          Chemical's board of directors recommends that Article 3 of Chemical's Restated Articles of Incorporation be amended in its entirety to provide as follows:

ARTICLE 3

          The total authorized capital stock is 30 million common shares, par value $1.00 per share.

Recommendation of the Proposed Amendment

          The affirmative vote of the holders of a majority of the outstanding shares of Chemical common stock is required to approve the amendment to Article 3. The merger cannot be completed unless the additional shares are authorized for issuance as described above. Chemical's board of directors has unanimously approved the proposed amendment and recommends that Chemical's shareholders approve it.

Chemical's board of directors unanimously recommends
that you vote FOR the proposed amendment.

General Information

Experts

          The consolidated financial statements of Chemical at December 31, 1999, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this prospectus and joint proxy statement and elsewhere in the Registration Statement of which this prospectus and joint proxy statement is a part have been audited by Ernst & Young LLP, independent auditors, as set forth in their report and are incorporated by reference in this document in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          The consolidated financial statements of Shoreline at December 31, 1999, and for each of the three years in the period ended December 31, 1999, incorporated by reference in this prospectus and joint proxy statement and elsewhere in the Registration Statement of which this prospectus and joint proxy statement is a part, have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report and are incorporated by reference in this document in reliance upon such report given on the authority of that firm as experts in accounting and auditing.

Shareholder Proposals

          If the merger is completed, Shoreline shareholders will become shareholders of Chemical and there will be no annual meeting of Shoreline shareholders in 2001. If the merger is not completed, proposals of Shoreline shareholders intended to be presented at the annual meeting of shareholders in 2001 must be received by Shoreline for consideration for inclusion in its proxy statement and form of proxy for that meeting on or before November 21, 2000. Such proposals of shareholders should be made in accordance with Securities and Exchange Commission Rule 14a-8. All other proposals of shareholders that are intended to be presented at the annual meeting in 2001 must be received by Shoreline by February 4, 2001 or they will be considered untimely.

          Proposals of Chemical shareholders intended to be presented at the annual meeting of shareholders in 2001 must be in accordance with Securities and Exchange Commission Rule 14a-8 and must be received by Chemical for consideration for inclusion in its proxy statement and form of proxy for that meeting on or before November 6, 2000. To be considered timely, all other proposals of shareholders intended to be presented at the 2001 annual meeting of shareholders of Chemical must similarly be received by Chemical by November 6, 2000.

Legal Opinions

          Certain legal matters in connection with the proposed merger will be passed upon for Chemical by its general counsel, Currie Kendall Polasky Meisel PLC of Midland, Michigan, and for Shoreline by its general counsel, Warner Norcross & Judd LLP of Grand Rapids, Michigan.

          As of October 23, 2000, partners in and attorneys employed by or associated with Currie Kendall Polasky Meisel PLC and their associates were beneficial owners of a total of approximately 26,160 shares of Chemical common stock having an approximate aggregate market value of $536,280 as of such date and no shares of Shoreline common stock. Shares reported as beneficially owned include all shares as to which such persons have direct or indirect, sole or shared, power to direct voting of disposition, including personal shares as well as shares held in fiduciary capacities.

          As of October 23, 2000, partners in and attorneys employed by or associated with Warner Norcross & Judd LLP and their associates did not own any material amount of shares of Chemical common stock or Shoreline common stock.

Sources of Information

          Chemical has supplied all information contained or incorporated by reference in this prospectus and joint proxy statement relating to Chemical. Shoreline has supplied all such information relating to itself and KBW.

Where You Can Find More Information

          Chemical has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission ("SEC") the offering of Chemical common stock to be issued by Chemical in the merger. This prospectus and joint proxy statement is a part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus and joint proxy statement does not contain all of the information contained in the registration statement or the exhibits to the registration statement. This means that this prospectus and joint proxy statement incorporates important business and financial information about Chemical and Shoreline that is not included in or delivered with this document.

          Chemical and Shoreline are subject to the informational requirements of the Exchange Act. Accordingly, each files annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information that Chemical or Shoreline files at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Chemical's and Shoreline's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." That web site contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC.

          The Securities and Exchange Commission allows Chemical and Shoreline to incorporate by reference information into this prospectus and joint proxy statement. This means that Chemical and Shoreline can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and joint proxy statement, except for any information superseded by information in this prospectus and joint proxy statement. This prospectus and joint proxy statement incorporates by reference the documents set forth below that Chemical and Shoreline have previously filed with the SEC. These documents contain important information about Chemical and Shoreline and their finances.
Chemical SEC Filings (File No. 0-8185)	Period
Annual Report on Form 10-K	Year ended December 31, 1999
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2000 and June 30, 2000
Current Reports on Form 8-K	Filed on August 23, 2000 and October 6, 2000
Registration Statement on Form 8-A	Filed on January 2, 1976

Shoreline SEC Filings (File No. 0-16444)	Period
Annual Report on Form 10-K	Year ended December 31, 1999
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2000 and June 30, 2000
Current Reports on Form 8-K	Filed on August 23, 2000 and October 13, 2000
Registration Statement on Form 8-A	Filed on December 17, 1987

          All documents subsequently filed by Chemical and Shoreline with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15 of the Exchange Act between the date of this prospectus and joint proxy statement and the date of the later of the special meeting of shareholders of Chemical or Shoreline are also incorporated by reference into this prospectus and joint proxy statement.

          Documents incorporated by reference are available from Chemical and Shoreline without charge to Chemical and Shoreline shareholders. You may obtain documents incorporated by reference in this prospectus and joint proxy statement by requesting them in writing or by telephone from the appropriate party at the following addresses:
Chemical Financial Corporation	Shoreline Financial Corporation
Attn: Ms. Lori A. Gwizdala	Attn: Mr. Wayne R. Koebel
333 East Main Street	823 Riverview Drive
Midland, Michigan 48460	Benton Harbor, Michigan 49022
Tel: (517) 839-5350	Tel: (616) 927-2251

To obtain timely delivery of this information, you must request the information no later than five business days before the date of the Chemical or Shoreline special meeting at which you are requested to vote.

          You should rely only on the information contained or incorporated by reference in this prospectus and joint proxy statement to vote on the merger and the proposed amendment. Neither Chemical nor Shoreline has authorized anyone to provide you with information that is different from what is contained in this prospectus and joint proxy statement.

          This prospectus and joint proxy statement is dated as of the date set forth on the cover page. You should not assume that the information contained in this prospectus and joint proxy statement is accurate as of any date other than that date, and neither the mailing of this prospectus and joint proxy statement to you nor the issuance of Chemical common stock in the merger shall create any implication to the contrary.

Forward-Looking Statements

          This prospectus and joint proxy statement and the documents incorporated in this prospectus and joint proxy statement by reference contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates, and projections about the financial services industry, the economy, and about Chemical and Shoreline themselves. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied, or forecasted in such forward-looking statements.

          Future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behaviors as well as their ability to repay loans; changes in the national economy; and the possibility that expected efficiencies and cost savings from the merger of Shoreline with Chemical and other mergers and acquisitions in which Chemical may be involved might not be fully realized within the expected time frame. Neither Chemical nor Shoreline undertakes any obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Appendix A

Agreement and Plan of Merger

Between

Shoreline Financial Corporation

and

Chemical Financial Corporation

Dated as of August 21, 2000

TABLE OF CONTENTS

ARTICLE I - THE TRANSACTION		1
1.1	Merger of Shoreline with and into Chemical	1
1.2	The Closing	2
1.3	Effective Time of the Merger	2
1.4	Additional Actions	2
1.5	Surviving Corporation	2

ARTICLE II - CONVERSION AND EXCHANGE OF SHARES		3
2.1	Conversion of Shares	2
2.2	Upset Provision	3
2.3	Rights in Upset Condition	4
2.4	Adjustments	5
2.5	Increase in Outstanding Shares of Shoreline Common Stock	6
2.6	Decrease in Shoreline's Shareholders' Equity	6
2.7	Cessation of Shareholder Status	7
2.8	Surrender of Old Certificates and Distribution of Chemical Common Stock	7
2.9	No Fractional Shares	8
2.10	Stock Options	8

ARTICLE III - CHEMICAL'S REPRESENTATIONS AND WARRANTIES		9
3.1	Authorization, No Conflicts, Etc.	9
3.2	Organization and Good Standing	10
3.3	Subsidiaries	10
3.4	Capital Stock	10
3.5	Chemical Common Stock	10
3.6	Financial Statements	10
3.7	Call Reports.	11
3.8	Absence of Undisclosed Liabilities	11
3.9	Absence of Material Adverse Change	11
3.10	Absence of Litigation	11
3.11	Regulatory Filings	11
3.12	Registration Statement, Etc.	12
3.13	Investment Bankers and Brokers	12
3.14	Accounting and Tax Treatment	12
3.15	Agreements With Bank Regulators	12
3.16	Reserve for Loan Losses	12
3.17	Conduct of Business	12
3.18	Environmental Matters	12
3.19	Public Communications; Securities Offering	13
3.20	True and Complete Information	14

ARTICLE IV - SHORELINE'S REPRESENTATIONS AND WARRANTIES		14
4.1	Authorization, No Conflicts, Etc.	14
4.2	Organization and Good Standing	14
4.3	Subsidiaries	15
4.4	Capital Stock	15
4.5	Financial Statements.	16
4.6	Absence of Undisclosed Liabilities	16
4.7	Absence of Material Adverse Change	16
4.8	Absence of Litigation	17
4.9	No Indemnification Claims	17

i

4.10	Conduct of Business	17
4.11	Contracts	17
4.12	Regulatory Filings	17
4.13	Registration Statement, Etc.	18
4.14	Agreements With Bank Regulators	18
4.15	Tax Matters	18
4.16	Title to Properties	19
4.17	Condition of Real Property	19
4.18	Real and Personal Property Leases	20
4.19	Required Licenses, Permits, Etc.	21
4.20	Material Contracts and Change of Control	21
4.21	Certain Employment Matters	21
4.22	Employee Benefit Plans	22
4.23	Environmental Matters	23
4.24	Duties as Fiduciary	24
4.25	Investment Bankers and Brokers	24
4.26	Fairness Opinion	24
4.27	Shoreline-Related Persons	24
4.28	Change in Business Relationships	24
4.29	Insurance	25
4.30	Books and Records	25
4.31	Loan Guarantees	25
4.32	Events Since December 31, 1999	25
4.33	Allowance for Loan Losses	26
4.34	Loan Origination and Servicing	26
4.35	Public Communications; Securities Offering	26
4.36	No Insider Trading	26
4.37	Joint Ventures; Strategic Alliances	26
4.38	Policies and Procedures	26
4.39	Accounting and Tax Treatment	26
4.40	True and Complete Information	27

ARTICLE V - COVENANTS PENDING CLOSING		27
5.1	Disclosure Statements; Additional Information	27
5.2	Changes Affecting Representations	27
5.3	Shoreline's Conduct of Business Pending the Effective Time	28
5.4	Approval of Plan of Merger by Chemical Shareholders	30
5.5	Approval of Plan of Merger by Shoreline Shareholders	30
5.6	Regular Dividends	31
5.7	Technology-Related Contracts	31
5.8	Affiliates	31
5.9	Indemnification and Insurance	32
5.10	Exclusive Commitment	33
5.11	Registration Statement	33
5.12	Other Filings	34
5.13	Miscellaneous Agreements and Consents	34
5.14	Access and Investigation	34
5.15	Confidentiality	34
5.16	Environmental Investigation	35
5.17	Termination of Employee Benefit Plans	36
5.18	Implementation Agreements	36
5.19	Accounting and Tax Treatment	36
5.20	Public Announcements	36

ARTICLE VI - CONDITIONS PRECEDENT TO CHEMICAL'S OBLIGATIONS		37
6.1	Renewal of Representations and Warranties, Etc.	37
6.2	Opinion of Legal Counsel	37
6.3	Required Regulatory Approvals	37
6.4	Shareholder Approval	37
6.5	Order, Decree, Etc.	37
6.6	Proceedings	37
6.7	Tax Matters	37
6.8	Registration Statement	38
6.9	Certificate as to Outstanding Shares	38
6.10	Change of Control Waivers	38
6.11	Pooling-of-Interests	38
6.12	Adjusted Shareholders' Equity	38

ARTICLE VII - CONDITIONS PRECEDENT TO SHORELINE'S OBLIGATIONS		38
7.1	Renewal of Representations and Warranties, Etc.	39
7.2	Opinion of Legal Counsel	39
7.3	Required Regulatory Approvals	39
7.4	Shareholder Approval	39
7.5	Order, Decree, Etc.	39
7.6	Tax Matters	39
7.7	Registration Statement	40
7.8	Fairness Opinion	40
7.9	Listing of Shares	40
7.10	Pooling-of-Interests.	40

ARTICLE VIII - ABANDONMENT OF MERGER		40
8.1	Mutual Abandonment	40
8.2	Upset Date	40
8.3	Chemical's Rights to Terminate	40
8.4	Shoreline's Rights to Terminate	41
8.5	Effect of Termination	41

ARTICLE IX - MISCELLANEOUS		41
9.1	"Material Adverse Effect" Defined	41
9.2	"Knowledge" Defined	42
9.3	Nonsurvival of Representations, Warranties, and Agreements	42
9.4	Amendment	42
9.5	Expenses	42
9.6	Specific Enforcement	42
9.7	Jurisdiction; Jury	42
9.8	Waiver	42
9.9	Notices	42
9.10	Governing Law	43
9.11	Entire Agreement	43
9.12	Third Party Beneficiaries	43
9.13	Counterparts	43
9.14	Further Assurances; Privileges	43
9.15	Headings, Etc.	43
9.16	Calculation of Dates and Deadlines	44
9.17	Severability	44

EXHIBITS

Form of Stock Option Agreement	A
Schedule of Additional Information	B
Form of Affiliate Agreement of Shoreline	C
Form of Affiliate Agreement of Chemical	D
Opinion of Shoreline's Counsel	E
Designated Contracts	F
Opinion of Chemical's Counsel	G

INDEX

Adjusted Rate	6
Acceptance Period	6
Acquisition Proposal	43
Adjusted Shareholders' Equity	8
AMEX	4
Business Day	2
Call Reports	21
Certificate of Merger	2
Chemical	1
Chemical Adjustment Factor	6
Chemical Common Stock	3
Chemical Disclosure Statement	12
Chemical Premises	17
Chemical Shareholders' Meeting	40
Chemical's Financial Statements	14
Closing	2
Closing Balance Sheet	9
Closing Report	9
Constituent Corporation	1
Control	19
Crowe	9
Designated Contracts	51
Effective Time	2
Employee Benefit Plan	29
Employment-Related Payments	28
Ex-Date	55
Environmental Laws	17
Environmental Risk	47
ERISA	29
Exchange Ratio	3
Exchange Agent	10
Exchange Act	35
Exercise Period	5
FDIA	13
Federal Reserve Board	13
Federal Bank Holding Company Act	13
Fiduciary Event	40
Final Chemical Price	4
Final Index Price	5
Final Statement Date	9
Floor Chemical Price	4

GAAP	8
Hazardous Substances	18
Implementation Agreements	48
Increase Notice	6
Index Companies	5
Initial Chemical Price	4
Initial Index Date	4
Initial Index Price	4
Internal Revenue Code	1
IRS	25
Keefe	32
Material Adverse Effect	55
Merger	1
Michigan Act	1
Michigan Banking Code	13
Nasdaq	2
NYSE	4
Old Certificates	9
Option Agreement	1
Option Plans	8
PBGC	29
Permitted Issuances	8
Phase II and III Work	47
Phase I	46
Plan of Merger	1
Premises	31
Prospectus and Proxy Statement	15
Registration Statement	15
SEC	15
Securities Act	42
Shareholders' Meetings	15
Shoreline	1
Shoreline Affiliate Agreements	42
Shoreline Common Stock	3
Shoreline Disclosure Statement	18
Shoreline's Financial Statements	21
Shoreline Insurance	18
Shoreline's Leases	27
Shoreline's Leased Real Property	26
Shoreline Pension Plan	29
Shoreline Plans	47
Shoreline's Real Property	26
Shoreline-Related Person	32
Shoreline's Representatives	32
Shoreline Shareholders' Meeting	40
Stock Distribution	5
Subsidiaries	19
Superior Proposal	40
Surviving Corporation	1
Tax Returns	24
Taxes	24
Technology-Related Contracts	41
Transaction Documents	15
Unexercised Options	11
Upset Condition	4

v

AGREEMENT AND PLAN OF MERGER

                    This Agreement and Plan of Merger (this "Plan of Merger") is made as of August 21, 2000, between Shoreline Financial Corporation, a Michigan corporation, headquartered at 823 Riverview Drive, Benton Harbor, Michigan 49022 ("Shoreline"), and Chemical Financial Corporation, a Michigan corporation ("Chemical"), headquartered at 333 East Main Street, Midland, Michigan 48640.

                    Chemical and Shoreline desire that Shoreline and its subsidiaries become affiliated with Chemical. The affiliation would be effected through the merger of Shoreline with and into Chemical in accordance with this Plan of Merger and the Business Corporation Act of the State of Michigan, as amended (the "Michigan Act"). The transactions contemplated by, and described in, this Plan of Merger are referred to as the "Merger."

                    It is intended that, for federal tax purposes, the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the " Internal Revenue Code"). It is also intended that, for accounting and financial reporting purposes, the Merger shall be accounted for as a pooling-of-interests.

                    As a condition to, and concurrently with the execution of, this Plan of Merger, Shoreline and Chemical are entering into a Stock Option Agreement attached as Exhibit A (the " Option Agreement"). Shoreline's execution and delivery of the Option Agreement is an inducement for Chemical to enter into this Plan of Merger.

                    In consideration of the representations, warranties, and covenants contained in this Plan of Merger, the parties agree:

ARTICLE I - THE TRANSACTION

                    Subject to the terms and conditions of this Plan of Merger, the Merger shall be carried out in the following manner:

          1.1          Merger of Shoreline with and into Chemical. Subject to the terms and conditions herein, at the Effective Time, Shoreline shall be merged with and into Chemical. Shoreline and Chemical are each sometimes referred to as a "Constituent Corporation" prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Chemical (the "Surviving Corporation"). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the Michigan Act with respect to the merger of domestic corporations. If Chemical is advised by its independent tax accountants that a different corporate structure for the transactions contemplated by this Plan of Merger would be more advantageous to Chemical from a financial, tax, or accounting perspective, then Shoreline shall cooperate with Chemical to effect a restructuring of these transactions; provided, that such restructuring is presented prior to the Shareholders' Meeting (as defined below), the Merger continues to qualify as a tax-free reorganization under the Internal Revenue Code, the Effective Time of the Merger is not delayed by more than 30 days, and the alternative structure does not alter or change the amount or kind of consideration to be issued to Shoreline's shareholders.

          1.2          The Closing. The "Closing" for the Merger shall be held at such time, date, and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Chemical at Midland, Michigan, commencing at 11 a.m. on the earliest date specified by either Chemical or Shoreline upon five Business Days' (defined below) written notice (or at the election of Chemical, on the last Business Day of the month) after the last to occur of the following events: (a) receipt of all consents and approvals of government regulatory authorities, and the expiration of all related statutory waiting periods, legally required to consummate the Merger; and (b) approval of this Plan of Merger by the shareholders of Shoreline and Chemical. Scheduling or commencing the Closing shall not, however, constitute a waiver of the conditions precedent of either Chemical or Shoreline as set forth in Articles VI and VII, respectively. Upon completion of the Closing, Shoreline and Chemical shall each promptly execute and file the certificate of merger as required by the Michigan Act to effect the Merger (the "Certificate of

1

Merger"). No party shall take any action to revoke the Certificate of Merger after its filing without the written consent of the other party.

          1.3          Effective Time of the Merger. The Merger shall be consummated following the Closing by filing the Certificate of Merger in the manner required by law. The "Effective Time" of the Merger shall be as of the time and date to be elected by Chemical and specified in the Certificate of Merger, but not later than five Business Days after the Closing occurs. As used in this Plan of Merger, the term "Business Day " means any day other than a day on which The Nasdaq Stock Market ("Nasdaq") is closed.

          1.4          Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Shoreline acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. Shoreline hereby grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time, the officers and directors of the Surviving Corporation shall be fully authorized in the name of Shoreline to take any and all such actions contemplated by this Plan of Merger.

          1.5          Surviving Corporation. As of and immediately after the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law:

          1.5.1          Name. The name of the Surviving Corporation shall be "Chemical Financial Corporation."

          1.5.2          Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Chemical as in effect immediately prior to the Effective Time, without change.

          1.5.3          Bylaws. The bylaws of the Surviving Corporation shall be the bylaws of Chemical as in effect immediately prior to the Effective Time, without change.

          1.5.4          Officers. The officers of Chemical immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold with the Surviving Corporation the same offices as they hold with Chemical.

          1.5.5          Directors. From and after the Effective Time, until duly changed in compliance with applicable law and the articles of incorporation of Chemical, the Board of Directors of Chemical shall consist of eleven (11) persons, including Mr. Dan L. Smith and two (2) other members of the Shoreline Board of Directors selected by Shoreline and subject to approval by the Board of Directors of Chemical, which approval shall not be unreasonably withheld.

ARTICLE II - CONVERSION AND EXCHANGE OF SHARES

                    Subject to the terms and conditions of this Plan of Merger and as a result of the Merger, all Common Stock of Shoreline ("Shoreline Common Stock") shall be converted into Common Stock, $1.00 par value, of Chemical ("Chemical Common Stock") as follows:

          2.1          Conversion of Shares. As of the Effective Time:

          2.1.1          Conversion of Shoreline Common Stock. Except as provided in this Article II, each share of Shoreline Common Stock outstanding immediately prior to the Effective Time shall be converted automatically into and become 0.64 (the "Exchange Ratio") shares of validly issued, fully paid, and non-assessable Chemical Common Stock.
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          2.1.2          No Conversion of Chemical Common Stock. Each share of Chemical Common Stock outstanding immediately prior to the Effective Time shall continue to be outstanding without any change.

          2.1.3          Stock Held by Chemical. Each share of Shoreline Common Stock, if any, held by Chemical or any of its subsidiaries for its own account, and not in a fiduciary or representative capacity for a person other than Chemical or any of its subsidiaries, shall be canceled and no consideration shall be issuable or payable with respect to any such share.

          2.1.4          Shoreline Common Stock No Longer Outstanding. Each share of Shoreline Common Stock outstanding immediately prior to the Effective Time shall, as of the Effective Time, no longer be outstanding and each certificate previously representing such shares of Shoreline Common Stock shall thereafter represent only the right to receive shares of Chemical Common Stock into which such shares of Shoreline Common Stock were converted, together with any dividends and other distributions payable as provided in Section (Dividends Pending Surrender), but subject to payment of cash in lieu of fractional shares.

          2.2          Upset Provision. After a Closing is properly called pursuant to Section (The Closing), the "Upset Condition " shall exist if both of the following conditions then exist:

          (a)          The Final Chemical Price (defined below) is less than $19.55 (the "Floor Chemical Price "); and

          (b)          The number determined by dividing the Final Chemical Price by $23.00 (the "Initial Chemical Price ") is less than the number obtained by subtracting (i) 0.15 from (ii) the quotient obtained by dividing the Final Index Price (defined below) by the Initial Index Price (defined below).

          2.2.1          Final Chemical Price. The "Final Chemical Price " means the average of the closing prices per share of Chemical Common Stock reported on Nasdaq for the twenty (20) consecutive full trading days ending on the sixth Business Day prior to the date of the Closing (the "Pricing Period "), as reported in the Dow Jones News/Retrieval system, or other equally reliable means.

          2.2.2          Initial Index Price. The "Initial Index Price " means the average of the closing prices per share of each of the common stocks of the Index Companies (defined below) as reported on New York Stock Exchange ("NYSE"), Nasdaq, or the American Stock Exchange ("AMEX ") on August 18, 2000 ("Initial Index Date "). The Initial Index Price computed as of August 18, 2000 is presented below as an illustration of the method of computation, but is subject to adjustment as provided in Sections (Index Adjustments).
Financial Institution	Ticker Symbol	Closing Price - 8/18/00
Citizens Banking Corporation	CBCF	$21.4375
Republic Bancorp, Inc.	RBNC	$8.4375
Independent Bank Corporation	IBCP	$16.9375
BancFirst Ohio	BFOH	$14.5000
Integra Banc Corporation	IBNK	$19.1875
Irwin Financial Corporation	IRWN	$16.1250
1st Source Corporation	SRCE	$18.6250
AMCORE Financial, Inc.	AMFI	$17.4375

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Financial Institution	Ticker Symbol	Closing Price - 8/18/00
First Financial Bancorp	FFBC	$17.5000
Mississippi Valley Bancshares, Inc.	MVBI	$24.5000
Second Bancorp, Incorporated	SBCD	$14.9375
Mid-America Bancorp	MAB	$25.8750
Area Bancshares Corporation	AREA	$20.8125
Average		$18.1779

The term "Index Companies " refers to the companies listed above, as the list may be modified under Section (Index Exclusions).

          2.2.3          Final Index Price. The "Final Index Price " means the average of the average closing prices per share of each of the common stocks of the Index Companies as reported on NYSE, Nasdaq, or AMEX for each trading day during the Pricing Period.

          2.2.4          Index Adjustments. If any Index Company declares a stock dividend, stock split, or stock split-up (any such event being a "Stock Distribution ") of its common stock for which the ex-dividend date, ex-split date, ex-distribution date or other comparable date (the "Ex-Date ") occurs between the Initial Index Date and the end of the Pricing Period, then for purposes of the definitions in Section (Upset Provision) the closing prices for such common stock as of the Initial Index Date and each date during the Pricing Period prior to the Ex-Date shall be adjusted so as to be comparable as of the Initial Index Date and throughout the Pricing Period in the same manner as is described in Section (Stock Dividends and Distributions) for any Stock Distribution.

          2.2.5          Index Exclusions. There shall be excluded from the list of Index Companies any company as to which, between the Initial Index Date and the end the Pricing Period, there occurs or there is publicly announced (a) a proposed merger, acquisition, or business combination in which that company is not or will not be the survivor, (b) a tender offer, exchange offer, other transaction involving the acquisition of a majority of that company's common stock or assets, or (c) a reclassification, recapitalization, subdivision, spin-off, split-up, or combination of its common stock; provided that if five or more of the Index Companies are excluded pursuant to this Section, then, unless Chemical and Shoreline agree otherwise, Chemical and Shoreline shall agree upon mutually acceptable substitute Index Companies. If a company is excluded from the list of Index Companies, then the Initial Index Price and the Final Index Price shall be calculated as if the excluded company had not originally been included in the list of companies.

          2.3          Rights in Upset Condition.

          2.3.1          Shoreline. If the Upset Condition shall then exist, Shoreline shall have the right, exercisable at any time prior to 5 p.m. Midland, Michigan time on the second business day after the last day of the Pricing Period (the "Exercise Period"), to either (i) abandon the Merger and terminate this Plan of Merger (by delivering to Chemical within the Exercise Period written notice of its decision to do so) and, upon the delivery of such notice by Shoreline, the Merger shall be abandoned and this Plan of Merger shall immediately terminate; (ii) proceed with the Merger on the basis of the Exchange Rate set forth in Section (Conversion of Shoreline Common Stock), subject to adjustment provided by Section 2.4 (Adjustments), by delivering to Chemical within the Exercise Period written notice of its decision to do so or by failing to deliver any notice to Chemical pursuant to this Section during the Exercise Period; or (iii) request Chemical to adjust the Exchange Rate (by delivering to Chemical within the Exercise Period written notice to such effect (an "Increase Notice")) to an Exchange Rate computed by multiplying the then-existing Exchange Rate by a
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fraction that has as its numerator the Floor Chemical Price and that has as its denominator the Final Chemical Price (the "Adjusted Rate").

          2.3.2          Chemical. If the Upset Condition occurs and Chemical receives an Increase Notice pursuant to the preceding Section, Chemical shall either accept or decline the Adjusted Rate by delivering written notice of its decision to Shoreline at or before 5 p.m. Midland, Michigan time on the second business day after receipt of the Increase Notice (the "Acceptance Period"). If Chemical accepts the Adjusted Rate within the Acceptance Period, this Plan of Merger shall remain in effect in accordance with its terms except that the Exchange Rate shall be equal to the Adjusted Rate. If Chemical declines the Adjusted Rate within the Acceptance Period or fails to deliver written notice of its decision to accept or decline or the Adjusted Rate within the Acceptance Period, the Merger shall be abandoned and this Agreement shall thereupon terminate without further action by Shoreline or Chemical effective as of 5 p.m. Midland, Michigan time on the business day following the expiration of the Acceptance Period; provided, that if Chemical so declines the Adjusted Rate or so fails to deliver written notice of its decision to accept or decline the Adjusted Rate within the Acceptance Period, Shoreline may, by written notice delivered to Chemical at or before 5 p.m. Midland, Michigan time on the business day following the expiration of the of the Acceptance Period, elect to proceed with the Merger and the transactions contemplated by this Plan of Merger on the basis of the Exchange Rate set forth in Section (Conversion of Shoreline Common Stock), subject to adjustment as provided in Section (Adjustments), and, upon such election, no abandonment of the Merger or termination of this Plan of Merger shall be deemed to have occurred and this Plan of Merger shall remain in effect in accordance with its terms and the Closing shall thereafter occur in accordance with the terms of this Plan of Merger.

          2.4          Adjustments. The Exchange Ratio, Floor Chemical Price, Initial Chemical Price, and Final Chemical Price, and the related computations described in Sections  ( Conversion of Shares) and (Upset Provision) shall be adjusted in the manner provided in this Section upon the occurrence of any of the following events:

          2.4.1          Stock Dividends and Distributions. If Chemical declares a Stock Distribution of Chemical Common Stock to its holders prior to the Effective Time, then:

          (a)          If the record date for the Stock Distribution occurs prior to the Effective Time, then the Exchange Ratio shall be adjusted by multiplying it by that ratio (the "Chemical Adjustment Factor ") (i) the numerator of which shall be the total number of shares of Chemical Common Stock that are outstanding as of the record date for such Stock Distribution plus the additional number of shares (including the aggregate of all possible fractional shares) to be issued in the Stock Distribution computed as of that record date; and (ii) the denominator of which shall be the total number of shares of Chemical Common Stock outstanding as of the Stock Distribution's record date; and

          (b)          If the Ex-Date for the Stock Distribution occurs before the end of the Pricing Period, then the Floor Chemical Price and the Initial Chemical Price (and if the Ex-Date occurs during the Pricing Period, then the closing price per share of Chemical Common Stock for each day during the Pricing Period prior to the Ex-Date) shall each be adjusted by dividing them by the Chemical Adjustment Factor.

          2.4.2          Other Action Affecting Chemical Common Stock. In the event of a reclassification of outstanding shares of Chemical Common Stock or a consolidation or merger of Chemical with or into another corporation, other than a merger in which Chemical is ultimately the surviving corporation and which merger does not result in any reclassification of Chemical Common Stock, holders of Shoreline Common Stock shall receive, in lieu of each share of Chemical Common Stock to be issued in exchange for Shoreline Common Stock based on the Exchange Ratio, the kind and amount of shares of Chemical stock, other securities, money, and/or property receivable upon such reclassification, consolidation, or merger by holders of Chemical Common Stock with respect to each share of Chemical Common Stock outstanding immediately prior to such reclassification, consolidation, or merger.
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          2.4.3          Authorized Issuances. Notwithstanding any other provisions of this Section, no adjustment shall be made in the event of the issuance of additional shares of Chemical Common Stock pursuant to the dividend reinvestment plan of Chemical, pursuant to the exercise of stock options awarded under director or employee stock option plans of Chemical, or upon the grant or sale of shares or rights to receive shares to, or for the account of, Chemical directors or employees pursuant to restricted stock, deferred stock compensation, thrift, employee stock purchase, and other compensation or benefit plans of Chemical. Further, no adjustment shall be made in the event of the issuance of additional shares of Chemical Common Stock or other securities pursuant to a public offering, private placement, or an acquisition of one or more banks, corporations, or business assets as authorized by the board of directors of Chemical or a duly authorized committee of the board.

          2.4.4           Changes in Capital. Subject only to making any adjustment provided above and related computations prescribed by this Section, nothing contained in this Plan of Merger shall preclude Chemical from amending its restated articles of incorporation to change its capital structure or from issuing additional shares of Chemical Common Stock, preferred stock, shares of other capital stock, or securities that are convertible into shares of capital stock.

          2.5          Increase in Outstanding Shares of Shoreline Common Stock. If the number of shares of Shoreline Common Stock outstanding is greater than 11,511,486 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger), other than as a result of Permitted Issuances (defined below); then the Exchange Ratio shall be adjusted by multiplying it by a fraction (a) the numerator of which shall be 11,511,486; and (b) the denominator of which shall be the total number of shares of Shoreline Common Stock outstanding as of the Effective Time of the Merger, excluding Permitted Issuances. "Permitted Issuances" include and are limited to (i) the issuance of not more than 65,949 shares upon exercise of currently outstanding Shoreline stock options awarded under the Shoreline Financial Corporation Stock Incentive Plan of 1996, or the Shoreline Financial Corporation Stock Incentive Plan of 2000 (the "Option Plans"), and (ii) the issuance of shares of Shoreline Common Stock under Shoreline's dividend reinvestment plan.

          2.6          Decrease in Shoreline's Shareholders' Equity. If as of the Final Statement Date (as defined below), the "Adjusted Shareholders' Equity" of Shoreline, as set forth on the Closing Balance Sheet (as defined below), is less than $86,500,000 then Chemical shall have the right abandon the Merger and terminate the Plan of Merger; provided Chemical delivers such notice of its decision to do so to Shoreline in writing within three Business Days of its receipt of the Closing Balance Sheet.

          2.6.1          Adjusted Shareholders' Equity. For the purposes of the Closing Balance Sheet, Shoreline's "Adjusted Shareholders' Equity" shall be Shoreline's "Total Shareholders' Equity" as of the Final Statement Date (as defined below), computed in accordance with generally accepted United States accounting principles ("GAAP") and in a manner consistent with Shoreline's Form 10-K for the year ended December 31, 1999 and Form 10-Q for the six months ended June 30, 2000, except such total shareholders' equity shall be adjusted so that no expense shall have been accrued or deduction shall have been made for any of the following:

          (a)          Any and all transaction-related expenses that Shoreline has or will incur as a result of the Merger (including, without limitation, its legal, accounting, actuarial, printing, mailing, tax preparation, and investment bankers fees and expenses);

          (b)          Any and all special provisions for loan losses or other charges taken by Shoreline to establish reserves in anticipation of the Merger with the consent of Chemical;

          (c)          Any and all additional provision to Shoreline's loan loss reserve above such amount necessary so that such loan loss reserve as a percentage of total loans as of the Final Statement Date is at least equal to Shoreline's loan loss reserve as a percentage of total loans as of June 30, 2000;

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          (d)          Any and all accruals for severance pay, "stay bonuses" or other compensation expense accrued as a result of the Merger as permitted by this Plan of Merger or with Chemical's consent; and

          (e)          The amount under the "accumulated other comprehensive income/(loss)" balance sheet line item.

          2.6.2          Closing Balance Sheet. Shoreline shall prepare, and cause its independent accountants Crowe Chizek & Co. ("Crowe") to review, a consolidated balance sheet of Shoreline as of the Final Statement Date (the "Closing Balance Sheet") and the computation of Shoreline's Adjusted Shareholders' Equity as of the Final Statement Date, determined in accordance with this Plan of Merger. The Closing Balance Sheet shall be prepared in accordance with GAAP and in a manner consistent with the audited consolidated balance sheet of Shoreline as of December 31, 1999, excluding footnotes. Crowe's review shall be governed by mutually agreed upon procedures and upon completion of such review, Crowe shall issue a report setting forth the Adjusted Shareholders' Equity (the "Closing Report").

          2.6.3          Final Statement Date. After the shareholders of Shoreline and Chemical have approved the Merger as required by this Plan of Merger, and after all regulatory approvals required by law to consummate the Merger have been obtained, but prior to the expiration of all related statutory waiting periods, the parties may agree upon a month-end or, if not, either party may specify the preceding month-end as the date of the Closing Balance Sheet (the "Final Statement Date") and direct Crowe to prepare the Closing Report by written notice to Crowe and the other party, delivered prior to the Final Statement Due specified in such notice. The parties shall use all reasonable efforts to cause Crowe to prepare and deliver to Chemical and Shoreline the Closing Report not later than 14 days the agreement upon a month end or after the Final Statement Date, whichever is later. In the event the Closing does not occur within one month after the designated Final Statement Date, either party may specify a new Final Statement Date and direct Crowe to prepare a Closing Report as of such date pursuant to notice in accordance with the provisions set forth above applicable to the initial designation of such date. The fees and expenses of Crowe incurred pursuant to this Article shall be paid by Chemical.

          2.7          Cessation of Shareholder Status. As of the Effective Time, each record holder of shares of Shoreline Common Stock outstanding immediately prior to the Effective Time shall cease to be a shareholder of Shoreline and shall have no rights as a shareholder of Shoreline. Each stock certificate representing shares of Shoreline Common Stock outstanding immediately prior to the Effective Time ("Old Certificates") shall then be considered to represent shares of Chemical Common Stock and the right, if any, to receive cash in lieu of fractional shares, all as provided in this Plan of Merger.

          2.8          Surrender of Old Certificates and Distribution of Chemical Common Stock. After the Effective Time, Old Certificates shall be exchangeable by holders for new stock certificates representing the number of shares of Chemical Common Stock to which such holders shall be entitled in the following manner:

          2.8.1          Transmittal Materials. As soon as practicable after the Effective Time, Chemical shall send or cause to be sent to each record holder of Shoreline Common Stock as of the Effective Time transmittal materials for use in exchanging that holder's Old Certificates pursuant to receiving Chemical Common Stock certificates and either enrolling or not enrolling in Chemical's dividend reinvestment program. The transmittal materials will contain instructions with respect to the surrender of Old Certificates and the selection of these exchange options. In the absence of a selection among these exchange options, the shareholder shall receive Chemical Common Stock certificates without enrolling in Chemical's dividend reinvestment program.

          2.8.2          Exchange Agent. On or prior to the Effective Time, Chemical will deliver to Computershare, Inc. or such other bank or trust company as Chemical may designate (the " Exchange Agent"), written notice of the number of shares of Chemical Common Stock issuable in the Merger and a commitment to pay the amount of cash payable for fractional shares in the Merger when and as determined.
7

The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares of Chemical Common Stock, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the record holders entitled to such shares.

          2.8.3          New Stock Registrations. Chemical shall cause the Exchange Agent to promptly register the shares of Chemical Common Stock issuable to former Shoreline shareholders of record in such manner, in the names, and to the addresses that appear on Shoreline's stock records as of the Effective Time, or in such other name or to such other address as may be specified by the shareholder of record in transmittal documents received by the Exchange Agent; provided, that with respect to each former Shoreline shareholder, the Exchange Agent shall have received all of the Old Certificates held by that shareholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials; and such certificates, transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Chemical and the Exchange Agent.

          2.8.4          Dividends Pending Surrender. Whenever a dividend is declared by Chemical on Chemical Common Stock that is payable to shareholders of record of Chemical Common Stock as of a record date after the Effective Time, the declaration shall include dividends on all shares issuable under this Plan of Merger. No former shareholder of Shoreline shall be entitled to receive a distribution of any such dividend until the Exchange Agent has received all of that shareholder's Old Certificates (or an affidavit of loss and indemnity bond for such certificates) pursuant to properly submitted transmittal materials. Upon the exchange of that shareholder's Old Certificates (or an affidavit of loss and indemnity bond for such certificates), the shareholder shall be entitled to receive from Chemical an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, that may have been imposed or paid thereon) declared and paid with respect to the shares of Chemical Common Stock represented thereby. If such shareholder has then elected to enroll in Chemical's dividend reinvestment program, such amount shall be credited as a cash purchase for investment at the plan's next regular investment date.

          2.8.5          Stock Transfers. After the Effective Time, there shall be no transfers on Shoreline's stock transfer books of the shares of Shoreline Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates are properly presented for transfer, they shall be canceled and exchanged for shares of Chemical Common Stock as provided in this Plan of Merger. After the Effective Time, ownership of such shares as are represented by any Old Certificates may be transferred only on the stock transfer records of Chemical.

          2.8.6          Exchange Agent's Discretion. The Exchange Agent shall have discretion to determine and apply reasonable rules and procedures relating to the exchange (or lack thereof) of Old Certificates and the registration of the shares of Chemical Common Stock into which shares of Shoreline Common Stock are converted in the Merger and governing the payment for fractional shares of Shoreline Common Stock.

          2.9          No Fractional Shares. No certificates or scrip representing fractional shares of Chemical Common Stock shall be issued in the Merger upon the surrender of Old Certificates. No fractional interest in any share of Chemical Common Stock resulting from the Merger shall be entitled to any part of a dividend, distribution, or stock split with respect to shares of Chemical Common Stock nor entitle the record holder to vote or exercise any rights of a shareholder with respect to that fractional interest. In lieu of issuing any fractional share, each holder of an Old Certificate who would otherwise have been entitled to a fractional share of Chemical Common Stock upon surrender of all Old Certificates for exchange shall be paid an amount in cash (without interest) equal to such fraction of a share multiplied by the Final Chemical Price. If the holder of record has elected to enroll in Chemical's dividend reinvestment program, then the cash in lieu of fractional shares shall be held for reinvestment at the plan's next regular investment date.

          2.10          Stock Options.

          2.10.1          Conversion of Options. Each unexercised stock option ("Unexercised Options") under the Option Plans outstanding at the Effective Time shall become, at the Effective Time, an option to purchase that
8

number of shares of Chemical Common Stock equal to the number of shares of Shoreline Common Stock subject to such Unexercised Option multiplied by the Exchange Ratio, rounded to the nearest whole share.

          2.10.2          Option Exercises. The exercise price per share of Chemical Common Stock under each Unexercised Option shall be equal to the exercise price per share of the Shoreline Common Stock that was purchasable under that option divided by the Exchange Ratio (rounded to the nearest whole cent).

          2.10.3          ISOs. Each Unexercised Option that is an "incentive stock option" as defined in Section 422 of the Internal Revenue Code shall be adjusted as required by Section 424 of the Internal Revenue Code and the regulations issued thereunder so as not to constitute a modification, extension or renewal of that option within the meaning of Section 424 of the Internal Revenue Code.

          2.10.4          Option Plans Assumption. As of the Effective Time of the Merger, Chemical shall assume the rights, duties and obligations of Shoreline under the Option Plans, as amended by this Plan of Merger. The duration and other terms and conditions of the assumed options shall be the same as the original Shoreline options, except that any reference to Shoreline shall be considered to be references to Chemical. In no event shall any subsequent merger or amendment of the Option Plans adversely affect the terms, rights, benefits, and features of the Unexercised Options without the consent of the holders thereof.

          2.10.5          Registration. Chemical shall use all reasonable efforts to file before or promptly after the Effective Time, and use all reasonable efforts to maintain the effectiveness of, a registration statement with the Securities and Exchange Commission covering such options and the sale of the Chemical Common Stock issuable upon exercise of such options so long as unexercised options remain outstanding.

          2.10.6          No New Options. At the Effective Time, the Option Plans shall be terminated with respect to the granting of any additional options or option rights.

ARTICLE III - CHEMICAL'S REPRESENTATIONS AND WARRANTIES

                    Chemical represents and warrants to Shoreline that, except as otherwise set forth in the disclosure statement previously furnished to Shoreline by Chemical (the "Chemical Disclosure Statement"):

          3.1          Authorization, No Conflicts, Etc.

          3.1.1          Authorization of Agreement. Chemical has the requisite corporate power and authority to execute and deliver this Plan of Merger and; subject to approval by Chemical's shareholders, to consummate the Merger. This Plan of Merger and consummation of the Merger have been duly authorized by the board of directors of Chemical. No other corporate proceedings on the part of Chemical are necessary to authorize this Plan of Merger or to consummate the Merger, subject only to the approval of the shareholders of Chemical. This Plan of Merger has been duly executed and delivered by, and constitutes valid and binding obligations of, Chemical and is enforceable against Chemical in accordance with its terms.

          3.1.2          No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Chemical, and the consummation of the Merger by Chemical, do not and will not violate, conflict with, or result in a breach of: (a) any provision of Chemical's restated articles of incorporation or bylaws; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to Chemical or its subsidiaries, assuming the timely receipt of each of the approvals referred to in this Section.

          3.1.3          Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Chemical, and the consummation of the Merger by Chemical, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension,
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amendment, authorization, notice, or filing under, any memorandum of understanding or similar regulatory consent agreement to which Chemical is a party or subject, or by which it is bound or affected.

          3.1.4          Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Chemical other than in connection or compliance with the provisions of the Michigan Act, compliance with federal and state securities laws, compliance with bylaws and rules of the NASD, and receipt of approvals required under the Bank Holding Company Act of 1956, as amended (the "Federal Bank Holding Company Act"), the Federal Deposit Insurance Act, as amended (the "FDIA"), and the Michigan Banking Code of 1999 (the "Michigan Banking Code "). Chemical knows of no reason why the regulatory approvals referred to in this Section cannot be obtained or why the process would be materially impeded.

          3.2          Organization and Good Standing. Chemical is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Chemical possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Chemical is a financial dholding company and a bank holding company duly registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the federal Bank Holding Company Act.

          3.3          Subsidiaries. Chemical owns, directly or indirectly, all of the common stock of its subsidiaries indicated in the Chemical Financial Statements (as defined below) for the quarter ended June 30, 2000, free and clear of all claims, security interests, pledges, or liens of any kind.

          3.4          Capital Stock.

          3.4.1          Classes and Shares--Chemical. The authorized capital stock of Chemical consists of 18,000,000 shares of common stock of which 13,997,281 shares were issued and outstanding as of August 18, 2000.

          3.4.2          No Other Capital Stock. As of the date of the Plan of Merger: (a) there is no security or class of securities issued and outstanding that represents or is convertible into capital stock of Chemical, and (b) there is no outstanding subscription, option, warrant, or right to acquire any capital stock of Chemical, or agreement to which Chemical is a party or by which it is bound to issue capital stock; except (i) as described in, or as contemplated by, this Plan of Merger; (ii) stock options awarded pursuant to stock option plans for directors, officers, or employees of Chemical or its affiliates; (iii) provisions for the grant or sale of shares or the right to receive shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, stock purchase and other benefit plans; (iv) shares of Chemical Common Stock issuable under agreements entered into in connection with mergers or acquisitions of direct or indirect subsidiaries or assets in transactions approved by the Chemical board of directors or a committee of such board; and (v) shares of Chemical Common Stock issuable under dividend reinvestment and employee stock purchase plans.

          3.5          Chemical Common Stock. The shares of Chemical Common Stock to be issued in the Merger in accordance with this Plan of Merger, when issued as contemplated by this Plan of Merger, will be validly issued, fully paid, and nonassessable shares.

          3.6          Financial Statements. The consolidated financial statements of Chemical and its subsidiaries as of and for each of the three years ended December 31, 1999, 1998, and 1997, as reported on by Chemical's independent accountants, and the unaudited consolidated financial statements of Chemical and its subsidiaries as of and for the quarter ended March 31, 2000 and June 30, 2000, including all schedules and notes relating to such statements (collectively, "Chemical's Financial Statements "), fairly present, and the unaudited consolidated financial statements of Chemical and its subsidiaries as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Chemical as of the respective dates

10

of and for the periods referred to in such financial statements, all in accordance with GAAP consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Chemical) and the absence of notes (that, if presented, would not differ materially from those included in Chemical's Financial Statements).

          3.7          Call Reports. The following reports (including all related schedules, notes, and exhibits)of Chemical and/or its subsidiaries were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

          (a)          The consolidated reports of condition and income of subsidiary banks of Chemical as of and for each of the fiscal years ended December 31, 1999, 1998, and 1997, and as of and for the fiscal quarter ended June 30, 2000, as filed with the FDIC; and

          (b)          The FR Y-9C and FR Y-9LP (including any amendments) for Chemical as of and for each of the fiscal years ended December 31, 1999, 1998, and 1997, as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by Chemical and/or any of its subsidiaries will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed.

          3.8          Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Chemical's Financial Statements as of December 31, 1999, as of such date, neither Chemical nor any of its subsidiaries had liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) as to which there is a reasonable probability that they could have a Material Adverse Effect on Chemical.

          3.9          Absence of Material Adverse Change. Since December 31, 1999, there has been no change in the financial condition, income, expenses, assets, liabilities or business of Chemical and its subsidiaries that had or in the future is reasonably likely to have a Material Adverse Effect on Chemical, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that is reasonably likely to have a Material Adverse Effect on Chemical, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

          3.10          Absence of Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to Chemical's knowledge, threatened by any person, including without limitation any governmental or regulatory agency, against Chemical or any of its subsidiaries, or the assets or business of Chemical or any of its subsidiaries, any of which has had or is reasonably likely to have a Material Adverse Effect on Chemical.

          3.11          Regulatory Filings. In the last two years:

          3.11.1          SEC Filings. Chemical has filed, and will in the future continue to file, in a timely manner all required filings with the Securities and Exchange Commission (the " SEC"), including all reports on Form 10-K and Form 10-Q;

          3.11.2          Regulatory Filings. Chemical has filed in a timely manner all other material filings with other regulatory bodies for which filings are required; and

          3.11.3          Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
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          3.12          Registration Statement, Etc.

          3.12.1          Transaction Documents. The term "Transaction Documents" shall collectively mean: (i) the registration statement to be filed by Chemical with the SEC (the " Registration Statement") in connection with the Chemical Common Stock to be issued in the Merger; (ii) the prospectus and joint proxy statement (the "Prospectus and Joint Proxy Statement") to be mailed to Chemical and Shoreline shareholders in connection with their respective shareholder meetings to consider approval of the Merger (collectively, the "Shareholder Meetings"); and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, the Michigan Office of Financial and Insurance Services, the State of Michigan, or any other regulatory agency in connection with the Merger.

          3.12.2          Accurate Information. The information to be supplied by Chemical for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; (b) with respect to the Registration Statement, when it becomes effective; and (c) with respect to the Prospectus and Joint Proxy Statement, when it is mailed and at the time of the Chemical Shareholder Meeting (as defined below) and the Shoreline Shareholder Meeting (as defined below).

          3.12.3          Compliance of Filings. All Transaction Documents that Chemical is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

          3.13          Investment Bankers and Brokers.  Chemical has not employed any broker, finder, or investment banker in connection with the Merger except W. Y. Campbell & Company. Chemical has no other express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to this Plan of Merger or the transactions contemplated by it.

          3.14          Accounting and Tax Treatment.   Neither Chemical nor, to its knowledge, any of its affiliates, has taken or agreed to take any action or knows of any reason that, with respect to Chemical and its affiliates, would prevent Chemical from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Chemical has no knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

          3.15          Agreements With Bank Regulators. Neither Chemical nor any of Chemical's subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Chemical been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. As of the date of this Plan of Merger, Chemical knows of no reason why the regulatory approvals referred to in Section (Required Approvals) cannot be obtained or why the process would be materially impeded.

          3.16          Reserve for Loan Losses.  The reserve for credit losses as reflected in Chemical's Financial Statements as of December 31, 1999 was (a) adequate in the reasonable opinion of management to meet all reasonably anticipated credit losses, net of recoveries related to assets previously charged off as of that date, and (b) consistent with GAAP and safe and sound banking practices.

          3.17          Conduct of Business. Each of Chemical and its subsidiaries has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational

12

safety, civil rights, employee protection, fair employment practices, fair labor standards, and insurance; and Environmental Laws (as defined below); except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on Chemical. Without limiting and notwithstanding the foregoing, neither Chemical nor any of its subsidiaries, to Chemical's knowledge:

          3.17.1          Privacy. Has, or will, share nonpublic personal information regarding consumers or customers with any unaffiliated third party except as would be permitted under Title V of the Financial Services Modernization Act and in compliance with the applicable privacy laws of any state, or other applicable laws, statutes, regulations, or ordinances; and

          3.17.2          Lending Practices. Has engaged in, or will engage in, lending practices that would violate the guidelines issued by Fannie Mae to combat predatory lending (#LL03-00).

          3.18          Environmental Matters.

          3.18.1          Environmental Laws. To the knowledge of Chemical, except for real estate held and administered in trust by any banking subsidiary of Chemical, the real estate owned by or leased by Chemical or any of its subsidiaries or used in the conduct of their businesses; and (ii) any other real estate owned by Chemical or any of its subsidiaries (collectively, the "Chemical Premises") are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

          3.18.2          Litigation. To the knowledge of Chemical, there is no litigation pending or threatened before any court, governmental agency, authority, or other forum in which Chemical, any of its subsidiaries, or any of the Chemical Premises has been or, with respect to threatened litigation, is reasonably likely to be named as a defendant or potentially responsible party (i) for alleged noncompliance with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Substance, except for such pending or threatened litigation that, if a judgment adverse to Chemical or one of its subsidiaries were to be rendered in such litigation, would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chemical. To the knowledge of Chemical, there is no reasonable basis for any litigation of a type described above, except such litigation as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chemical.

          3.18.3          Loan Portfolio. With respect to any real estate securing any outstanding loan or related security agreement and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, each of Chemical and its subsidiaries have complied with their policies (as such policies may have been in effect from time to time) and all Environmental Laws concerning the investigation of each such property to determine whether there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property and whether or not a release of Hazardous Substance has occurred at or from such property, except for failures to comply with or violations of such policies or Environmental Laws that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Chemical. For purposes of this Plan of Merger, "Environmental Laws" means all laws, ordinances, rules, regulations, permits, guidelines, and orders that: (a) regulate the generation, manufacture, release, treatment, containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (b) regulate or prescribe standards or requirements for the protection of air, water, or soil quality; (c) are intended to protect public health or the environment; or (d) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance. For purposes of this Plan of Merger, "Hazardous Substance" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., and also includes any substance regulated by or subject to any Environmental Law (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, radon, and polychlorinated biphenyls.

          3.19          Public Communications; Securities Offering. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by Chemical to its shareholders or the public did not

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contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.20          True and Complete Information. No schedule, statement, list, certificate, or other information furnished or to be furnished by Chemical in connection with this Plan of Merger, including the Chemical Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV - SHORELINE'S REPRESENTATIONS AND WARRANTIES

                    Shoreline represents and warrants to Chemical that, except as otherwise set forth in the disclosure statement previously furnished to Chemical by Shoreline (the "Shoreline Disclosure Statement"):

          4.1          Authorization, No Conflicts, Etc.

          4.1.1          Authorization of Agreement. Shoreline has the requisite corporate power and authority to execute and deliver this Plan of Merger and subject to adoption by Shoreline's shareholders, to consummate the Merger. This Plan of Merger has been duly adopted and the consummation of the Merger has been duly authorized by the board of directors of Shoreline and no other corporate proceedings on the part of Shoreline are necessary to authorize this Plan of Merger or to consummate the Merger, subject only to approval by the shareholders of Shoreline. This Plan of Merger has been duly executed and delivered by, and constitutes valid and binding obligations of, Shoreline and is enforceable against Shoreline in accordance with its terms.

          4.1.2          No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger and the Option Agreement by Shoreline, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of any provision of: (a) the articles of incorporation, charter, bylaws, or similar organizational documents of Shoreline, Shoreline Bank, Shoreline Insurance Services, Inc., a Michigan corporation ("Shoreline Insurance"), and Shoreline Co., LLC, a Michigan limited liability company (each, a "Subsidiary" and collectively, the "Subsidiaries"); or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, memorandum of understanding, arbitral award, decree, or injunction applicable to Shoreline or any Subsidiary, assuming the timely receipt of each of the approvals referred to in Section (Required Approvals). The board of directors of Shoreline has approved the transactions contemplated by this Plan of Merger and the Option Agreement.

          4.1.3          Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Shoreline, and the consummation of the Merger, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or any regulatory agreement or commitment to which Shoreline or any Subsidiary is a party or subject, or by which it is bound or affected.

          4.1.4          Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Shoreline other than in connection or compliance with the provisions of the Michigan Act, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act, the FDIA, and the Michigan Banking Code.

          4.2          Organization and Good Standing. Shoreline is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Shoreline possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Shoreline is a bank holding company and a bank holding company duly registered as such with the Federal Reserve Board under the federal Bank Holding Company Act. Shoreline is not, and is not required to be,

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qualified or admitted to conduct business as a foreign corporation in any other state other than Indiana, except where such failure would not have a Material Adverse Effect on Shoreline.

          4.3          Subsidiaries. The only direct or indirect majority-owned subsidiaries of Shoreline are the Subsidiaries. Shoreline Insurance owns a 31.25% equity ownership in Banker's Title of West Michigan, LLC.

          4.3.1          Ownership. Except as set forth above, Shoreline does not have "Control" (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any corporation, general or limited partnership, limited liability company, trust or other entity engaged in an active trade or business or that holds any significant assets. Shoreline owns all of the issued and outstanding shares of capital stock of Shoreline Bank, free and clear of any claim, security interest, pledge, or lien of any kind. Shoreline Bank owns all of the issued and outstanding shares of capital stock of Shoreline Insurance, free and clear of any claim, security, interest, pledge, or lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock of any Subsidiary.

          4.3.2          Qualification and Power of Shoreline Bank. Shoreline Bank is duly organized, validly existing, and in good standing as a bank under the laws of the State of Michigan. Shoreline Bank is qualified or admitted to conduct business in Indiana and in each other state where such qualification or admission is required except that state or those states where the failure to be so qualified or admitted would not have a Material Adverse Effect on Shoreline. Shoreline Bank has full corporate power and authority to carry on its business as and where now being conducted.

          4.3.3          Deposit Insurance; Other Assessments. Shoreline Bank maintains in full force and effect deposit insurance through the Bank Insurance Fund and the Savings Association Insurance Fund of the FDIC. Shoreline Bank has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect. Shoreline Bank has paid as and when due all material fees, charges, assessments, and the like to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.

          4.3.4          Qualification and Power of Shoreline Insurance. Shoreline Insurance is duly organized, validly existing and in good standing as a corporation under the laws of the State of Michigan. Shoreline Insurance is duly licensed by the Michigan Insurance Bureau as an insurance agency for all insurance business conducted by it. Shoreline Insurance is qualified or admitted to conduct business in each other state where such qualification or admission is required. Shoreline Insurance has full corporate power and authority to carry on its business as and where now being conducted.

          4.4          Capital Stock.

          4.4.1          Classes and Shares. The authorized capital stock of Shoreline consists of 15,000,000 shares of common stock, without par value, and 1,000,000 shares of preferred stock. As of the date of this Plan of Merger, a total of 11,511,486 shares of common stock and no shares of preferred stock were validly issued and outstanding, and 65,949 shares of common stock are subject to outstanding options as of the date of this Plan of Merger.

          4.4.2          No Other Capital Stock. There is no security or class of securities outstanding that represents or is convertible into capital stock of Shoreline, except for the Option Agreement and stock options outstanding under the Option Plans. There is no outstanding subscription, option, warrant, or right to acquire any capital stock of Shoreline, or any agreement to which Shoreline is a party or by which it is or may be bound to issue capital stock, except for the Option Agreement and the Permitted Issuances.

          4.4.3          Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Shoreline Common Stock is not subject to change before the Effective Time, except for Permitted Issuances and issuances under the Option Agreement.
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          4.4.4          Voting Rights. Other than the shares of Shoreline Common Stock described in this Section, neither Shoreline nor the Subsidiaries have outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

          4.4.5          Dissenters' Rights. No shareholder of Shoreline will be entitled to dissenters' rights pursuant to the Michigan Act as a result of the consummation of the Merger.

          4.5          Financial Statements.

          4.5.1          Financial Statements. The consolidated financial statements of Shoreline as of and for each of the three years ended December 31, 1999, 1998, and 1997, as reported on by Shoreline's independent accountants, and the unaudited consolidated financial statements of Shoreline and its Subsidiaries as of and for the quarters ended March 31, 2000 and June 30, 2000, including all schedules and notes relating to such statements, as previously delivered to Chemical (collectively, "Shoreline's Financial Statements"), fairly present, and the unaudited consolidated financial statements of Shoreline as of and for each quarter ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Shoreline as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Shoreline) and the absence of notes (that, if presented, would not differ materially from those included in Shoreline's Financial Statements). No financial statements of any entity or enterprise other than the Subsidiaries are required by GAAP to be included in the consolidated financial statements of Shoreline.

          4.5.2          Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

          (a)          The consolidated reports of condition and income of Shoreline Bank (including any amendments) as of and for each of the fiscal years ended December 31, 1999, 1998, and 1997, and as of and for the fiscal quarter ended June 30, 2000, as filed with the FDIC; and

          (b)          The FR Y-9C and FR Y-9LP (including any amendments) for Shoreline as of and for each of the fiscal years ended December 31, 1999, 1998, and 1997, as filed with the Federal Reserve Board.

          All of such reports required to be filed prior to the Effective Time by Shoreline and/or Shoreline Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section are collectively referred to as the "Call Reports."

          4.6          Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in Shoreline's Financial Statements as of December 31, 1999, or June 30, 2000, neither Shoreline nor the Subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) that, as of such date, there was a reasonable possibility that it would have a Material Adverse Effect on Shoreline.

          4.7          Absence of Material Adverse Change. Since December 31, 1999, there has been no change in the financial condition, income, expenses, assets, liabilities or business of Shoreline that had or in the future is reasonably likely to have a Material Adverse Effect on Shoreline, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered

16

from which it reasonably appears that there is a reasonable probability that there will occur a change that could have a Material Adverse Effect on Shoreline, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

          4.8          Absence of Litigation. Except as disclosed in Shoreline's filings with the SEC, there is no action, suit, proceeding, claim, arbitration, or investigation pending or threatened by any person, including without limitation any governmental or regulatory agency, against Shoreline or any of the Subsidiaries, or the assets or business of Shoreline or any of the Subsidiaries, any of which is reasonably likely to have a Material Adverse Effect on Shoreline. There is no factual basis that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

          4.9          No Indemnification Claims. To the knowledge of Shoreline, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement of any such person.

          4.10          Conduct of Business. Each of Shoreline and the Subsidiaries has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, insurance, and Environmental Laws; except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on Shoreline. Without limiting and notwithstanding the foregoing, neither Shoreline nor the Subsidiaries, to Shoreline's knowledge:

          4.10.1          Privacy. Has, or will, share nonpublic personal information regarding consumers or customers with any unaffiliated third party except as would be permitted under Title V of the Financial Services Modernization Act and in compliance with the applicable privacy laws of any state, or other applicable laws, statutes, regulations, or ordinances; and

          4.10.2          Lending Practices. Has engaged in, or will engage in, lending practices that would violate the guidelines issued by Fannie Mae to combat predatory lending (#LL03-00).

          4.11          Contracts. There is no existing default by Shoreline or any Subsidiary or, to the knowledge of Shoreline, any other party under any contract or agreement by which Shoreline or any Subsidiary is bound, the result of which is reasonably likely to have a Material Adverse Effect on Shoreline. Excepting any ordinary and customary banking relationships, there is no material agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument of which Shoreline has knowledge that another party is in material default under its obligations to Shoreline or any Subsidiary. Neither Shoreline nor any Subsidiary is a party to any contract, agreement, arrangement, or understanding (other than ordinary and customary banking relationships) that would require Shoreline or any Subsidiary to make payments or make expenditures in excess of $175,000 per year or that would require any payment to another party upon termination in excess of $350,000.

          4.12          Regulatory Filings. In the last three years:

          4.12.1          SEC Filings. Shoreline has filed, and in the future will continue to file, in a timely manner all required filings with the SEC, including all reports on Form 10-K, Form 10-Q and Form 8-K;

          4.12.2          Regulatory Filings. Each of Shoreline and the Subsidiaries has filed in a timely manner all other filings with other regulatory bodies for which filings are required; and

          4.12.3          Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
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All such filings complied in all material respects with all laws, regulations, forms, and guidelines applicable to such filings.

          4.13          Registration Statement, Etc.

          4.13.1          Accurate Information. The information to be supplied by Shoreline for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a) at the respective times such Transaction Documents are filed; (b) with respect to the Registration Statement, when it becomes effective; and (c) with respect to the Prospectus and Joint Proxy Statement, when it is mailed and at the time of the Chemical Shareholders' Meeting and the Shoreline Shareholders' Meeting.

          4.13.2          Compliance of Filings. All documents that Shoreline or any Subsidiary is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

          4.14          Agreements With Bank Regulators. Neither Shoreline nor any Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Shoreline nor any Subsidiary have been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Shoreline nor any Subsidiary is required by applicable law to give prior notice to any Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer. As of the date of this Plan of Merger, Shoreline knows of no reason why the regulatory approvals referred to in Sections (Required Approvals) cannot be obtained or why the process would be materially impeded.

          4.15          Tax Matters.

          4.15.1          Taxes Defined. "Taxes" means any federal, state, county, local, or foreign taxes, charges, assessments, levies, deficiencies, or other governmental fees, charges, or amounts required to be collected, withheld, or paid to any government, agency, or political subdivision of any government in respect to any tax or governmental fee or charge, together with any penalties, additions to tax or interest, due under any applicable law, regulation, rule, or ordinance to any governmental unit or agency, including, without limitation, taxes with respect to income, profits, gross receipts, value added, ad valorem, employment, unemployment, withholding, backup withholding, nonresident alien withholding, social security, real property, personal property, sales, use, excise, intangibles, license, franchise, capital stock, and disability, and payments based on occupation, services rendered, real property, personal property or transfer.

          4.15.2          Tax Returns. Shoreline and each Subsidiary have each duly and timely filed or delivered, and if necessary amended, all material tax returns, information returns, estimates, declarations, reports, statements and other filings that are required by law, regulation, rule, or ordinance (collectively, "Tax Returns"). Each such Tax Return, as amended, is correct, complete and complies in all material respects with all applicable laws, regulations, rules, and ordinances. Shoreline and the Subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.

          4.15.3          Tax Assessments and Payments. All material Taxes due and payable by Shoreline and the Subsidiaries have been paid or deposited in full as and when due, including applicable extension periods. Each of Shoreline and the Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements,
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including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on Shoreline's Financial Statements as of December 31, 1999, are sufficient for the payment of all accrued but unpaid Taxes as of the date indicated, whether or not disputed, with respect to all periods through December 31, 1999. There is no lien on any of Shoreline's or the Subsidiaries' assets or properties with respect to Taxes, except for liens for Taxes not yet due and payable.

          4.15.4          Tax Audits. None of the Tax Returns of Shoreline and the Subsidiaries filed for any tax year after 1997 have been audited by the Internal Revenue Service (the "IRS ") or any state or local taxing authority. There is no tax audit or legal or administrative proceeding concerning the accuracy of tax or information returns or the assessment or collection of Taxes pending or, to Shoreline's knowledge, threatened with respect to Shoreline or any Subsidiaries. No claim concerning the calculation, assessment or collection of taxes has been asserted with respect to Shoreline or any Subsidiary except for any claim that has been fully resolved and the costs of such resolution reflected in Shoreline's Financial Statements. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Shoreline or any Subsidiary.

          4.15.5          Tax Accounting. Neither Shoreline nor any Subsidiary have been required to include in income any adjustment pursuant to Section 481 of the Internal Revenue Code by reason of a voluntary change in accounting method initiated by Shoreline or a Subsidiary and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither Shoreline nor any Subsidiary have entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Internal Revenue Code.

          4.15.6          Excess Parachute Payments. No compensation that could be payable (whether in cash, stock, options, or other property or the vesting of property or other rights) by Shoreline, any Subsidiary, their affiliates, or any of their respective successors under any employment, option, benefit plan, severance, termination or other compensation arrangement currently in effect is, or will be, an "excess parachute payment" (as defined in Section 280G of the Internal Revenue Code).

          4.16          Title to Properties. Shoreline and the Subsidiaries have good, sufficient, and marketable title to all of their properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those reflected in Shoreline's Financial Statements as of December 31, 1999, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:

          4.16.1          Reflected on Balance Sheet. As reflected on Shoreline's Financial Statements as of June 30, 2000;

          4.16.2          Normal to Business. Liens for current Taxes not yet delinquent, and liens or encumbrances that are normal to the business of Shoreline and that would not have a Material Adverse Effect on Shoreline;

          4.16.3          Immaterial Imperfections. Such imperfections of title, easements, restrictions, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby; and

          4.16.4          Public Easements; Etc. Such public easements, public rights of way, and interests of units of government of record, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby.

          4.17          Condition of Real Property. With respect to each parcel of real property owned, legally or beneficially, by Shoreline or any Subsidiary, including other real estate owned ( "Shoreline's Real Property") and also with respect to each parcel of real property leased by Shoreline or any Subsidiary ("Shoreline's Leased Real Property "), to its knowledge:

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          4.17.1          No Encroachments. Except for encroachments that have been insured over by a title insurance policy, no building or improvement to Shoreline's Real Property or Shoreline's Leased Real Property encroaches on any easement or property owned by another person. No building or property owned by another person encroaches on Shoreline's Real Property or Shoreline's Leased Real Property or on any easement benefitting Shoreline's Real Property or Shoreline's Leased Real Property. None of the boundaries of Shoreline's Real Property or Shoreline's Leased Real Property deviates substantially from those shown on the survey of such property, if any, included with the Shoreline Disclosure Statement or from what the boundaries appear to be through visual inspection. No claim of encroachment has been asserted by any person with respect to any of Shoreline's Real Property or Shoreline's Leased Real Property.

          4.17.2          Zoning. Neither Shoreline, the Subsidiaries, Shoreline's Real Property, nor Shoreline's Leased Real Property is in material violation of any applicable zoning regulation, building restriction, restrictive covenant, ordinance, or other law, order, regulation, or requirement.

          4.17.3          Buildings. All buildings and improvements to Shoreline's Real Property and Shoreline's Leased Real Property are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.

          4.17.4          No Condemnation. None of Shoreline's Real Property or Shoreline's Leased Real Property is the subject of any condemnation action. There is no proposal under active consideration by any public or governmental authority or entity to acquire Shoreline's Real Property or Shoreline's Leased Real Property for any governmental purpose.

          4.17.5          Litigation. There are no claims, litigation, proceedings, or disputes pending or threatened against or relating to Shoreline's Real Property or Shoreline's Leased Real Property.

          4.17.6          Agreements. There are no agreements, contracts, or leases, written or oral, that affect Shoreline's Real Property or Shoreline's Leased Real Property.

          4.17.7          Assessments. There is no pending or proposed special assessment affecting or which may affect Shoreline's Real Property or Shoreline's Leased Real Property.

          4.18          Real and Personal Property Leases. With respect to each lease and license pursuant to which Shoreline or any Subsidiary, as lessee or licensee, has possession of real or personal property, excluding any personal property lease with payments of less than $175,000 per year ("Shoreline's Leases"):

          4.18.1          Valid. Each of Shoreline's Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms.

          4.18.2          No Default. There is no existing default under any of Shoreline's Leases or any event that with notice or passage of time, or both, would constitute a default with respect to Shoreline, any Subsidiaries, or, to the knowledge of Shoreline, any other party to the contract, which default could have a Material Adverse Effect on Shoreline.

          4.18.3          Assignment. None of Shoreline's Leases contain a prohibition against assignment by Shoreline or any Subsidiary, by operation of law or otherwise, or any provision that would materially interfere with the possession, use, or rights with respect to the property by Chemical or its subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger as are applicable to Shoreline or the Subsidiaries prior to the Effective Time.

          4.18.4          Disputes. To the knowledge of Shoreline, there are no disputes concerning the interpretation of any term, condition, or provision of any of Shoreline's Leases.
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          4.19          Required Licenses, Permits, Etc. Shoreline and the Subsidiaries hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of its business as presently conducted, the lack of which could have a Material Adverse Effect on Shoreline.

          4.20          Material Contracts and Change of Control. All data processing contracts of Shoreline or the Subsidiaries are cancelable by Shoreline or the Subsidiaries on or before the Effective Time without cost, penalty, or further obligation. There is no other agreement, contract, loan, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument under which (a) a consent or approval is required, (b) a prohibited assignment by operation of law could occur, (c) a waiver or loss of any right could occur, or (d) acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger, or the change of control, or merger of Shoreline or any Subsidiary or the liquidation of Shoreline upon consummation of the Merger where (w) the failure to obtain such consent or approval, (x) the violation of the prohibition against assignment, (y) the waiver or loss of any right, or (z) the acceleration of any obligation could materially interfere with the ordinary course of business by Shoreline or any Subsidiary (or Chemical or any of its subsidiaries as their successors) or have a Material Adverse Effect on Shoreline. The execution and delivery of this Plan of Merger by Shoreline will not subject Chemical or its subsidiaries to liability for tortious interference with contractual rights.

          4.21          Certain Employment Matters.

          4.21.1          Employment Policies, Programs, and Procedures. The policies, programs, and practices of Shoreline and the Subsidiaries relating to equal opportunity and affirmative action, wages, hours of work, employee disabilities, and other terms and conditions of employment are in compliance in all material respects with applicable federal, state, and local laws, orders, regulations, and ordinances governing or relating to employment and employer practices and facilities.

          4.21.2          Record of Payments. There is no existing or outstanding material obligation of Shoreline or the Subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for any Employment-Related Payment (as defined in Section (Employment-Related Payments)) to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of Shoreline and/or its Subsidiaries and paid when due or duly accrued in the ordinary course of business in accordance with GAAP.

          4.21.3          Employment-Related Payments. For purposes of this Plan of Merger, "Employment-Related Payments" include any payment to be made with respect to any contract for employment; unemployment compensation benefits; profit sharing, pension, or retirement benefits; social security benefits; fringe benefits, including vacation or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.

          4.21.4          Employment Claims. There is no dispute, claim, or charge, pending or, to Shoreline's knowledge, threatened, alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy, or ordinance relating to employment or terms and conditions of employment. To the knowledge of Shoreline, there is no factual basis for any valid claim or charge with regard to such employment-related matters that could result in a loss to Shoreline or the Subsidiaries of more than $175,000.

          4.21.5          Employment Related Agreements. Shoreline and the Subsidiaries are not parties to, or bound by, any oral or written, express or implied:

          (a)          Employment contract or agreement, or guarantee of job security, made with or to any past or present employee of Shoreline or any Subsidiary that is not terminable by Shoreline or such Subsidiary upon 60 days' or less notice without penalty or obligation;

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          (b)          Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing; or

          (c)          Plan, agreement, arrangement, or understanding with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former employee or any spouse, child, member of the same household, estate, or survivor of any employee or former employee.

          4.22          Employee Benefit Plans. With respect to any "employee welfare benefit plan," any "employee pension benefit plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each referred to as an "Employee Benefit Plan"), maintained by or for the benefit of Shoreline or any Subsidiary or their predecessors or to which Shoreline or any Subsidiary or their predecessors has made payments or contributions on behalf of its employees:

          4.22.1          ERISA Compliance. Shoreline, the Subsidiaries, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.

          4.22.2          Internal Revenue Code Compliance. Shoreline, the Subsidiaries, each Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code, and all trusts created thereunder are in substantial compliance with the applicable provisions of the Internal Revenue Code.

          4.22.3          Prohibited Transactions. No Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of ERISA.

          4.22.4          Plan Termination. No Employee Benefit Plan that is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust after January 1, 1985, except in compliance with notice and disclosure to the IRS and the Pension Benefit Guaranty Corporation (the "PBGC"), where applicable, as required by the Internal Revenue Code and ERISA. With respect to each plan termination, all termination procedures have been completed and there is no pending or potential liability to the PBGC, to any plan, or to any participant under the terminated plan. Each plan termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

          4.22.5          Multiemployer Plan. No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA.

          4.22.6          Defined Benefit Plan. Except for the Shoreline Financial Corporation Retirement Plan (the "Shoreline Pension Plan "), no Employee Benefit Plan in effect as of the date of this Plan of Merger is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

          4.22.7          Payment of Contributions. Shoreline has made when due all contributions required under each Employee Benefit Plan and under applicable laws and regulations.

          4.22.8          Payment of Benefits. There is no payment that has become due from any Employee Benefit Plan, any trust created thereunder, or from Shoreline or any Subsidiary that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.
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          4.22.9          Accumulated Funding Deficiency. No Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an "accumulated funding deficiency" as defined in Section 412(a) of the Internal Revenue Code and Section 302 of ERISA (whether or not waived).

          4.22.10          Funding. Neither Shoreline nor any Subsidiary owes premiums to the PBGC that are due but unpaid or has been determined by the PBGC to be liable for a funding deficiency with respect to a plan termination under Title IV of ERISA.

          4.22.11          No Liability. If the Shoreline Pension Plan and related trust was terminated on the date of the latest actuarial valuation, neither Shoreline nor any Subsidiary would have any liability for further contributions or other payments with respect thereto (whether direct liability to the plan, the trust, the participants and beneficiaries of the Employee Benefit Plan, or liability to the PBGC) and there has been no amendment of any such plan or other occurrence subsequent to the date of the latest actuarial valuation that could result in any such liability.

          4.22.12          Condition of Plan. With respect to the Shoreline Pension Plan, there has been no amendment of such Plan or other occurrence subsequent to the date of the latest actuarial reports prepared with respect to such plan that has materially changed the financial and/or funding condition of the plan.

          4.22.13          Filing of Reports. Each of Shoreline and the Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue Code, ERISA, and the regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no material misstatements or omissions in any such filing.

          4.23          Environmental Matters.

          4.23.1          Owned or Operated Property. With respect to: (i) the real estate owned or leased by Shoreline or any Subsidiary or used in the conduct of their businesses; and (ii) any other real estate owned by any Subsidiary except for real estate held and administered in trust by Shoreline Bank (collectively referred to as "Premises"):

          (a)          Construction and Content. To the knowledge of Shoreline, none of the Premises is constructed of, or contains as a component part, any material that (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any Hazardous Substance. Without limiting the generality of this Section, to the knowledge of Shoreline, the Premises are free of asbestos except to the extent properly sealed or encapsulated to the extent required by all applicable Environmental Laws and all workplace safety and health laws and regulations.

          (b)          Uses of Premises. To the knowledge of Shoreline, no part of the Premises has been used for the generation, manufacture, handling, containment, treatment, transportation, storage, disposal, or management of Hazardous Substances, except for storage of normal quantities of office cleaning and maintenance products.

          (c)          Underground Storage Tanks. The Premises do not contain, and to the knowledge of Shoreline, have never contained, any underground storage tanks. With respect to any underground storage tank that is listed in the Shoreline Disclosure Statement as an exception to the foregoing, to the knowledge of Shoreline, each such underground storage tank presently or previously located on Premises is or has been maintained, removed, or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any release of a Hazardous Substance to the environment that has not been fully remediated.
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          (d)          Absence of Contamination. To the knowledge of Shoreline, the Premises do not contain and are not contaminated by any reportable quantity, or any quantity or concentration in excess of applicable cleanup standards, of a Hazardous Substance from any source.

          (e)          Environmental Suits and Proceedings. There is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving Shoreline or any Subsidiary that is pending, previously asserted or, to Shoreline's knowledge, threatened under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. To Shoreline's knowledge, there is no basis for any of the foregoing.

          4.23.2          Trust Properties; Former Properties. With respect to (i) real estate held and administered in trust by Shoreline Bank and (ii) any real estate formerly owned or leased by Shoreline or the Subsidiaries, Shoreline makes the same representations as set forth in the preceding Section (Owned or Operated Property) to the knowledge of its executive officers, including its senior trust officer.

          4.23.3          Loan Portfolio. With respect to any real estate securing any outstanding loan and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, each of Shoreline and Shoreline Bank has complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the Shoreline Disclosure Statement), and all applicable laws and regulations, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property at a level giving rise to material liability of Shoreline and whether or not a release of a Hazardous Substance has occurred at or from such property.

          4.24          Duties as Fiduciary. To the knowledge of Shoreline, Shoreline Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards. Shoreline Bank has not received notice of any claim, allegation, or complaint from any person that Shoreline Bank failed to perform these fiduciary duties in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Shoreline's Financial Statements.

          4.25          Investment Bankers and Brokers. Shoreline has employed Keefe, Bruyette & Woods, Inc. ("Keefe"), in connection with the Merger. Shoreline, the Subsidiaries, and their respective affiliates, directors, officers, attorneys, and agents (collectively, "Shoreline's Representatives") have not employed, engaged, or consulted with any broker, finder, or investment banker other than Keefe in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Shoreline to Keefe in connection with the Merger, as described in the Shoreline Disclosure Statement, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation payable by Shoreline or any Subsidiary to any person with respect to the Plan of Merger or the consummation of the Merger. True and complete copies of each agreement, arrangement, and understanding between Shoreline and Keefe are included in the Shoreline Disclosure Statement.

          4.26          Fairness Opinion. Shoreline's board of directors has received the opinion of Keefe, in its capacity as Shoreline's financial advisor, substantially to the effect that the consideration to be received by the holders of the Shoreline Common Stock in the Merger is fair to the holders of Shoreline Common Stock from a financial point of view.

          4.27          Shoreline-Related Persons. For purposes of this Plan of Merger, the term "Shoreline-Related Person" shall mean any director or executive officer of Shoreline or any Subsidiary, their spouses and children, any person who is a member of the same household as such persons, and any corporation, limited liability company, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have Control.

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          4.27.1          Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of Shoreline or a Subsidiary, no Shoreline-Related Person owns or controls any assets or properties that are used in the business of Shoreline or any Subsidiary.

          4.27.2          Contractual Relationships. Other than ordinary and customary banking relationships, no Shoreline-Related Person has any contractual relationship with Shoreline or any Subsidiary.

          4.27.3          Loan Relationships. No Shoreline-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Shoreline or any Subsidiary in a principal amount of $175,000 or more.

          4.28          Change in Business Relationships. No director or executive officer of Shoreline has knowledge, after reasonable inquiry, whether on account of the Merger or otherwise, that: (a) any customer, agent, representative, supplier of Shoreline or any Subsidiary, or other person with whom Shoreline or any Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Shoreline or any Subsidiary, the effect of which could have a Material Adverse Effect on Shoreline; or (b) any executive officer of Shoreline or any Subsidiary currently plans to terminate his or her employment.

          4.29          Insurance. Shoreline and each Subsidiary maintains in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $175,000 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering Shoreline or any Subsidiaries' assets, properties, premises, operations, directors or personnel. Shoreline and the Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense and/or indemnification may be available to Shoreline or the Subsidiaries.

          4.30          Books and Records. The books of account, minute books, stock record books, and other records of Shoreline are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Shoreline and the Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 1990, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 1995, have been made available for Chemical's review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

          4.31          Loan Guarantees. All guarantees of indebtedness owed to Shoreline or any Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable.

          4.32          Events Since December 31, 1999. Except as disclosed in Shoreline's filings with the SEC, neither Shoreline nor any Subsidiary has, since December 31, 1999:

          4.32.1          Business in Ordinary Course. Other than as contemplated by this Plan of Merger, conducted its business other than in the ordinary course, or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business, and except for any single liability that does not exceed $175,000 or for the aggregate of any group of related liabilities that do not exceed $350,000.

          4.32.2          Strikes or Labor Trouble. Experienced or, to its knowledge, been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character that has had or is reasonably likely to have a Material Adverse Effect on Shoreline.
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          4.32.3          Discharge of Obligations. Discharged or satisfied any lien or encumbrance, or paid any obligation or liability other than those shown on Shoreline's Financial Statements as of December 31, 1999, or incurred after that date, other than in the ordinary course of business, except for any single lien, encumbrance, liability, or obligation that does not exceed $175,000 or for the aggregate of any group of related liens, encumbrances, liabilities, and obligations that do not in the aggregate exceed $350,000.

          4.32.4          Mortgage of Assets. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business, except for any single mortgage, pledge, lien, charge, and encumbrance for indebtedness that does not exceed $175,000 or for the aggregate of any group of mortgages, pledges, liens, charges, and encumbrances for indebtedness that do not in the aggregate exceed $350,000.

          4.32.5          Contract Amendment or Termination. Made or permitted any amendment or early termination of any contract, agreement or understanding to which it is a party and that is material to the financial condition, income, expenses, business, properties, or operations of Shoreline, except as may be expressly provided in this Plan of Merger.

          4.33          Allowance for Loan Losses. The allowance for loan losses as reflected in Shoreline's Financial Statements and Call Reports for the fiscal year ended December 31, 1999, and the fiscal quarter ended June 30, 2000, was in the reasonable opinion of management (a) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, and (b) consistent with GAAP and safe and sound banking practices.

          4.34          Loan Origination and Servicing. In originating, underwriting, servicing, purchasing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Shoreline Bank has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures, except for incidents of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect on Shoreline.

          4.35          Public Communications; Securities Offering. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by Shoreline to Shoreline's shareholders or the public did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.36          No Insider Trading. Shoreline has reviewed its stock transfer records since January 1, 2000, and has questioned its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, Shoreline has not, and to Shoreline's knowledge (a) no director or officer of Shoreline, (b) no person related to any such director or officer by blood or marriage and residing in the same household, and (c) no person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Shoreline Common Stock or other securities issued by Shoreline during any period when Shoreline was in possession of material nonpublic information or in violation of any applicable provision of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

          4.37          Joint Ventures; Strategic Alliances. Neither Shoreline nor any Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

          4.38          Policies and Procedures. Shoreline and each Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Chemical as applicable to the periods when those policies and procedures were in effect.

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          4.39          Accounting and Tax Treatment.   Neither Shoreline nor, to its knowledge, any of its affiliates, has taken or agreed to take any action or knows of any reason that, with respect to Shoreline and its affiliates, would prevent Chemical from accounting for the business combination to be effected by the Merger as a pooling-of-interests. Shoreline has no knowledge of any reason why the Merger would fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

          4.40          True and Complete Information. No schedule, statement, list, certificate, or other information furnished or to be furnished by Shoreline in connection with this Plan of Merger, including the Shoreline Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V - COVENANTS PENDING CLOSING

                    Subject to the terms and conditions of this Plan of Merger, Shoreline and Chemical further agree that:

          5.1          Disclosure Statements; Additional Information.

          5.1.1          Form and Content. The Chemical Disclosure Statement and the Shoreline Disclosure Statement shall contain appropriate references and cross-references with respect to each of the disclosures, and appropriate identifying markings with respect to each of the documents, that pertain to one or more sections or articles of this Plan of Merger. Chemical and Shoreline have each prepared and delivered two complete copies of its Disclosure Statement to the other party.

          5.1.2          Update. Not less than the six Business Days prior to the Closing, each of Chemical and Shoreline shall deliver to the other an update to its Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, that are not contained in its Disclosure Statement as initially delivered. This update shall not cure any breach of a representation or warranty occurring on the date of this Plan of Merger.

          5.1.3          Certification. Each of Chemical's and Shoreline's Disclosure Statement and its update shall be certified on its behalf by appropriate executive officers (which in the case of Shoreline shall be its chairman and chief executive officer and its president and chief operating officer) that such Disclosure Statement contains no untrue statement of a material fact, or fails to omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

          5.1.4          Shoreline's Schedule of Additional Information. Shoreline shall prepare and, within 30 days after the date of this Plan of Merger, deliver to Chemical two copies of the Schedule of Additional Information attached as Exhibit B. The Schedule of Additional Information shall contain the information described in Exhibit B with appropriate references and cross-references with respect to each of the disclosures and appropriate identifying marking with respect to each of the documents. The Schedule of Additional Information shall include true, correct and complete copies of each and every document specified in Exhibit B.

          5.2          Changes Affecting Representations. While this Plan of Merger is in effect, if either Chemical or Shoreline becomes aware of any facts or of the occurrence or impending occurrence of any event that (a) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the Chemical Disclosure Statement or the Shoreline Disclosure Statement, respectively, to become untrue or incomplete in any material respect; or (b) would have caused one or more of such representations and warranties to be untrue or incomplete in any material respect had such facts been known or had such event occurred prior to the date of this Plan of Merger, then such party shall immediately give detailed written notice of such discovery or change,

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including a detailed description of the underlying facts or events, together with all pertinent documents, to the other party.

          5.3          Shoreline's Conduct of Business Pending the Effective Time. Shoreline agrees that, until the Effective Time, except as consented to in writing by Chemical or as otherwise provided in this Plan of Merger, Shoreline shall, and it shall cause each Subsidiary to:

          5.3.1          Ordinary Course. Conduct its business, manage its property and invest its assets only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the date of this Plan of Merger, and not make any substantial change to its expenditures or methods of management, operation, or practices in respect of such business, property or investments.

          5.3.2          No Inconsistent Actions. Take no action that would be inconsistent with or contrary to the representations, warranties, and covenants made by Shoreline in this Plan of Merger, and take no action that would cause Shoreline's representations and warranties to become untrue in any material respect except as and to the extent required by applicable laws and regulations or regulatory agencies having jurisdiction or this Plan of Merger.

          5.3.3          Compliance. Comply in all material respects with all laws, regulations, agreements, court orders, administrative orders, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any law, regulation, or order is being contested in good faith and Chemical has been notified of such contest.

          5.3.4          No Amendments. Make no change in its articles of incorporation or its bylaws except as contemplated by this Plan of Merger.

          5.3.5          Books and Records. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws, rules, regulations, governmental policy issuances, accounting standards, and formally adopted internal policies and procedures.

          5.3.6          No Change in Stock. Except as contemplated by this Plan of Merger or the Option Agreement: (a) make no change in the number of shares of its capital stock issued and outstanding other than Permitted Issuances; (b) grant no warrant, option, or commitment relating to its capital stock; (c) enter into no agreement relating to its capital stock; (d) issue no securities convertible into its capital stock; and (e) repurchase any shares of Shoreline's stock other than the surrender of Shoreline Common Stock upon the exercise of an Unexercised Option.

          5.3.7          Maintenance. Use all reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted.

          5.3.8          Preservation of Goodwill. Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

          5.3.9          Insurance Policies. Use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.

          5.3.10          Charge-Offs. Charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior practices of Shoreline and Shoreline Bank and applicable industry, regulatory, and accounting standards.
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          5.3.11          Policies and Procedures. Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction.

          5.3.12          New Directors or Executive Officers. Except to reelect persons who are then incumbent officers and directors at annual meetings, not (a) increase the number of directors, (b) elect or appoint any person to an executive office, or (c) hire any person to perform the services of an executive officer.

          5.3.13          Compensation and Fringe Benefits. Except as previously disclosed to Chemical by Shoreline in writing, take no action to increase, or agree to increase, the salary, severance, or other compensation payable to, or fringe benefits of, or pay or agree to pay any bonus to, any officer or director, or any other class or group of employees as a class or group without Chemical's prior written consent.

          5.3.14          Benefit Plans. Except as previously disclosed to Chemical by Shoreline in writing, take no action to introduce, change, or agree to introduce or change, any Employee Benefit Plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or this Plan of Merger; make no contribution to any employee pension benefit plan other than employer contributions to the Shoreline 401(k) Plan that are consistent in timing and amounts with the contributions made for 1999 and 1998 and to the Shoreline Pension Plan to the extent required by minimum funding standards.

          5.3.15          New Employment Agreements. Take no action to enter into any employment agreement that is not terminable by Shoreline or a Subsidiary, as the case may be, without cost or penalty upon 60 days' or less notice.

          5.3.16          Borrowing. Take no action to borrow money except in the ordinary course of business.

          5.3.17          Mortgaging Assets. Take no action to sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except dealing with financial assets in the ordinary course of business, and except for property or assets, or any group of related properties or assets, that have a fair market value of less than $175,000.

          5.3.18          Notice of Actions. Notify Chemical of the threat or commencement of any material action, suit, proceeding, claim, arbitration, or investigation against, relating to, or affecting: (a) Shoreline or any Subsidiary; (b) their respective directors, officers, or employees in their capacities as such; (c) Shoreline's or any Subsidiaries' assets, liabilities, businesses, or operations; or (d) the Merger or this Plan of Merger.

          5.3.19          Cooperation. Take such reasonable actions as may be necessary to consummate the Merger.

          5.3.20          Charitable Contributions. Neither make nor renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for contributions that in the aggregate will have a fair market value not greater than $175,000 with respect to Shoreline.

          5.3.21          Large Expenditures. Take no action to pay, agree to pay, or incur any liability, excepting such liabilities that have been accrued on its books as of the date of this Plan of Merger, for the purchase or lease of any item of real property, fixtures, equipment, or other capital asset in excess of $175,000 individually or in excess of $350,000 in the aggregate with respect to Shoreline, except pursuant to prior commitments or plans made by Shoreline that are disclosed in the Shoreline Disclosure Statement.

          5.3.22          New Service Arrangements. Take no action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to Shoreline or any Subsidiary that is not terminable by Shoreline without penalty upon 60 days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $175,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger.
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          5.3.23          Capital Improvements. Take no action to open, enlarge, or materially remodel any bank or other facility, and not lease, renew any lease, purchase, or otherwise acquire use of any real property for a branch bank, or apply for regulatory approval of any new branch bank, excepting pursuant to prior commitments or plans made by Shoreline or any Subsidiary that are disclosed in the Shoreline Disclosure Statement.

          5.3.24          Strategic Alliances. Take no action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, lists, or any other non public information concerning customers or other consumers to any person not employed by Shoreline or a Subsidiary in connection with their employment.

          5.4          Approval of Plan of Merger by Chemical Shareholders. Chemical, acting through its board of directors, shall, in accordance with the Michigan Act and its articles of incorporation and bylaws, promptly and duly call, give notice of, convene, and hold as soon as practicable following the date upon which the Registration Statement becomes effective, a shareholders meeting for the purpose of adopting this Plan of Merger (the "Chemical Shareholders' Meeting"). At such meeting, the board of directors of Chemical shall unanimously recommend that its shareholders vote for approval of this Plan of Merger and use all reasonable efforts to solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at such meeting.

          5.5          Approval of Plan of Merger by Shoreline Shareholders. Shoreline, acting through its board of directors, shall, in accordance with the Michigan Act and its articles of incorporation and bylaws, promptly and duly call, give notice of, convene, and hold as soon as practicable following the date upon which the Registration Statement becomes effective, a shareholders meeting for the purpose of adopting this Plan of Merger (the "Shoreline Shareholders' Meeting").

          5.5.1          Board Recommendation. Except while Shoreline has received in writing a Superior Proposal (as defined below), which proposal is still pending, at the Shoreline Shareholders' Meeting and in any proxy materials used in connection with the Shoreline Shareholders' Meeting, the board of directors of Shoreline shall recommend that its shareholders vote for approval of this Plan of Merger.

          5.5.2          Solicitation of Proxies. Except while a Fiduciary Event has occurred and continues:

          (a)          Shoreline shall use all reasonable efforts to solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Shoreline Shareholders' Meeting.

          (b)          Except while Shoreline has received in writing a Superior Proposal that is still pending, Shoreline shall use all reasonable efforts to secure the vote of shareholders required by the Michigan Act and Shoreline's articles of incorporation and bylaws to approve this Plan of Merger.

          5.5.3          Fiduciary Event. A "Fiduciary Event" shall have occurred when the board of directors of Shoreline has (a) received in writing a Superior Proposal (as defined below) that is then pending, (b) determined in good faith (having considered the advice of legal counsel) that its fiduciary duties to Shoreline's shareholders under applicable law would require the board of directors to so withdraw, modify, or change its recommendation, and (c) determined to accept and recommend the Superior Proposal to the shareholders of Shoreline.

          5.5.4          Superior Proposal. A "Superior Proposal" means any bona fide unsolicited Proposal (as defined in Section (Communication of Other Proposals)) made by a third party on terms that the board of directors of Shoreline determines in its good faith judgment, based upon the written advice of Keefe or another financial advisor of nationally recognized reputation, to be materially more favorable to Shoreline's shareholders than this Plan of Merger from a financial point of view.

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          5.5.5          Notice. Shoreline shall notify Chemical at least ten Business Days prior to taking any action with respect to such Superior Proposal or taking any action with respect to the withdrawal, modification, or change of its recommendation to its shareholders for adoption of this Plan of Merger.

          5.6          Regular Dividends.

          5.6.1          Shoreline. Shoreline shall not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of Shoreline Common Stock other than regular quarterly cash dividends on Shoreline Common Stock in an amount not to exceed $0.15 per share per quarter in 2000 and $0.17 per share in 2001, in each case payable on the regular historical payment dates and in a manner consistent with Shoreline's past dividend practice. Chemical and Shoreline agree that they will cooperate to assure that, during any calendar quarter, there shall not a duplication of payment of dividends to the holders of Shoreline Common Stock. Notwithstanding the preceding sentences, if and to the extent that the payment of a dividend in the manner provided in this Section would, in Chemical's reasonable judgment, present a significant risk that under GAAP or the rules, regulations, or interpretations of the SEC or its staff, the Merger would not qualify for pooling-of-interests accounting treatment, that dividend shall not be paid, but an equitable adjustment shall be made to the Exchange Ratio for the amount of the dividend not paid.

          5.6.2          Chemical. Subject to applicable legal and regulatory restrictions, and subject to the Chemical board of directors discretion as to bank safety and soundness matters, Chemical's first regular quarterly cash dividend on Chemical Common Stock with a record date following the Effective Time shall be at least $0.24 per share. Such dividend shall be payable on the regular historical payment date and in a manner consistent with Chemical's past dividend practice.

          5.7          Technology-Related Contracts. Shoreline shall advise Chemical of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing or servicing agreements with independent vendors ("Technology-Related Contracts") that will occur between the date of this Plan of Merger and the date of the Effective Time. Shoreline's material Technology-Related Contracts are contained in the Shoreline Disclosure Statement. Notwithstanding any other provision of this Section, Shoreline shall not be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to these Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.

          5.7.1          Contract Notices. Shoreline shall send to each vendor, as and when permitted after the date of this Plan of Merger, such notices of nonrenewal as may be necessary or appropriate under the terms of these Technology-Related Contracts to prevent them from automatically renewing for a term extending beyond the Effective Time. Such notices may be conditioned upon the consummation of the Merger.

          5.7.2          Extensions and Renewals. Shoreline shall cooperate with Chemical in negotiating with each vendor the length of any new, extension, or renewal term of these Technology-Related Contracts in those cases where such extension or term extends beyond the Effective Time.

          5.7.3          New Agreements. Neither Shoreline nor any Subsidiary shall enter into any new Technology-Related Contract, except with Chemical's consent (which consent shall not be unreasonably withheld or delayed if such agreement is necessary for Shoreline or a Subsidiary to conduct business in the ordinary course through the Effective Time).

          5.8          Affiliates.

          5.8.1          Shoreline's Affiliates. Shoreline shall use all reasonable efforts to cause each director, executive officer, and other person who is an "affiliate" (for purposes of (a) Rule 145 under the Securities Act of 1933, as amended (the "Securities Act "), and (b) qualifying the Merger for pooling-of-interests accounting
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treatment) of Shoreline to deliver to Chemical, as soon as practicable after the date of this Plan of Merger, and prior to the date of the Shoreline Shareholders' Meeting, a written agreement, in the form of Exhibit C (the "Shoreline Affiliate Agreements "). Shoreline shall provide a list of such affiliates within seven days of the date of this Plan of Merger and shall update such list as necessary upon the reasonable request of Chemical.

          5.8.2          Chemical's Affiliates. Chemical shall use all reasonable efforts to cause each director, executive officer, and other person who is an "affiliate" (for the purpose of qualifying the Merger for pooling-of-interests accounting treatment) of Chemical, as soon as practicable after the date of this Plan of Merger, and prior to the date of the Chemical Shareholders' Meeting, to execute and deliver a written agreement in the form of Exhibit D under which such affiliate agrees not to sell, pledge, transfer, or otherwise dispose of his or her Chemical Common Stock during any period that any such disposition would, under GAAP or the rules, regulations, or interpretations of the SEC or its staff, disqualify the Merger for pooling-of-interests accounting treatment.

          5.8.3          Publishing Operating Results. Chemical shall use all reasonable efforts to publish as promptly as reasonably practical but in no event later than 45 days after the end of the first full calendar month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

          5.9          Indemnification and Insurance.

          5.9.1          Indemnification. Chemical shall honor any and all rights to indemnification and advancement of expenses now existing in favor of the present and former directors and officers of Shoreline, Shoreline Bank, or Shoreline Insurance under their articles of incorporation, charter, or bylaws included in the Disclosure Schedule which, as enforceable contractual rights, shall survive the Merger and shall, as contractual rights, continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as prior to the Effective Time.

          5.9.2          Insurance. Chemical shall use all reasonable efforts to cause the persons currently serving or having served as officers and directors of Shoreline immediately prior to the Effective Time to be covered for a period of at least six years from the Effective Time by the directors' and officers' liability insurance policy maintained by Shoreline with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such. Chemical may substitute, for Shoreline's current coverage, (a) coverage under policies maintained by Chemical that offer comparable or better coverage and amounts, and that contain terms and conditions that, considered in the aggregate, are not materially less advantageous than Shoreline's current policy, and (b) a written undertaking by Chemical to maintain such coverage for the remaining period of the six year period provided for by this Section. In no event shall Chemical be required to spend, directly or indirectly through Shoreline or a Subsidiary, more than $250,000 in the aggregate (the "Insurance Amount") to either maintain or procure insurance coverage pursuant to this Plan of Merger. Coverage under Chemical's policy shall not be considered "materially less advantageous" than Shoreline's policy because of a higher deductible amount if Chemical undertakes in writing to pay any difference in deductible amounts. If Chemical does not advise Shoreline in writing prior to the Shoreline Shareholders' Meeting that it has procured such coverage and that it undertakes to procure and maintain coverage that offers comparable or better coverage and amounts, and that contains terms and conditions that, considered in the aggregate, are not materially less advantageous than Shoreline's current policy for the remaining period of the six year period provided for by this Section without regard to the Insurance Amount, Shoreline shall be permitted (after giving Chemical three Business Days prior written notice and an additional two Business Day period to purchase such coverage), in lieu of receiving the foregoing insurance coverage, to procure tail coverage for past acts and omissions for a single premium amount not in excess of the Insurance Amount.
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This Section is for the benefit of persons who are or have been directors or officers of Shoreline and shall be enforceable by such persons.

          5.10          Exclusive Commitment. Except as provided below, neither Shoreline nor any of Shoreline's Representatives, attorneys, investment bankers, or agents, shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:

          5.10.1          No Solicitation. Neither Shoreline nor any of Shoreline's Representatives, attorneys, investment bankers, or agents shall, directly or indirectly, (i) invite, initiate, solicit, encourage an Acquisition Proposal; or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal unless a Fiduciary Event has occurred and continues or such discussions or negotiations are likely to lead to a Superior Proposal. A proposal, offer, or other expression of interest concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets, or assumption of liabilities not in the ordinary course, or other business combination involving Shoreline or Shoreline Bank other than the Merger shall be referred to as an "Acquisition Proposal."

          5.10.2          Communication of Other Proposals. Shoreline shall cause written notice to be delivered to Chemical promptly upon receipt of any Acquisition Proposal. Such notice shall contain the material terms and conditions of the Proposal to which such notice relates. Within ten Business Days after Shoreline's receipt of an Acquisition Proposal, Shoreline shall give notice to Chemical whether or not a Fiduciary Event has occurred or a Superior Proposal is reasonably likely to result, and if not, Shoreline's notice shall include a copy of Shoreline's unequivocal rejection of the Proposal in the form actually delivered to the person from whom the Acquisition Proposal was received. Thereafter, Shoreline shall promptly notify Chemical of any material changes in the terms, conditions, and status of such Acquisition Proposal.

          5.10.3          Furnishing Information. Unless a Fiduciary Event has occurred and continues or there is a reasonable likelihood that a Superior Proposal would result, neither Shoreline nor any of Shoreline's Representatives, investment bankers, or agents shall furnish any nonpublic information concerning Shoreline to any person who is not affiliated or under contract with Shoreline or Chemical, except as required by applicable law or regulations. Prior to furnishing such information to any person who is not affiliated or under contract with Shoreline or Chemical, Shoreline shall receive from such person an executed confidentiality agreement with terms no less favorable to Shoreline than those contained in its confidentiality agreement with Chemical and Shoreline shall then provide only such information as has been furnished previously to Chemical.

          5.10.4          Corporate Liability for Individual's Breach. For the purposes of this Section, any breach of this Section by an executive officer, director, attorney or financial advisor of Shoreline in his or her individual capacity shall be deemed to be a breach by Shoreline.

Notwithstanding the above, no provision of this Agreement shall be construed to require either party or their directors to take any action that would violate applicable law (whether statutory or common law), rule, or regulation.

          5.11          Registration Statement. Chemical shall prepare and file with the SEC under the Securities Act, the Registration Statement and the related Prospectus and Joint Proxy Statement included as a part thereof covering the issuance by Chemical of the shares of Chemical Common Stock as contemplated by this Plan of Merger, together with such amendments as may reasonably be required for the Registration Statement to become effective. Chemical shall provide Shoreline with reasonable opportunities to review and comment upon the Registration Statement, each amendment to the Registration Statement, and each form of the Prospectus and Joint Proxy Statement before filing. Chemical shall provide Shoreline, upon request, with copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. Chemical shall notify Shoreline of any stop orders or threatened stop orders with respect to the Registration Statement. Shoreline shall provide to Chemical all necessary information pertaining to Shoreline promptly upon request, and to use all reasonable efforts to obtain the cooperation of Shoreline's independent accountants, attorneys and investment bankers in connection with the preparation of the Registration Statement. In the Prospectus and Joint Proxy Statement, Chemical

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shall indicate that forward looking information and financial projections have been prepared by, and are the responsibility of, Chemical.

          5.12          Other Filings. Chemical shall prepare and file with the Federal Reserve Board and each other regulatory agency having jurisdiction all documents reasonably required to obtain each necessary approval of or consent to consummate the Merger. Chemical shall provide Shoreline with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Shoreline may reasonably request. Chemical shall provide Shoreline with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies.

          5.13          Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Merger. Chemical and Shoreline will use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

          5.14          Access and Investigation. For the purpose of permitting an examination of one party by the other's officers, attorneys, accountants, and representatives, each party shall:

          5.14.1          Access. Permit, and shall cause each of their respective subsidiaries to permit, full access to their respective properties, books, and records at reasonable times.

          5.14.2          Cooperation. Use all reasonable efforts to cause its and each of their respective subsidiaries' officers, directors, employees, accountants, and attorneys to cooperate fully, for the purpose of permitting a complete and detailed examination of such matters by the other party's officers, attorneys, accountants, and representatives.

          5.14.3          Information. Furnish to the other, upon reasonable request, any information respecting its and each of its subsidiaries' properties, assets, business, and affairs.

          5.14.4          Consents. Each of Chemical and Shoreline acknowledges that certain information may not be disclosed by the other without the prior written consent of persons not affiliated with that party. If such information is requested, then the other party shall use all reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained.

          5.14.5          Return and Retention. In the event of termination of this Plan of Merger, Chemical and Shoreline each agree to promptly return to the other party or to destroy all written materials furnished to it by the other party and the other party's subsidiaries, and all copies, notes, and summaries of such written materials. Chemical and Shoreline each agree to preserve intact all such materials that are returned to them and to make such materials reasonably available upon reasonable request or subpoena for a period of not less than six years from the termination of this Plan of Merger.

          5.15          Confidentiality. Except as provided below, Chemical and Shoreline each agree:

          5.15.1          Treatment; Restricted Access. All information furnished to the other party pursuant to this Plan of Merger shall be treated as strictly confidential and shall not be disclosed to any other person, natural or corporate, except for its employees, attorneys, accountants, regulators, and financial advisers who are reasonably believed to have a need for such information in connection with the Merger.

          5.15.2          No Other Use. No party shall make any use, other than related to the Merger, of any information it may come to know as a direct result of a disclosure by the other party, its subsidiaries, directors, officers, employees, attorneys, accountants, or advisers or that may come into its possession from any other confidential source during the course of its investigation.
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          5.15.3          Excepted Information. The provisions of this Section shall not preclude Chemical or Shoreline, or their respective subsidiaries, from using or disclosing information that is readily ascertainable from public information or trade sources, known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Plan of Merger, received from any other person who is not affiliated with a party and who is not under any obligation to keep such information confidential, or reasonably required to be included in any filing or application required by any governmental or regulatory agency .

          5.15.4          Prohibit Insider Trading. Chemical and Shoreline shall each take responsible steps to assure that any person who receives nonpublic information concerning the Merger or the other party will treat the information confidentially as provided in this Section and not directly or indirectly buy or sell, or advise or encourage other persons to buy or sell, Shoreline's stock until such information is properly disclosed to the public.

          5.16          Environmental Investigation. Chemical shall be permitted to conduct an environmental assessment of (a) each parcel included in the Premises; (b) to the extent permitted by the current owners or operators thereof, any other real estate formerly owned by Shoreline or any Subsidiary; and (c) any other real estate acquired by Shoreline Bank in satisfaction of a debt previously contracted. As to each such property:

          5.16.1          Preliminary Environmental Assessments. Chemical may, at its expense, engage an environmental consultant to conduct a preliminary ("Phase I") assessment of the property. Upon request, Shoreline and its Subsidiaries shall provide reasonable assistance, including site access, a knowledgeable contact person, documentation relating to the real estate, and any prior environmental investigations or reports in Shoreline's possession to Chemical's consultant for purposes of conducting the Phase I assessments.

          5.16.2          Environmental Risks. If there are any facts or conditions identified in a Phase I assessment that Chemical reasonably believes pose a current or future risk of liability, interference with use, or diminution of value of the property, then Chemical shall identify that risk to Shoreline, identify the facts or conditions underlying that risk, and provide Shoreline with a copy of the Phase I assessment for that property (an "Environmental Risk").

          5.16.3          Phase II and III Work. Chemical may obtain one or more estimates of the proposed scope of work and cost of any further environmental investigation, or other follow-up work it reasonably considers necessary or appropriate to assess and, if necessary, remediate an Environmental Risk ("Phase II and III Work"). Chemical shall provide copies of those estimates to Shoreline. The fees and expenses of any Phase II and III Work shall be allocated as agreed. Chemical and Shoreline shall cooperate in the review, approval, and implementation of all work plans for Phase II and III Work. All work plans for Phase II and III Work shall be mutually satisfactory to Chemical and Shoreline. Mutually agreed upon Phase II and III Work shall be undertaken and completed as quickly as possible and shall be completed prior to the Closing. If the proposed work plans or removal or remediation actions would entail a material cost to complete, Chemical and Shoreline shall discuss a mutually acceptable modification to this Plan of Merger.

          5.16.4          Chemical's Termination Rights. If (a) Chemical and Shoreline are unable to agree upon the need for, or upon a course of action to complete, any Phase II and III Work, and/or a mutually acceptable modification to this Plan of Merger, and (b) Chemical cannot be reasonably assured that the after-tax cost of the sum of (i) the actual cost of all investigative and remedial or other corrective actions or measures desired to be taken pursuant to Section 5.16.3 (Phase II and III Work); (ii) the estimated cost of all investigative actions and remedial or other corrective actions or measures not undertaken but required by Environmental Laws, or necessary to avoid future exposure to material liability under Environmental Laws; and (iii) after taking in account the remediation that would be undertaken under clause (ii) immediately above, all diminutions of the value of such properties resulting from an environmental impairment or liability; in the aggregate will not exceed $1,750,000, then Chemical may terminate this Plan of Merger as provided in Section (Environmental Risks).
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          5.17          Termination of Employee Benefit Plans. Shoreline shall terminate the Shoreline 401(k) Plan and Shoreline Pension Plan (collectively, the "Shoreline Plans") as of a date prior to the Effective Time, if requested by Chemical to do so. Shoreline shall provide Chemical with reasonable assistance, approve and adopt all resolutions, and take all other actions that are necessary and appropriate in the judgment of Chemical to complete the termination process of the Shoreline Plans as soon as practicable after the Effective Time. Upon receipt of a favorable IRS determination letters with respect to the terminations of the Shoreline Plans (which termination applications shall be prepared by Chemical and its counsel with the participation and cooperation of Shoreline and its counsel), Chemical shall offer, if reasonably feasible, the participants in the Shoreline Plans the option to transfer or roll over their benefits into the Chemical retirement plans.

          5.18          Implementation Agreements. Shoreline shall use all reasonable efforts to obtain from its four senior executives who are parties to existing employment agreements with Shoreline, prior to execution of this Plan of Merger and as soon as possible thereafter, executed implementation agreements relating to the existing employment agreement, in the form previously agreed to by Chemical and Shoreline, providing for a general release, which release shall only become effective upon consummation of the Merger at the Effective Time (the "Implementation Agreements").

          5.19          Accounting and Tax Treatment.

          5.19.1          General. Chemical and Shoreline each agree that, except as expressly provided in this Plan of Merger, while this Plan of Merger is in effect, it shall not take or fail to take, or cause to be taken or fail to cause to be taken, any action if the result would be or present a material risk that the Merger would become disqualified for the pooling-of-interests method of accounting by Chemical or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; provided that nothing in this Plan of Merger shall limit Chemical's ability to exercise its rights under the Option Agreement. Chemical and Shoreline each agree to take such actions as may be reasonably required to negate the impact of any past or future actions taken prior to the Effective Time that might adversely impact the ability of Chemical to treat the Merger as a pooling-of-interests. Chemical shall continue its current practice of due care with respect to matters that could impact the ability to account for the Merger as a pooling-of-interests and shall consult with its independent accountants with respect to such matters.

          5.19.2          Specific Actions. Without limiting the foregoing:

          (a)          No Stock Purchases. Neither Chemical, any of Chemical's subsidiaries, Shoreline, nor the Subsidiaries, respectively, shall acquire any shares of Chemical Common Stock, Shoreline Common Stock, any securities convertible into such stock or any other rights to acquire such stock, except in a fiduciary capacity for a customer as to which it has no beneficial interest, and except as permitted for purposes other than a business combination under the pooling-of-interests method of accounting and provided that no more than a permitted number of shares have been acquired for such permissible purposes; and

          (b)          No Change of Equity Interest. Neither Chemical nor Shoreline, respectively, shall in any manner change the equity interest of Chemical Common Stock or Shoreline Common Stock, respectively, between the date of this Plan of Merger and the consummation of the Merger, including without limitation distributions (other than ordinary and customary cash and stock dividends) to shareholders and additional issuances, exchanges, and retirements of securities.

          5.19.3          Stock Repurchase Programs. Immediately prior to the execution of this Plan of Merger, Chemical and Shoreline shall rescind their respective stock purchase programs and discontinue the repurchase of their respective shares under such programs and shall make appropriate public disclosures of such recission and discontinuation.

          5.20          Public Announcements. Chemical and Shoreline shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Plan of Merger, except as may be otherwise required by law. Neither Chemical nor Shoreline shall issue any news releases with respect to this

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Plan of Merger or the Merger unless such news releases have been mutually agreed upon by the parties, except as required by law.

ARTICLE VI - CONDITIONS PRECEDENT TO CHEMICAL'S OBLIGATIONS

                    All obligations of Chemical under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Chemical), prior to or at the Closing, of each of the following conditions:

          6.1          Renewal of Representations and Warranties, Etc.

          6.1.1          Representations and Warranties. The representations and warranties of Shoreline contained in this Plan of Merger shall be true, correct and complete when made and as of the Closing as if made at and as of such time (without regard to any update of the Shoreline Disclosure Statement), except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties relating to a time or times other than the Closing that were or will be true, correct and complete at such other time or times; and (c) where the failure or failures of such representations and warranties to be so true, correct, and complete individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, does not result or would not result in a Material Adverse Effect.

          6.1.2          Compliance with Agreements. Shoreline shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Shoreline prior to or at the Closing in all material respects.

          6.1.3          Certificates. Compliance with Sections 6.1.1 (Representations and Warranties) and 6.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Shoreline, dated as of the date of the Closing, certifying the foregoing in such detail as Chemical may reasonably request.

          6.2          Opinion of Legal Counsel. Shoreline shall have delivered to Chemical an opinion of Warner Norcross & Judd LLP, counsel for Shoreline, dated as of the date of the Closing and substantially in the form contained in Exhibit E, with only such changes as may be reasonably satisfactory to counsel for Chemical.

          6.3          Required Regulatory Approvals. Chemical shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental and self-regulatory authorities having jurisdiction as may be required to permit the performance by Shoreline or Chemical of their respective obligations under this Plan of Merger and the consummation of the Merger, without the regulating authority's imposition of non-standard conditions on approval that are not reasonably acceptable to Chemical.

          6.4          Shareholder Approval. The shareholders of Chemical and Shoreline, respectively, shall have approved this Plan of Merger.

          6.5          Order, Decree, Etc. Neither Chemical nor Shoreline shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

          6.6          Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to Shoreline, a Subsidiary, or its or their respective directors and officers (in the capacity as such), properties, or businesses that there is a reasonable possibility that it will result in any liability that is reasonably likely to have a Material Adverse Effect on Shoreline.

          6.7          Tax Matters. Chemical shall have received a tax opinion from its counsel, reasonably satisfactory in form and substance to Chemical, substantially to the effect that:

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          6.7.1          Reorganization. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Chemical and Shoreline will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

          6.7.2          Assets' Tax Basis. The basis of the Shoreline assets in the hands of Chemical will be the same as the basis of those assets in the hands of Shoreline immediately prior to the Merger.

          6.7.3          No Gain or Loss. No gain or loss will be recognized by Chemical upon the receipt by Chemical of the assets of Shoreline in exchange for the Chemical Common Stock and the assumption by Chemical of the liabilities of Shoreline.

          6.7.4          Holding Period. The holding period of the assets of Shoreline in the hands of Chemical will include the holding period during which such assets were held by Shoreline. The tax opinion shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by Chemical's counsel from Shoreline and each Subsidiary.

          6.8          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

          6.9          Certificate as to Outstanding Shares. Chemical shall have received one or more certificates dated as of the Closing date and signed by the secretary of Shoreline on behalf of Shoreline, and by the transfer agent for Shoreline Common Stock, certifying (a) the total number of shares of capital stock of Shoreline issued and outstanding as of the close of business on the day immediately preceding the Closing; and (b) with respect to the secretary's certification, the number of shares of Shoreline Common Stock, if any, that are issuable on or after that date, all in such form as Chemical may reasonably request.

          6.10          Change of Control Waivers. Chemical shall have received evidence of the consents or other waivers of any material rights and the waiver of the loss of any material rights that may be triggered by the change of control of Shoreline upon consummation of the Merger under (a) any agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument, under which the failure to obtain such consent or waiver is reasonably likely to have a Material Adverse Effect on Shoreline; and (b) each contract identified in Exhibit F (collectively, the "Designated Contracts"); all in form and substance reasonably satisfactory to Chemical.

          6.11          Pooling-of-Interests. Chemical shall have received (i) a letter addressed to Shoreline from Shoreline's independent accountants, as of a date reasonably approximate to the date of the Closing, to the effect that, as of such date, Shoreline is eligible to participate in a pooling-of-interests combination and (ii) a letter addressed to Chemical from Chemical's independent accountants, satisfactory in form and substance, to the effect that (based in part on the letter from Shoreline's independent accountants) the Merger should be treated as a pooling-of-interests for accounting and financial reporting purposes, subject to satisfaction of post-Merger conditions. Shoreline and Chemical agree to provide their respective independent public accountants with such information and documentation as may be reasonably requested for this purpose.

          6.12          Adjusted Shareholders' Equity. The Adjusted Shareholders' Equity of Shoreline shall equal or exceed the amount specified in Section (Decrease in Shoreline's Shareholders' Equity).

ARTICLE VII - CONDITIONS PRECEDENT TO SHORELINE'S OBLIGATIONS

          All obligations of Shoreline under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Shoreline), prior to or at the Closing, of each of the following conditions:

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          7.1          Renewal of Representations and Warranties, Etc.

          7.1.1          Representations and Warranties. The representations and warranties of Chemical contained in this Plan of Merger shall be true, correct, and complete when made and as of the Closing as if made at and as of such time (without regard to any update of the Chemical Disclosure Statement), except (a) as expressly contemplated or permitted by this Plan of Merger; (b) for representations and warranties relating to a time or times other than the Effective Time that were or will be true, correct, and complete at such other time or times; and (c) where the failure or failures of such representations and warranties to be so true, correct, and complete, individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, does not result or would not result in a Material Adverse Effect.

          7.1.2          Compliance with Agreements. Chemical shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Chemical prior to or at the Closing in all material respects.

          7.1.3          Certificates. Compliance with Sections (Representations and Warranties) and (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Chemical, dated as of the date of the Closing, certifying the foregoing in such detail as Shoreline may reasonably request.

          7.2          Opinion of Legal Counsel. Chemical shall have delivered to Shoreline an opinion of Currie Kendall Polasky Meisel PLC, counsel for Chemical, dated as of the date of the Closing and substantially in the form contained in Exhibit G, with only such changes as may be reasonably satisfactory to counsel for Shoreline.

          7.3          Required Regulatory Approvals. Shoreline and Chemical shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by Shoreline and Chemical of their respective obligations under this Plan of Merger and the consummation of the Merger.

          7.4          Shareholder Approval. Shoreline and Chemical shall have received the requisite approval of their respective shareholders of this Plan of Merger.

          7.5          Order, Decree, Etc. Neither Chemical nor Shoreline shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

          7.6          Tax Matters. Shoreline shall have received a tax opinion from Warner Norcross & Judd LLP, reasonably satisfactory in form and substance to Shoreline, substantially to the effect that:

          7.6.1          Reorganization. The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Chemical and Shoreline will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

          7.6.2          No Gain or Loss. No gain or loss will be recognized by the shareholders of Shoreline upon the receipt of Chemical Common Stock in exchange for all of their shares of Shoreline Common Stock, except to the extent of any cash received in lieu of a fractional share of Chemical Common Stock.

          7.6.3          Stock Tax Basis. The basis of the Chemical Common Stock to be received by shareholders of Shoreline will, in each instance, be the same as the basis of the respective shares of Shoreline Common Stock surrendered in exchange therefor.

          7.6.4          Holding Period. The holding period of the Chemical Common Stock received by shareholders of Shoreline will, in each instance, include the period during which the Shoreline Common Stock surrendered in exchange therefor was held, provided, that the Shoreline Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of Shoreline at the Effective Time. The tax
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opinion shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by Chemical's counsel from Chemical and its subsidiaries.

The tax opinion shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by counsel from each party and its respective subsidiaries.

          7.7          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

          7.8          Fairness Opinion. Shoreline shall have received an opinion from Keefe reasonably acceptable to Chemical, dated as of the date of this Plan of Merger and renewed as of a date approximately the date of the Prospectus and Joint Proxy Statement, to the effect that the terms of the Merger are fair to Shoreline's shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; provided, that Shoreline shall have used all reasonable efforts to obtain such a fairness opinion.

          7.9          Listing of Shares. The shares of Chemical Common Stock that shall be issued to the shareholders of Shoreline upon consummation of the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

          7.10          Pooling-of-Interests. Shoreline shall have received (i) a letter addressed to it from its independent accountants, as of a date reasonably approximate to the date of the Closing, to the effect that, as of such date, Shoreline is eligible to participate in a pooling-of-interests combination and (ii) a letter addressed to Chemical from Chemical's independent accountants, satisfactory in form and substance, to the effect that (based in part on the letter from Shoreline's independent accountants) the Merger should be treated as a pooling-of-interests for accounting and financial reporting purposes, subject to satisfaction of post-Merger conditions.

ARTICLE VIII - ABANDONMENT OF MERGER

          This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding that approval of this Plan of Merger by the shareholders of Shoreline and Chemical may have previously been obtained) as follows:

          8.1          Mutual Abandonment. By mutual consent of the boards of directors, or duly authorized committees thereof, of Chemical and Shoreline.

          8.2          Upset Date. By either Chemical or Shoreline if the Merger shall not have been consummated on or before March 31, 2001 and such failure to consummate the Merger is not caused by a breach of this Plan of Merger by the terminating party.

          8.3          Chemical's Rights to Terminate. By Chemical under any of the following circumstances:

          8.3.1          Failure to Satisfy Closing Conditions. If any of the conditions specified in Article VI have not been met or waived by Chemical, at such time as such condition can no longer be satisfied notwithstanding Chemical's reasonable efforts to comply with those covenants given by Chemical in this Plan of Merger.

          8.3.2          Environmental Risks. If Chemical has given Shoreline notice of termination based on an unacceptable Environmental Risk, as provided in Section (Chemical's Termination Rights ).

          8.3.3          Occurrence of a Fiduciary Event. At any time after there has occurred a Fiduciary Event.

          8.3.4          Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Shoreline.
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          8.3.5          Community Reinvestment Act Rating. If, prior to the Closing, Shoreline Bank is examined for compliance with the Community Reinvestment Act and receives a rating lower than "Low Satisfactory" or, if the report of examination is still pending on the date of the Closing, Chemical is unable to satisfy itself that Shoreline Bank will receive a rating of Low Satisfactory or better.

          8.4          Shoreline's Rights to Terminate. By the board of directors, or a duly authorized committee thereof, of Shoreline under any of the following circumstances:

          8.4.1          Failure to Satisfy Closing Conditions. If any of the conditions specified in Article VII have not been met or waived by Shoreline at such time as such condition can no longer be satisfied notwithstanding Shoreline's reasonable efforts to comply with those covenants given by Shoreline in this Plan of Merger.

          8.4.2          Shareholder Approval. This Plan of Merger is not approved by the requisite vote of the shareholders of Shoreline or Chemical.

          8.4.3          Upset Condition. If Shoreline has given notice of termination without resolution pursuant to Section 2.3 (Rights in Upset Condition).

          8.4.4          Occurrence of a Fiduciary Event. At any time after there has occurred a Fiduciary Event.

          8.4.5          Community Reinvestment Act Rating. If, prior to the Closing, any of the banking subsidiaries of Chemical is examined for compliance with the Community Reinvestment Act and receives a rating lower than "Low Satisfactory" or, if the report of examination is still pending on the date of the Closing, Shoreline is unable to satisfy itself that such bank or banks will receive a rating of Low Satisfactory or better.

          8.4.6          Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Chemical.

          8.5          Effect of Termination. In the event of termination of this Plan of Merger by either Shoreline or Chemical as provided in this Article, this Plan of Merger shall forthwith have no effect, and none of Shoreline, Chemical, any of their respective subsidiaries, or any of their respective directors, officers, or employees shall have any liability of any nature whatsoever under this Plan of Merger, or in connection with the transactions contemplated by this Plan of Merger (other than the Option Agreement), except that (a) the Option Agreement and Sections 5.9 (Indemnification and Insurance) (Confidentiality), (Effect of Termination), (Nonsurvival of Representations, Warranties, and Agreements), and (Expenses), shall survive any termination of this Plan of Merger, and (b) notwithstanding anything to the contrary contained in this Plan of Merger, neither Shoreline nor Chemical shall be relieved or released from any of its liabilities or damages arising out of a known breach of a representation and warranty or a breach of any other provision of this Plan of Merger.

ARTICLE IX - MISCELLANEOUS

          Subject to the terms and conditions of this Plan of Merger, Chemical and Shoreline further agree as follows:

          9.1          "Material Adverse Effect" Defined. As used in this Plan of Merger, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has had or could have a material negative impact on (a) the business, assets, financial condition, results of operations, or value of Chemical and its subsidiaries, taken as a whole, or Shoreline and its subsidiaries, taken as a whole, as the case may be; or (b) the ability of Chemical or Shoreline, as the case may be, to satisfy the applicable closing conditions or consummate the Merger or perform its obligations under the Option Agreement. Notwithstanding the above, the impact of the following shall not be included in any determination of a Material Adverse Effect: (a) changes in GAAP, generally applicable

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to financial institutions and their holding companies; (b) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party; (c) changes in economic conditions (including changes in the level of interest rates) generally affecting financial institutions; and (d) fees and expenses reasonably related to this transaction (such as any additional insurance coverages, employment and consulting services, legal, accounting, and investment banking fees and expenses, and severance and retention provisions) incurred or paid without violation of the representations, warranties or covenants contained in this Plan of Merger.

          9.2          "Knowledge" Defined. As used in this Plan of Merger, the term "knowledge " means the actual knowledge of any director or officer (as that term is defined in Rule 16a-1 of the Exchange Act) of Shoreline or Chemical, as the case may be.

          9.3          Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, covenants, and agreements in this Plan of Merger or in any other agreement or instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for the Option Agreement, Shoreline Affiliate Agreements, Implementation Agreements, and those covenants and agreements contained herein and therein that, by the terms hereof and thereof, apply or are to be performed in whole or in part after the Effective Time.

          9.4          Amendment. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of Chemical and Shoreline, executed by the respective officers thereunto duly authorized, at any time prior to the Effective Time.

          9.5          Expenses. Except as otherwise provided in this Plan of Merger, Shoreline and Chemical shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. The costs of all filing fees pertaining to the Registration Statement shall be paid by Chemical. The costs of printing and mailing the Prospectus and Joint Proxy Statement to their respective shareholders shall be borne by Chemical and by Shoreline.

          9.6          Specific Enforcement. The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages will be inadequate and not susceptible of computation because of the unique nature of Shoreline, the subsidiaries, and the Merger. Therefore, the parties each agree that a federal or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court's discretion.

          9.7          Jurisdiction; Jury. The parties acknowledge that jurisdiction and venue may be permissible in more than one jurisdiction or court district. Chemical and Shoreline each hereby agree not to assert any defense of improper jurisdiction or venue and each waive their right to a trial by jury.

          9.8          Waiver. Any of the terms or conditions of this Plan of Merger may be waived in writing at any time by action taken by the board of directors of a party, a duly authorized committee thereof, or a duly authorized officer of such party. The failure of any party at any time or times to require performance of any provision of this Plan of Merger shall in no manner affect such party's right at a later time to enforce the same provision. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.

          9.9          Notices. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by a fax transmission (if receipt by the intended recipient is confirmed by telephone and if hard copy is delivered by overnight delivery service the next day), a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

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If to Shoreline:	With a copy to:

Shoreline Financial Corporation Attention: Dan L. Smith 823 Riverview Drive Benton Harbor, MI 49022	Warner Norcross & Judd LLP Attention: Gordon R. Lewis 111 Lyon Street, N.W., Suite 900 Grand Rapids, MI 49503-2489

Facsimile: (616) 934-1058 Telephone: (616) 934-7386	Facsimile: (616) 752-2500 Telephone: (616) 752-2752

If to Chemical:	With a copy to:

Chemical Financial Corporation Attention: Aloysius J. Oliver President and CEO 333 East Main Street P.O. Box 569 Midland, MI 48640-0569	Currie Kendall Polasky Meisel, PLC Attention: William C. Collins P.O. Box 2765 6024 Eastman Avenue Midland, MI 48641-2765

Facsimile: (517) 839-5255 Telephone: (517) 839-5352	Facsimile: (517) 832-0077 Telephone: (517) 839-0300

          9.10          Governing Law. This Plan of Merger shall be governed, construed, and enforced in accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

          9.11          Entire Agreement. This Plan of Merger (including all exhibits and ancillary agreements described in this Plan of Merger) supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the agreements and documents referred to in this Plan of Merger) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter; except for matters set forth in any written instrument concurrently or contemporaneously executed by the parties. No party may assign any of its rights or obligations under this Plan of Merger to any other person.

          9.12          Third Party Beneficiaries. The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon Chemical and Shoreline and their respective successors. Except to the extent provided in Section (Indemnification and Insurance), nothing in this Plan of Merger, express or implied, is intended to confer upon any person other than Chemical and Shoreline any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.

          9.13          Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile transmission from a party. If so delivered by facsimile transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

          9.14          Further Assurances; Privileges. Each of Chemical and Shoreline shall, at the request of the other, execute and deliver such additional documents and instruments and take such other actions as may be reasonably requested to carry out the terms and provisions of this Plan of Merger.

          9.15          Headings, Etc. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger. With respect to any term, references to the singular form of the word include its plural form and references to the plural form of the word include its singular form.

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          9.16          Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Midland, Michigan.

          9.17          Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

* * *

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          IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Agreement and Plan of Merger as of the date first written above.

CHEMICAL FINANCIAL CORPORATION By /s/ Alan W. Ott Alan W. Ott, Chairman

By /s/ Aloysius J. Oliver Aloysius J. Oliver, President and Chief Executive Officer

SHORELINE FINANCIAL CORPORATION By /s/ Dan L. Smith Dan L. Smith, Chairman and Chief Executive Officer

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APPENDIX B

STOCK OPTION AGREEMENT

          This Stock Option Agreement (the "Agreement") is made as of August 21, 2000, by and between Chemical Financial Corporation, a Michigan corporation ("Grantee"), and Shoreline Financial Corporation, a Michigan corporation ("Issuer").

          As a condition to, and contemporaneous with, the execution of this Agreement, the parties are entering into an Agreement and Plan of Merger dated as of the date of this Agreement (the "Plan of Merger"). In consideration therefor, and as an inducement to Grantee to pursue the transactions contemplated by the Plan of Merger, Issuer has agreed to grant Grantee the Option (as defined below). The board of directors of Issuer has approved the grant of the Option and the Plan of Merger. Capitalized terms used but not defined in this Agreement shall have the meanings given to those terms in the Plan of Merger.

          In consideration of the foregoing, and the mutual covenants and agreements set forth in this Agreement and in the Plan of Merger, the parties agree:

1.          Grant of Option.

          (a)          Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms of this Agreement, up to 2,301,146 fully paid and nonassessable shares of Issuer Common Stock, without par value ("Common Stock"), at a price per share equal to $12.75; provided that in the event Issuer issues or agrees to issue any shares of Common Stock prior to an Exercise Termination Event (or such later date as provided in Section 10) at a price per share less than $12.75 (as adjusted pursuant to Section 5(b)) (other than Permitted Issuances under the Plan of Merger), such price shall be equal to such lesser price (as adjusted, if applicable, the "Option Price") for each share of Common Stock then remaining subject to the Option; further provided, that in no event shall the number of shares for which this Option is exercisable, together with the number of shares owned by Grantee other than shares held by Grantee in a fiduciary capacity for a customer as to which it has no beneficial interest ("Fiduciary Shares"), exceed 19.999% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject or issued pursuant to the Option.

          (b)          The number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, in the event that any additional shares of Common Stock are issued or otherwise become outstanding (other than pursuant to this Agreement or pursuant to an event described in Section 5(a) of this Agreement) or existing shares are redeemed, retired or otherwise become no longer outstanding after the date of this Agreement so that, after any such issuance, redemption or retirement, together with the number of shares previously issued pursuant to this Agreement or otherwise owned by Grantee other than Fiduciary Shares, the number of shares of Common Stock subject to the Option equals 19.999% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be considered to authorize Issuer to issue shares in breach of any provision of the Plan of Merger.

2.          Exercise of Option.

          (a)          The holder or holders of the Option (the "Holder") may exercise the Option, in whole or part, if and when at any time both an Initial Triggering Event (as defined below) and a Subsequent Triggering Event (as defined below) shall have occurred prior to the occurrence of an Exercise Termination Event (as defined below), provided that the Holder shall have sent notice of such exercise (as required by Section 2(f)) within six months following such Subsequent Triggering Event (or such later date as provided in Section 10).

          (b)          Each of the following shall be an "Exercise Termination Event": (i) consummation of the Merger at the Effective Time of the Merger; (ii) termination of the Plan of Merger in accordance with the provisions thereof if such termination occurs before the occurrence of an Initial Triggering Event; and (iii) the passage of 12 months (or

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such longer period as is provided in Section 10) after termination of the Plan of Merger if such termination follows the occurrence of an Initial Triggering Event. Notwithstanding anything to the contrary in this Agreement: (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Plan of Merger such that Issuer shall then be entitled to terminate the Plan of Merger as a result of such material breach; and (ii) this Agreement shall automatically terminate upon the proper termination of the Plan of Merger (x) by Issuer as a result of the material breach by Grantee of its covenants or agreements contained in the Plan of Merger, or (y) by Issuer or Grantee if the approval by any federal or state governmental authority or regulatory or administrative agency or commission (each a "Governmental Entity") necessary to consummate the Merger shall have been denied by final nonappealable action of such agency or authority.

          (c)          The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date of this Agreement:

                    (i)          Issuer or Shoreline Bank ("Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any person (for purposes of this Agreement, the term "person" has the meaning given that term in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (a "Grantee Subsidiary");

                    (ii)          the board of directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than the Merger;

                    (iii)          any person other than Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (for purposes of this Agreement, the term "beneficial ownership" has the meaning given that term in Section 13(d) of the Exchange Act and the rules and regulations thereunder);

                    (iv)          the shareholders of Issuer shall have voted and failed to approve the Plan of Merger and the Merger at a meeting that was held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Plan of Merger or shall have been canceled prior to termination of the Plan of Merger if, or prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced or the shareholders of Issuer shall have been advised that any person (other than Grantee or any Grantee Subsidiary) shall have made a proposal to engage in an Acquisition Transaction;

                    (v)          the board of directors of Issuer shall not have recommended, or shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation, that the shareholders of Issuer approve the transactions contemplated by the Plan of Merger at any meeting that was held for that purpose, in anticipation of engaging in an Acquisition Transaction (other than with Grantee or any Grantee Subsidiary), or following a proposal to Issuer to engage in an Acquisition Transaction, or Issuer or Issuer Subsidiary shall have authorized, recommended or proposed (or publicly announced or advised its shareholders of its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or any Grantee Subsidiary;

                    (vi)          any person other than Grantee or any Grantee Subsidiary shall have filed with the Securities and Exchange Commission ("SEC") a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange or tender offer);

                    (vii)          Issuer shall have willfully and materially breached any covenant or obligation contained in the Plan of Merger in anticipation of engaging in an Acquisition Transaction (other than with Grantee or any Grantee Subsidiary), and following such breach Grantee would be entitled to terminate the Plan of Merger;

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                    (viii)          any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the applicable Governmental Entity under the Bank Holding Company Act of 1956, the Federal Deposit Insurance Act, or other applicable state or federal banking laws or regulations, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; and

                    (ix)          a Fiduciary Event shall have occurred under the Plan of Merger.

For purposes of this Agreement, "Acquisition Transaction" means: (a) a merger, consolidation, share exchange or any similar transaction, involving Issuer or Issuer Subsidiary other than the Merger; (b) a purchase, lease or other acquisition of all or a substantial part of the assets or deposits of Issuer or Issuer Subsidiary; (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or Issuer Subsidiary; or (d) any substantially similar transaction. For purposes of this Agreement, "subsidiary" has the meaning given to the term "subsidiary" in Rule 12b-2 under the Exchange Act. In this Agreement, the phrase "in anticipation of engaging in an Acquisition Transaction" shall include, without limitation, any action taken by Issuer's officers or board of directors after any written or oral, authorized or unauthorized, proposal or expression of interest has been communicated to any member of Issuer's management or board of directors concerning an Acquisition Transaction that in any way would involve Issuer and such proposal or expression of interest has not been withdrawn at the time of the action.

          (d)          The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date of this Agreement:

                    (i)          the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

                    (ii)          occurrence of the Initial Triggering Event described in clause (i) of Section 2(c), except that the percentage referred to for purposes of defining "Acquisition Transaction" in clause (c) of that definition shall be 25%.

          (e)          Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (collectively, "Triggering Events"). The giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.

          (f)          If Holder is entitled and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of such notice is referred to as the "Notice Date") specifying: (i) the total number of shares it will purchase pursuant to such exercise; and (ii) a place and date not earlier than three business days nor later than 45 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of any Governmental Entity is required in connection with such purchase, Holder shall promptly file the required notice or application for approval, shall notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be considered to occur on the Notice Date relating thereto.

          (g)          At the closing referred to in Section 2(f), Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices. Failure or refusal of Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude Holder from exercising the Option.

          (h)          At the closing, simultaneously with the delivery of immediately available funds as provided in Section 2(g), Issuer shall deliver to Holder a certificate or certificates representing the number of shares of Common Stock purchased by Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of Holder to purchase the balance of the shares subject to this Option.

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          (i)          Certificates for Common Stock delivered at a closing under this Agreement may be endorsed with a restrictive legend that shall read substantially as follows:

"The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of August 21, 2000, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

          (j)          Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under Section 2(f) and the tender of the applicable purchase price in immediately available funds, Holder shall be considered, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Holder or its assignee, transferee or designee.

          (k)          Notwithstanding any other provision of this Agreement to the contrary, in no event shall Grantee (together with any other Holders of the Option) purchase under the terms of this Agreement that number of shares of Common Stock that have a "Spread Value" (as defined below) in excess of the Base Surrender Price (as defined below). For purposes of this Agreement, "Spread Value" means the difference between (i) the product of (A) the sum of the total number of shares of Common Stock Grantee (1) intends to purchase upon exercise of the Option on the date of exercise and (2) previously purchased pursuant to the prior exercise of the Option, and (B) the closing price of Issuer Common Stock as quoted on The Nasdaq Stock Market National Market Issues on the last trading day immediately preceding the date of exercise, and (ii) the product of (A) the total number of shares of Common Stock Grantee (1) intends to purchase upon exercise of the Option on the date of exercise and (2) previously purchased pursuant to the prior exercise of the Option, and (B) the applicable Option Price of such shares of Common Stock. If the Spread Value exceeds the Base Surrender Price, the number of shares of Common Stock that the Grantee (together with any other Holders of the Option) is entitled to purchase on the date of exercise shall be reduced to the greatest number of shares permissible such that the Spread Value equals or is less than the Base Surrender Price.

3.          Covenants of Issuer. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed under this Agreement by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements and (y) if, under the applicable federal or state regulatory requirements or any state or federal banking law, prior approval of or notice to any Governmental Entity is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to each such Governmental Entity as it may require) to permit Holder to

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exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant to this Agreement; and (iv) promptly to take all action provided in this Agreement to protect the rights of Holder against dilution.

4.          Exchange of Option. This Agreement (and the Option granted by this Agreement) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling Holder to purchase, on the same terms and subject to the same conditions as are set forth in this Agreement, in the aggregate the same number of shares of Common Stock subject to this Option. The terms "Agreement" and "Option" as used in this Agreement include any stock option agreements and related options for which this Agreement (and the Option granted by this Agreement) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

5.          Adjustments. In addition to the adjustment in the number of shares of Common Stock that are subject to the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock subject to the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

          (a)          In the event of any change in, or distributions in respect of, Common Stock by reason of stock dividends, stock splits, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock subject to the Option shall be appropriately adjusted and proper provision shall be made so that, if any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), such number equals 19.999% of the number of shares of Common Stock then issued and outstanding.

          (b)          Whenever the number of shares of Common Stock subject to the Option is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock subject to the Option prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock subject to the Option after the adjustment.

6.          Registration Rights. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 12 months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or owner of any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and/or issuable pursuant to this Option and shall use its commercially reasonable efforts to cause such registration statement to become effective and remain current to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its commercially reasonable efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. Issuer shall bear the costs of the first of the two such registrations (including, without limitation, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). Notwithstanding the above, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters (or, if none, the sole underwriter or underwriters) of such offering, the offer and sale of the Option Shares would

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interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated by this Section 6 may be reduced; provided, that, after any such required reduction, the number of Option Shares included in such offering for the account of Holder shall constitute at least 25% of the total number of shares to be sold by Holder and Issuer in the aggregate; provided further, that if such reduction occurs, then Issuer shall file a registration statement (which shall not count as one of Holder's two demand registrations) for the balance of the Option Shares subject to the registration demand as promptly as practical as to which no reduction pursuant to this Section 6 shall be permitted or occur and, if such required reduction occurs in connection with the Holder's first demand registration, the 12 month period referred to in the first sentence of this Section shall be increased to 24 months for the Holder's second demand registration. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed to register Option Shares. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for an issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary in this Agreement, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

7.          Repurchase of Option.

          (a)          At any time after the occurrence of a Repurchase Event (defined below): (i) at the request of Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor to Issuer) shall repurchase the Option from Holder at a price (the "Option Repurchase Price") equal to the amount by which (x) the Market/Offer Price (as defined below) exceeds (y) the Option Price, multiplied by the number of shares for which this Option may then be exercised; and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor to Issuer) shall repurchase such number of the Option Shares from Owner as Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of: (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made after the date hereof; (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement entered into with Issuer after the date hereof; (iii) the highest average closing sale price for shares of Common Stock reported on the Nasdaq Stock Market for a ten consecutive trading day period within the three-month period immediately preceding the date Holder gives notice of the required repurchase of this Option or Owner gives notice of the required repurchase of Option Shares, as the case may be; or (iv) in the event of a sale of all or any substantial part of the assets or deposits of Issuer or Issuer Subsidiary, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b)          Holder or Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Holder or Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered in immediately available funds to Holder the Option Repurchase Price and/or to Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

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          (c)          To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Holder and/or Owner and thereafter deliver or cause to be delivered in immediately available funds, from time to time, to Holder and/or Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(b) is prohibited under applicable law or regulation from delivering to Holder and/or Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its commercially reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly: (i) deliver to Holder and/or Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to Holder, a new Agreement evidencing the right of Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion of the Option Repurchase Price previously delivered to Holder and the denominator of which is the Option Repurchase Price, and/or (B) to Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this Section 7(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

          (d)          For purposes of this Section 7, a "Repurchase Event" shall be considered to have occurred upon the occurrence of any of the following events or transactions after the date of this Agreement and prior to the occurrence of an Exercise Termination Event (or such later date as provided in Section 10):

                    (i)          the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

                    (ii)          the consummation of any Acquisition Transaction described in clause (i) of Section 2(c), except that the percentage referred to for purposes of defining "Acquisition Transaction" in clause (c) of that definition shall be 50%.

8.          Substitute Option.

          (a)          If, prior to an Exercise Termination Event, Issuer shall enter into an agreement to (i) consolidate or merge with any person, other than Grantee or any Grantee Subsidiary, or engage in a plan of share exchange with any person, other than Grantee or any Grantee Subsidiary, and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquiror in such plan of share exchange, (ii) permit any person, other than Grantee or any Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of share exchange and Issuer shall be the continuing or surviving corporation, but, in connection with such merger or plan of share exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of share exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) sell or otherwise transfer all or a substantial part of its or Issuer Subsidiary's assets or deposits to any person, other than Grantee or any Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth in this Agreement, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, to acquire capital stock of either (x) the Acquiring Corporation (as defined below) or (y) any person that controls the Acquiring Corporation.

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          (b)          The following terms have the following meanings:

                    (i)          "Acquiring Corporation" means: (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer); (ii) the acquiring person in a plan of share exchange in which Issuer is acquired; (iii) Issuer in a merger or plan of share exchange in which Issuer is the continuing or surviving or acquiring person; and (iv) the transferee of all or a substantial part of Issuer's or Issuer Subsidiary's assets or deposits.

                    (ii)          "Substitute Common Stock" means the voting common stock to be issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                    (iii)          "Assigned Value" means the Market/Offer Price, as defined in Section 7.

                    (iv)          "Average Price" means the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger, exchange or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, exchange or sale; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company that controls or is controlled by such person, as Holder may elect.

          (c)          The Substitute Option shall have the same terms as the Option; provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

          (d)          The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

          (e)          In no event, pursuant to any of the subsections above, shall the Substitute Option be exercisable for a number of shares that, together with the number of shares owned by Grantee other than Fiduciary Shares, is more than 19.999% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.999% of the shares of Substitute Common Stock outstanding prior to exercise but for this Section 8(e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this Section 8(e) over (ii) the value of the Substitute Option after giving effect to the limitation in this Section 8(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Holder and reasonably acceptable to the Substitute Option Issuer.

          (f)          Issuer shall not enter into any transaction described in Section 8(a) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer under this Agreement.

9.          Repurchase of Substitute Option.

          (a)          At the request of a holder of the Substitute Option (a "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as defined below) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for

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which the Substitute Option may then be exercised. In addition, at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock, the Substitute Option Issuer shall repurchase the Substitute Common Stock at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of shares of Substitute Common Stock so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Common Stock, as applicable.

          (b)          The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise their respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Common Stock pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Common Stock accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Common Stock in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Common Stock and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered in immediately available funds to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof that the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

          (c)          To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Common Stock in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to Section 9(b) prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its commercially reasonable efforts to obtain all required regulatory and legal approvals as promptly as practicable to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Common Stock either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly: (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (x) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of Substitute Common Stock obtained by multiplying the number of shares of Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion of the Substitute Option Repurchase Price previously delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (y) to the Substitute Share Owner, a certificate for the Substitute Common Stock it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of Section 9(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period

10.          Extension of Exercise Provisions. The 30-day, six-month, 12-month, 18-month or 24-month time periods for the exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory

9

approvals) and for the expiration of all statutory waiting periods; (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise; and (iii) in the event that an Initial Triggering Event may occur pursuant to Section 2(c)(vii) of this Agreement, after the passage of a period of time or cure period under the Plan of Merger, for a period of time equal to any notice or cure periods provided to Issuer in connection with any breach that would permit Grantee to terminate the Plan of Merger .

11.          Representations and Warranties.

          (a)          Issuer hereby represents and warrants to Grantee as follows:

                    (i)          Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the board of directors of Issuer prior to the date of this Agreement and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer.

                    (ii)          Issuer has taken all necessary corporate action to authorize, reserve and permit it to issue, and at all times from the date of this Agreement through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable under this Agreement, and all such shares, upon issuance pursuant to this Agreement, will be duly authorized, validly issued, fully paid, nonassessable and will be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

          (b)          Grantee hereby represents and warrants to Issuer as follows:

                    (i)          Grantee has full corporate power and authority to execute and deliver this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

                    (ii)          The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

12.          Assignment. Neither party to this Agreement may assign any of its rights or obligations under this Agreement or the Option created under this Agreement to any other person without the express written consent of the other party, except that if a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions of this Agreement, may assign in whole or in part its rights and obligations under this Agreement; provided, that until the date 15 days following the date on which the last of all applicable Governmental Entities has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in: (i) a widely dispersed public distribution; (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer; (iii) an assignment to a single party (such as a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf; or (iv) any other manner approved by all applicable Governmental Entities.

13.          Cooperation. Grantee and Issuer each will use its commercially reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Agreement, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable under this Agreement until such time, if ever, as it considers appropriate to do so.

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14.          Minimum Repurchase Proceeds.

          (a)          Grantee may, at any time following a Repurchase Event that occurs prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $5,083,472 (the "Base Surrender Price") (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any party, over (B) the Option Price.

          (b)          Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

          (c)          To the extent that Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, that if Issuer at any time after delivery of a notice of surrender pursuant to Section 14(b) is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full: (i) Issuer shall (A) use its commercially reasonable efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same; and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the date of any Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights under this Agreement, including any and all rights pursuant to this Section 14).

15.          Remedies. The parties acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party and that the obligations of the parties shall be enforceable by either party through injunctive or other equitable relief. In connection therewith, the parties waive the posting of any bond or similar requirement.

16.          Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) (as adjusted pursuant to Sections 1(b) or 5), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification of this Agreement.

17.          Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be considered to have been duly given if delivered or sent and received by a fax transmission (if receipt by the intended recipient is confirmed by telephone and if hard copy is delivered by overnight delivery service the next day), by hand delivery, or by a nationwide overnight delivery service (all fees prepaid) to the respective addresses of the parties set forth in the Plan of Merger.

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18.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

19.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered to be an original, but all of which shall constitute one and the same agreement.

20.          Fees and Expenses. Except as otherwise expressly provided in this Agreement, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated under this Agreement, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

21.                    Entire Agreement. Except as otherwise expressly provided in this Agreement or in the Plan of Merger, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated under this Agreement and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties to this Agreement, and their respective successors and permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

* * *

12

          IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Stock Option Agreement as of the date first written above.
GRANTEE:	ISSUER:

CHEMICAL FINANCIAL	SHORELINE FINANCIAL
CORPORATION	CORPORATION

By /s/ Alan W. Ott Alan W. Ott Its Chairman	By /s/ Dan L. Smith Dan L. Smith Its Chairman and Chief Executive Officer

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Appendix C

FORM OF OPINION OF KEEFE, BRUYETTE & WOODS, INC.

___, 2000

The Board of Directors
Shoreline Financial Corporation
823 Riverview Drive
Benton Harbor, MI 49022

Members of the Board:

          You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Shoreline Financial Corporation ("Shoreline") of the financial terms of the proposed merger (the "Merger") of Shoreline with Chemical Financial Corporation ("Chemical"), pursuant to the Agreement and Plan of Merger, dated as of August 21, 2000, between Shoreline and Chemical (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of Common Stock of Shoreline (the "Common Shares") will be converted into the right to receive 0.64 shares of common stock, $1.00 par value per share, of Chemical. It is intended that the Merger qualify as a tax-free reorganization under the Internal Revenue Code. Shoreline has a walkaway option if Chemical's price falls by 15% below its presigning level and falls by 15% below an agreed upon index.

          Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Shoreline and Chemical, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Shoreline and Chemical for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Shoreline. We have acted exclusively for the Board of Directors of Shoreline in rendering this fairness opinion and will receive a fee from Shoreline for our services.

          In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Shoreline and Chemical and the Merger, including among other things, the following: (i) the Agreement and related stock option agreement; (ii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 1999 of Shoreline and Chemical; (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Shoreline and Chemical and certain other communications from Shoreline and Chemical to their respective shareholders; and (iv) other financial information concerning the businesses and operations of Shoreline and Chemical furnished to us by Shoreline and Chemical for purposes of our analysis. We have also held discussions with senior management of Shoreline and Chemical regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Shoreline and Chemical with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

          In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Shoreline and Chemical as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Shoreline and Chemical are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Shoreline or Chemical, nor have we examined any individual credit files.

          We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Shoreline and Chemical; (ii) the assets and liabilities of Shoreline and Chemical; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

          Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the financial terms of the Merger are fair, from a financial point of view, to holders of the Common Shares of Shoreline.

Very truly yours, Keefe, Bruyette & Woods, Inc.

Appendix D

W.Y. CAMPBELL & COMPANY INVESTMENT BANKING	ONE WOODWARD AVENUE - 26TH FLOOR - DETROIT, MI 48226 313-494-9000 -- 313-496-9001 FAX

                                                               August 21, 2000

Board of Directors
Chemical Financial Corporation
333 East Main St.
Midland, MI 48640

Members of the Board:

We Understand that Chemical Financial Corporation ("Chemical") and Shoreline Financial Corporation ("Shoreline") have entered into an Agreement and Plan of Merger, dated as of August 21, 2000 (the "Merger Agreement"), which provides, among other things, for the merger of Shoreline into Chemical ("the Merger"). Pursuant to the Merger, each issued and outstanding share of common stock, no par value per share, of Shoreline (the "Shoreline Common Stock"), other than shares held in treasury or held by Chemical or any wholly owned subsidiary of Chemical or Shoreline, will be converted into the right to receive 0.64 shares (the "Exchange Ratio") of common stock, par value $1.00 per share, of Chemical (the "Chemical Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked us for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to Chemical.

For the purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other information of Shoreline and Chemical, respectively;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning Shoreline and Chemical prepared by the managements of Shoreline and Chemical, respectively;

(iii)	analyzed certain financial projections of Shoreline and Chemical prepared by the managements of Shoreline and Chemical, respectively;

(iv)	discussed the past and current operations and financial condition and the prospects of Shoreline and Chemical with senior executives of Shoreline and Chemical, respectively;

(v)	analyzed the pro forma impact of the Merger on Chemical's earnings per share, consolidated capitalization and financial ratios;

(vi)	reviewed the reported prices and trading activity for the Shoreline Common Stock and the Chemical Common Stock;

(vii)

Compared the financial performance of Shoreline and Chemical and the prices and trading activity of the Shoreline Common Stock and the Chemical Common Stock with that of certain other comparable publicly-traded companies and their securities;

(viii)	discussed the strategic objectives of the Merger and the plan for combined company with the senior executives of Shoreline and Chemical;

(ix)

reviewed and discussed with senior managements of Shoreline and Chemical certain estimates of the cost savings and revenue enhancements projected by Chemical for the combined company and compared such amounts to those estimated in certain precedent transactions;

(x)	reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions;

(xi)	reviewed the Merger Agreement and certain related documents;

(xii)	considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purpose of this opinion. With respect to the financial projections, including the estimates of cost savings and revenue enhancements expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Shoreline and Chemical. We have not made any independent valuation or appraisal of the assets or liabilities of Shoreline and Chemical, nor have we been furnished with any such appraisals and we have not made any independent examination of the loan loss reserves or examined any individual loan credit files of Shoreline or Chemical. In addition we have assumed the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to is as of, the date hereof.

We have been engaged to provide this opinion to the Board of Directors of Chemical in connection with this transaction and will receive a fee for our services. In the past, W. Y. Campbell & Company has provided financial advisory services for Chemical and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of Chemical and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Merger. In addition, we express no opinion or recommendation as to how the holders of Chemical Common Stock should vote at the shareholders' meeting held in connection with the Merger.

Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the merger Agreement is fair from a financial point of view to the holders of Chemical Common Stock.

Very truly yours,

/s/ W. Y. CAMPBELL & COMPANY
W. Y. CAMPBELL & COMPANY

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

          Chemical Financial Corporation ("Chemical") is obligated under its Restated Articles of Incorporation to indemnify its directors, officers, employees and agents and persons who serve or have served at the request of Chemical as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the Michigan Business Corporation Act (the "MBCA").

          Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

          Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

          A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding, by a majority vote of a committee of not less than two disinterested directors, by independent legal counsel, by all "independent directors" not parties or threatened to be made parties to the action, suit or proceeding, or by the shareholders. An authorization for payment of indemnification may be made by: (1) the board of directors by (a) a majority vote of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (b) a majority vote of a committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (c) a majority vote of one or more "independent directors" who are not parties or threatened to be made parties to the action, suit or proceeding, or (d) if the corporation lacks the appropriate persons for alternatives (a) through (c), by a majority vote of the entire board of directors; or (2) the shareholders. Under the MBCA, Chemical may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends distributions to shareholders and certain loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

          Under the MBCA, Chemical must pay or reimburse the reasonable expenses incurred by a director, officer, employee or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if (1) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct, and (2) the person furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured.

          The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

          The MBCA permits Chemical to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Chemical, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Chemical maintains such insurance on behalf of its directors, officers, employees and agents.

Item 21.  Exhibits and Financial Statement Schedules.
A.	Exhibits. The following exhibits are filed as part of this Registration Statement:

Number	Exhibit
2	Agreement and Plan of Merger. Included as Appendix A to the prospectus and joint proxy statement.

5.1	Opinion of Currie Kendall Polasky Meisel, PLC.

8.1	Opinion of Warner Norcross & Judd LLP as to Tax Matters.

23.1	Consent of Chemical's Independent Public Auditors, Ernst & Young LLP.

23.2	Consent of Shoreline's Independent Public Auditors, Crowe, Chizek and Company LLP.

23.3	Consent of Chemical's Counsel. Included in Exhibit 5.1

23.4	Consent of Shoreline's Counsel. Included in Exhibit 8.1

23.5	Consent of Shoreline's Financial Advisor.

23.6	Consent of Chemical's Financial Advisor.

24	Powers of Attorney.

99.1	Stock Option Agreement. Included a Appendix B to the prospectus and joint proxy statement.

99.2	Notice of Special Meeting of Chemical Shareholders.

99.3	Form of Proxy for Chemical Financial Corporation.

99.4	Notice of Special Meeting of Shoreline Shareholders.

99.5	Form of Proxy for Shoreline Financial Corporation.

B.	Financial Statements and Schedules.

All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission have been omitted because they either are not required under the related instructions or the required information has been included in the financial statements of Chemical or notes thereto.

C.	Opinions of Financial Advisor.

          The form of opinion of Keefe, Bruyette & Woods, Inc. is included as Appendix C to the prospectus and joint proxy statement. The opinion of W.Y. Campbell & Company is included as Appendix D to the prospectus and joint proxy statement.

ITEM 22. UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

          (2)          That, for the purpose of determiing any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

* * * *

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Midland, State of Michigan, on October 27, 2000.
CHEMICAL FINANCIAL CORPORATION

By: /s/ Lori A. Gwizdala
Lori A. Gwizdala
Senior Vice President and Chief Financial Officer, and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated

October 27, 2000	*/s/ Aloysius J. Oliver
Aloysius J. Oliver President, Chief Executive Officer, and Director

October 27, 2000	*/s/ James A. Currie
James A. Currie Director

_______________, 2000
Michael L. Dow Director

October 27, 2000	/s/ Lori A. Gwizdala
Lori A. Gwizdala Senior Vice President and Chief Financial Officer, and Treasurer

October 27, 2000	*/s/ Terence F. Moore
Terence F. Moore Director

October 27, 2000	*/s/ Alan W. Ott
Alan W. Ott Chairman of the Board and Director

October 27, 2000	*/s/ Frank P. Popoff
Frank P. Popoff Director

October 27, 2000	*/s/ Lawrence A. Reed
Lawrence A. Reed Director

October 27, 2000	*/s/ William S. Stavropoulos
William S. Stavropoulos Director

*By /s/ Lori A. Gwizdala Lori A. Gwizdala Attorney-in-Fact

EXHIBIT INDEX
Number	Exhibit
2	Agreement and Plan of Merger. Included as Appendix A to the prospectus and joint proxy statement.

5.1	Opinion of Currie Kendall Polasky Meisel, PLC.

8.1	Opinion of Warner Norcross & Judd LLP as to Tax Matters.

23.1	Consent of Chemical's Independent Auditors, Ernst & Young LLP.

23.2	Consent of Shoreline's Independent Public Auditors, Crowe, Chizek and Company LLP.

23.3	Consent of Chemical's Counsel. Included in Exhibit 5.1

23.4	Consent of Shoreline's Counsel. Included in Exhibit 8.1.

23.5	Consent of Shoreline's Financial Advisor.

23.6	Consent of Chemical's Financial Advisor.

24	Powers of Attorney.

99.1	Stock Option Agreement. Included a Appendix B to the prospectus and joint proxy statement.

99.2	Notice of Special Meeting of Chemical Shareholders.

99.3	Form of Proxy for Chemical Financial Corporation.

99.4	Notice of Special Meeting of Shoreline Shareholders.

99.5	Form of Proxy for Shoreline Financial Corporation.

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